Exhibit (a)(1)(A)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Buckeye Technologies Inc.

at

$37.50 Net Per Share

by

GP Cellulose Group LLC

an indirect wholly-owned subsidiary of

Georgia-Pacific LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, JUNE 4, 2013, UNLESS THE OFFER IS EXTENDED.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of April 23, 2013 (the “Merger Agreement”), by and among Georgia-Pacific LLC, a Delaware limited liability company (“Georgia-Pacific”), GP Cellulose Group LLC, a Delaware limited liability company and an indirect wholly-owned subsidiary of Georgia-Pacific (the “Purchaser”), and Buckeye Technologies Inc., a Delaware corporation (“Buckeye”), under which the Purchaser will be merged with and into Buckeye (the “Merger”), with Buckeye surviving the Merger as an indirect wholly-owned subsidiary of Georgia Pacific.

The board of directors of Buckeye unanimously: (i) determined that it is advisable, fair and in the best interests of Buckeye to enter into the Merger Agreement, (ii) determined that the terms of the Merger Agreement, including the Offer, the Top-Up Option (as defined below) and the Merger, are fair to, and in the best interests of, Buckeye and its shareholders, and are approved and declared advisable, (iii) authorized the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer, the Top-Up Option and the Merger, and (iv) recommended that the holders of Shares (as defined below) accept the Offer, tender their Shares to the Purchaser in the Offer and vote in favor of the adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, if required by applicable law.

There is no financing condition to the Offer. The Offer is conditioned on there being validly tendered in the Offer and not properly withdrawn before the expiration of the Offer, a number of shares of Buckeye’s common stock (including Restricted Shares (as defined below)), par value $0.01 per share (the “Shares”), that, together with the Shares owned of record by Georgia-Pacific, the Purchaser or any of Georgia-Pacific’s wholly-owned subsidiaries or with respect to which Georgia-Pacific, the Purchaser or any of Georgia-Pacific’s wholly-owned subsidiaries has sole voting power, if any, represents at least seventy-five percent (75%) of the Shares outstanding at the expiration of the Offer, determined on a fully-diluted basis (the “Minimum Condition”). Pursuant to the Merger Agreement, the satisfaction of the Minimum Condition will be determined without counting Shares tendered via guaranteed delivery procedures unless the Depositary (as defined below) has received all required items on account of such Shares at or prior to the expiration of the Offer. The Offer is also subject to the satisfaction of certain other conditions described in this Offer to Purchase, including, among other conditions, (i) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or terminated, and (ii) the receipt of other required governmental approvals or consents. See Section 14—“Conditions of the Offer.”

Questions and requests for assistance may be directed to MacKenzie Partners, Inc., the information agent for the Offer, at the address and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal for Shares, the Letter of Transmittal for Employee Restricted Shares (collectively with the Letter of Transmittal for Shares, the “Letters of Transmittal”) and the Notice of Guaranteed Delivery may be directed to the information agent for the Offer. Shareholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.

May 7, 2013

IMPORTANT

Shareholders desiring to tender Shares must:

1.	For unrestricted Shares that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee:

•

contact the broker, dealer, commercial bank, trust company or other nominee and request that the broker, dealer, commercial bank, trust company or other nominee tender the Shares to the Purchaser before the expiration of the Offer.

2.	For unrestricted Shares that are registered in the shareholder’s name and held in book-entry form:

•

complete and sign the Letter of Transmittal for Shares (or a manually signed facsimile) in accordance with the instructions in the Letter of Transmittal for Shares or prepare an Agent’s Message (as defined in Section 3—“Procedure for Tendering Shares”);

•	if using the Letter of Transmittal for Shares, have the shareholder’s signature on the Letter of Transmittal for Shares guaranteed if required by Instruction 1 of the Letter of Transmittal for Shares;

•

deliver an Agent’s Message or the Letter of Transmittal for Shares (or a manually signed facsimile) and any other required documents to American Stock Transfer & Trust Company, LLC (the “Depositary”), at its address on the back cover of this Offer to Purchase; and

•	transfer the Shares through book-entry transfer into the account of the Depositary.

3.	For unrestricted Shares that are registered in the shareholder’s name and held as physical certificates:

•	complete and sign the Letter of Transmittal for Shares (or a manually signed facsimile) in accordance with the instructions in the Letter of Transmittal for Shares;

•	have the shareholder’s signature on the Letter of Transmittal for Shares guaranteed if required by Instruction 1 to the Letter of Transmittal for Shares; and

•

deliver the Letter of Transmittal for Shares (or a manually signed facsimile), the certificates for such Shares and any other required documents to the Depositary, at its address on the back cover of this Offer to Purchase.

4.	For Shares that are subject to forfeiture restrictions, repurchase rights or other restrictions under Buckeye’s equity plans (each, a “Restricted Share”) held by shareholders who are not current or former employees of Buckeye (the “Non-Employee Restricted Shares”):

•	complete and sign the Letter of Transmittal for Shares (or a manually signed facsimile) in accordance with the instructions in the Letter of Transmittal for Shares; and

•	deliver the Letter of Transmittal for Shares (or a manually signed facsimile) and any other required documents to the Depositary, at its address on the back cover of this Offer to Purchase.

5.	For Restricted Shares held by shareholders who are current or former employees of Buckeye (the “Employee Restricted Shares”):

•

complete and sign the Letter of Transmittal for Employee Restricted Shares (or a manually signed facsimile) in accordance with the instructions in the Letter of Transmittal for Employee Restricted Shares;

•	have the shareholder’s signature on the Letter of Transmittal for Employee Restricted Shares guaranteed if required by Instruction 1 to the Letter of Transmittal for Employee Restricted Shares; and

•

deliver the Letter of Transmittal for Employee Restricted Shares (or a manually signed facsimile) and any other required documents (including, if issued, the certificates for such Shares) to the Depositary, at its address on the back cover of this Offer to Purchase.

6.	If you are tendering both unrestricted Shares and Employee Restricted Shares, you must deliver both Letters of Transmittal.

For unrestricted Shares, the Letter of Transmittal for Shares, the certificates for the Shares (if applicable) and any other required documents must be received by the Depositary before the expiration of the Offer, unless the procedures for guaranteed delivery described in Section 3—“Procedure for Tendering Shares” are followed. For Restricted Shares, the appropriate Letter of Transmittal, the certificates (if applicable) for such Shares and any other required documents must be received by the Depositary before the expiration of the Offer. Restricted Shares may not be tendered by guaranteed delivery. The method of delivery of Shares, the Letters of Transmittal and all other required documents, including delivery through The Depository Trust Company, is at the election and risk of the tendering shareholder.

SUMMARY TERM SHEET		1

INTRODUCTION		9

THE OFFER		12

1.	Terms of the Offer	12

2.	Acceptance for Payment and Payment for Shares	15

3.	Procedure for Tendering Shares	17

4.	Withdrawal Rights	22

5.	Certain Material U.S. Federal Income Tax Consequences	23

6.	Price Range of the Shares; Dividends on the Shares	25

7.	Effect of the Offer on the Market for the Shares; New York Stock Exchange Listing and Controlled Company Status; Exchange Act Registration; Margin Regulations	26

8.	Certain Information Concerning Buckeye	27

9.	Certain Information Concerning Georgia-Pacific and the Purchaser	29

10.	Source and Amount of Funds	30

11.	Background of the Offer; Past Contacts, Negotiations and Transactions	31

12.	Purpose of the Offer; Plans for Buckeye; Other Matters	35

13.	The Merger Agreement; Other Agreements	37

14.	Conditions of the Offer	64

15.	Certain Legal Matters	66

16.	Fees and Expenses	70

17.	Legal Proceedings	71

18.	Miscellaneous	71

SCHEDULE I

SCHEDULE II

SUMMARY TERM SHEET

Securities Sought:	All outstanding shares of common stock (including restricted shares), par value $0.01 per share, of Buckeye Technologies Inc.

Price Offered Per Share:	$37.50 net to you in cash, without interest, subject to any withholding of taxes required by applicable law

Scheduled Expiration of Offer:	12:00 midnight, New York City time, on Tuesday, June 4, 2013, unless extended

The Purchaser:	GP Cellulose Group LLC, an indirect wholly-owned subsidiary of Georgia-Pacific LLC

Buckeye Board Recommendation:	Buckeye’s board of directors unanimously recommended that you accept the Offer, tender your Shares to the Purchaser in the Offer and vote in favor of the adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, if required by applicable law

The following are some of the questions you, as a shareholder of Buckeye, may have and our answers to those questions. We urge you to read carefully the remainder of this Offer to Purchase and the applicable Letter(s) of Transmittal because the information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Purchase and in the Letters of Transmittal. In this Offer to Purchase, unless the context otherwise requires, the terms “we,” “our” and “us” refer to the Purchaser.

Who is offering to buy my Shares?

Our name is GP Cellulose Group LLC. We are a Delaware limited liability company and an indirect wholly-owned subsidiary of Georgia-Pacific LLC. We were formed in 2007 as a shell entity for the purpose of making acquisitions, none of which have been completed, and have not otherwise commenced any business operations. If the Offer closes, our sole purpose will be acquiring all of the issued and outstanding Shares (as defined below). See the “Introduction” to this Offer to Purchase and Section 9—“Certain Information Concerning Georgia-Pacific and the Purchaser.”

What is the class and amount of securities being sought in the Offer?

We are offering to purchase all of the issued and outstanding shares of common stock, par value $0.01 per share, of Buckeye, which we refer to as “Shares,” including Shares subject to forfeiture restrictions, repurchase rights or other restrictions under Buckeye’s equity plans, which we refer to as “Restricted Shares.” See the “Introduction” to this Offer to Purchase and Section 1—“Terms of the Offer.”

How much are you offering to pay and in what form of payment?

We are offering to pay $37.50, net to you in cash, without interest, which we refer to as the “Offer Price,” subject to any withholding of taxes required by applicable law, for each Share tendered and accepted for payment in the Offer. See Section 2—“Acceptance for Payment and Payment for Shares.”

What does the board of directors of Buckeye think of the Offer?

The Offer is being made pursuant to the Merger Agreement with Buckeye. The board of directors of Buckeye unanimously: (i) determined that it is advisable, fair and in the best interests of Buckeye to enter into the Merger Agreement, (ii) determined that the terms of the Merger Agreement, including the Offer, the Top-Up Option (as defined below) and the Merger, are fair to, and in the best interests of, Buckeye and its shareholders, and are approved and declared advisable, (iii) authorized the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer, the Top-Up Option and the Merger, and (iv) recommended that the holders of Shares accept the Offer, tender their Shares to the Purchaser in the Offer and vote in favor of the adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, if required by applicable law. See the “Introduction” to this Offer to Purchase and Section 11—“Background of the Offer; Past Contacts, Negotiations and Transactions.”

Have any Buckeye shareholders agreed to tender their Shares?

Yes. Each director and executive officer of Buckeye has entered into a letter agreement with Georgia-Pacific and the Purchaser, each of which provides, among other things, that these shareholders will tender their Shares to the Purchaser in the Offer. These shareholders may only withdraw their Shares from the Offer if the Merger Agreement is terminated in accordance with its terms or the Merger Agreement is modified in a manner that reduces the amount or changes the form of consideration for Shares. Pursuant to these letter agreements, Buckeye’s directors and executive officers collectively agreed to tender approximately 1.4 million Shares, or approximately 3.6% of the Shares outstanding on April 23, 2013, the date of the letter agreements. See the “Introduction” to this Offer to Purchase and Section 13—“The Merger Agreement; Other Agreements.”

What is the market value of my Shares as of a recent date?

On April 23, 2013, the last trading day before we announced the execution of the Merger Agreement, the closing price of Buckeye’s common stock reported on the New York Stock Exchange (“NYSE”) was $29.93 per Share. On April 6, 2013, the last full trading day before commencement of the Offer, the closing price of Buckeye’s common stock reported on the NYSE was $37.62 per Share. We advise you to obtain a recent quotation for Buckeye’s common stock in deciding whether to tender your Shares. See Section 6—“Price Range of the Shares; Dividends on the Shares.”

Will I have to pay any fees or commissions?

If you are the record owner of your Shares and you tender your Shares to the Purchaser in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker or other nominee, and your broker or nominee tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the “Introduction” to this Offer to Purchase.

Do you have the financial resources to make payment?

Yes. We have arranged for sufficient funds, including the receipt of funds from Georgia-Pacific, to pay for all Shares tendered and accepted for payment in the Offer and to provide funding for the Merger that is expected to follow the completion of the Offer. Georgia-Pacific intends to fund the purchase price out of a combination of cash and cash equivalents on hand and net proceeds from the sale of commercial paper issued under Georgia-Pacific’s commercial paper program. The Offer is not subject to any financing condition. See Section 10—“Source and Amount of Funds.”

Is your financial condition relevant to my decision to tender in the Offer?

We do not believe that our financial condition is relevant to your decision to tender Shares in the Offer because the Offer is being made for all outstanding Shares, the form of payment consists solely of cash and the Offer is not subject to any financing condition. We have arranged for sufficient funds, including the receipt of funds from Georgia-Pacific, to pay for all Shares tendered and accepted for payment in the Offer and to provide funding for the Merger that is expected to follow the completion of the Offer. See Section 10—“Source and Amount of Funds.”

What is the “Minimum Condition” to the Offer?

We are not obligated to purchase any Shares in the Offer unless there has been validly tendered to the Purchaser in the Offer and not properly withdrawn before the expiration of the Offer a number of Shares that, when counted together with the Shares owned of record by Georgia-Pacific, the Purchaser or any of Georgia-Pacific’s wholly-owned subsidiaries or with respect to which Georgia-Pacific, the Purchaser or any of Georgia-Pacific’s wholly-owned subsidiaries has sole voting power, if any, represents at least seventy-five percent (75%) of the Shares outstanding, determined on a fully diluted basis. We refer to this condition as the “Minimum Condition.” Pursuant to the Merger Agreement, the satisfaction of the Minimum Condition will be determined without counting Shares tendered via guaranteed delivery procedures unless the Depositary has received all required items on account of such Shares at or prior to the expiration of the Offer.

What are the most significant conditions of the Offer other than the Minimum Condition?

In addition to the Minimum Condition, we are not obligated to purchase any Shares that are validly tendered in the Offer unless, among other things:

•	any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (which we refer to as the “HSR Act”), has expired or terminated;

•

any Other Required Governmental Approvals (as defined in Section 14—“Conditions of the Offer”) have been obtained, any waiting period (or extension thereof) has lapsed and any mandatory filing has been made (See Section 15—“Certain Legal Matters—Antitrust Matters”);

•

there are no lawsuits or other proceedings by any governmental entity of competent jurisdiction (and no governmental entity of competent jurisdiction has stated its intention (which has not subsequently been rescinded) to Georgia-Pacific, the Purchaser or Buckeye to commence any suit action or proceeding):

•	seeking to make illegal, restrain, prohibit or delay the making or completion of the Offer or the Merger;

•

seeking to make illegal, restrain or prohibit the ownership or operation by Georgia-Pacific, Buckeye or any of their respective subsidiaries or affiliates, of all or any material portion of the businesses or assets of Georgia-Pacific or any of its affiliates (other than businesses or assets that are de minimis relative to Georgia-Pacific and its affiliates taken as a whole), on the one hand, or Buckeye and its subsidiaries, taken as a whole, on the other hand, as a result of or in connection with the Offer or the Merger;

•

seeking to make illegal, restrain, prohibit or impose material limitations on the ability of Georgia-Pacific or the Purchaser effectively to acquire, hold or own Shares to be purchased in the Offer or the Merger; or

•	that otherwise would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined in Section 13—“The Merger Agreement; Other Agreements”);

•

there is no law, judgment, order or injunction (other than waiting periods applicable to the Offer or the Merger under the HSR Act or any Other Required Governmental Approvals) that would reasonably be expected, individually or in the aggregate, to result, directly or indirectly, in any of the consequences described in the four sub-bullet points in the immediately preceding bullet point or that otherwise enjoins, makes illegal or prohibits the making or the completion of the Offer or the Merger;

•

the representations and warranties of Buckeye in the Merger Agreement are true and correct except as would not have a Company Material Adverse Effect, or in some cases, are true and correct in all material respects or all respects, as of the expiration of the Offer;

•

the material covenants of Buckeye contained in the Merger Agreement required to be performed or complied with by it prior to the expiration of the Offer have been performed or complied with in all material respects (or cured prior to the expiration of the Offer);

•

since April 23, 2013, and subject to certain prior disclosure by Buckeye, no facts, changes, events, developments or circumstances have occurred, arisen or come into existence or first become known to Georgia-Pacific or the Purchaser (or any worsening thereof, only to the extent of such worsening) which have had, or would reasonably be expected to have, individually or in the aggregate with all such other facts, changes, events, developments or circumstances, a Company Material Adverse Effect; and

•	the Merger Agreement has not been terminated in accordance with its terms.

The Offer is also subject to other conditions. See Section 14—“Conditions of the Offer.”

How long do I have to decide whether to tender in the Offer?

Unless we extend the expiration date of the Offer, you will have until 12:00 midnight, New York City time, on Tuesday, June 4, 2013, to tender your Shares to the Purchaser in the Offer. If you cannot deliver everything that is required to tender your Shares by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. However, Restricted Shares may not be tendered using guaranteed delivery. See Section 1—“Terms of the Offer” and Section 3—“Procedure for Tendering Shares.”

Can the Offer be extended and under what circumstances?

Our ability to extend the Offer is subject to the terms of the Merger Agreement and applicable law. If on June 4, 2013, any of the conditions of the Offer have not been satisfied or waived, we have agreed to extend the Offer from time to time, if necessary, until, and including, July 22, 2013 to permit the satisfaction of the conditions. We also have agreed to extend the Offer from time to time, if necessary, until, and including, February 24, 2014 to permit the satisfaction of the conditions with respect to the expiration or termination of any applicable waiting period under the HSR Act and the receipt of, or the expiration or termination of any applicable waiting period under, any Other Required Governmental Approvals (as defined in Section 14—“Conditions of the Offer”), if all other conditions of the Offer have been satisfied other than (i) the Minimum Condition, (ii) the existence of any lawsuit or proceeding by a governmental entity seeking to restrain or prohibit the making or completion of the Offer or the Merger under any competition law and (iii) delivery of the officer’s certificate certifying that certain of the conditions of the Offer have been satisfied. However, if on or prior to the expiration of the Offer, Georgia-Pacific, the Purchaser or Buckeye receives a formal request for additional information and documentary materials issued pursuant to the HSR Act or a “Phase II” or similar request from any governmental entity under applicable competition laws (which we refer to as a “Second Request”), we are not required to extend the Offer. If we elect not to extend the Offer in these circumstances, we are obligated to terminate the Offer, the parties to the Merger Agreement have agreed to seek to complete the Merger using a “long-form” merger structure and Buckeye has agreed to hold a special meeting of its shareholders to consider and vote on the adoption of the Merger Agreement. Buckeye will separately mail a proxy statement related to that special meeting to Buckeye’s shareholders of record as of the record date for the meeting. See Section 1—“Terms of the Offer” for additional information about our obligations to extend the Offer and Section 15—“Certain Legal Matters—Antitrust Matters” for additional information regarding applicable antitrust and competition laws.

Will you provide a subsequent offering period?

In the event our exercise of the top-up option described below would not enable our completion of a “short-form” merger, we are permitted to provide and, if requested by Buckeye, we will provide, a subsequent offering period (and one or more extensions thereof) in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended, following our acceptance for payment of Shares in the Offer. The subsequent offering period (and any extension thereof) may be between three and five business days each.

Although we reserve our right to provide a subsequent offering period, we do not currently intend to provide a subsequent offering period unless required to do so by the Merger Agreement. Based on the current capitalization of Buckeye, we expect that if the Minimum Condition is satisfied and the Offer is completed, we are likely to be able complete a “short-form” merger. During any subsequent offering period, if we provide one, you would be permitted to tender, but not withdraw, your Shares and receive the Offer Price. See Section 1—“Terms of the Offer” and Section 13—“The Merger Agreement; Other Agreements.”

How will I be notified if the Offer is extended or a subsequent offering period is provided?

If we extend the Offer or provide a subsequent offering period, we will inform American Stock Transfer & Trust Company, LLC, the Depositary for the Offer, and notify you by making a public announcement of an extension or a subsequent offering period before 9:00 a.m., New York City time, on the business day after the day on which the Offer was scheduled to expire. See Section 1—“Terms of the Offer.”

How do I tender my unrestricted Shares in the Offer?

To tender your unrestricted Shares held as physical certificates, you must deliver the certificates representing your Shares, together with the Letter of Transmittal for Shares, properly completed to the Depositary before the Offer expires.

If your unrestricted Shares are held in street name, your Shares can be tendered by your nominee through the Depositary. If you cannot deliver a required item to the Depositary by the expiration of the Offer, you may be able to obtain additional time to do so by having a broker, bank or other fiduciary that is a member of the Security Transfer Agent Medallion Signature Program guarantee that the missing items will be received by the Depositary within three business days. However, the Depositary must receive the missing items within that three-business-day period or your Shares will not be validly tendered. Pursuant to the Merger Agreement, the satisfaction of the Minimum Condition will be determined without counting Shares tendered via guaranteed delivery procedures unless the Depositary has received all required items on account of such Shares at or prior to the expiration of the Offer.

Shares awarded pursuant to a Buckeye equity plan no longer subject to forfeiture restrictions, repurchase rights or other restrictions under such plan are unrestricted shares and should be tendered pursuant to the procedures described above. They are NOT Restricted Shares and should NOT be tendered pursuant to the procedures described below. See Section 3—“Procedure for Tendering Shares.”

Can I tender my Restricted Shares in the Offer?

Each holder of Restricted Shares will have the right to tender his or her Restricted Shares into the Offer. We refer to Restricted Shares held by current and former employees of Buckeye as “Employee Restricted Shares,” and all other Restricted Shares as “Non-Employee Restricted Shares.”

To tender Restricted Shares, (i) holders of Non-Employee Restricted Shares must deliver a completed and duly executed Letter of Transmittal for Shares (or a manually signed facsimile) and any other documents required by the Letter of Transmittal for Shares, if any, to the Depositary and (ii) holders of Employee Restricted

Shares must deliver a completed and duly executed Letter of Transmittal for Employee Restricted Shares (or a manually signed facsimile) and any other documents required by the Letter of Transmittal for Employee Restricted Shares (including, if issued, the certificates for such Shares) to the Depositary. Restricted Shares may ONLY be tendered by these procedures. See Section 3—“Procedure for Tendering Shares.”

Each Restricted Share that is tendered in the Offer will become fully vested upon the Purchaser’s acceptance of Shares for payment in the Offer, subject to applicable tax withholding. Each Restricted Share that is not tendered in the Offer will become fully vested immediately prior to the Merger and, in connection with the Merger, will be converted into the right to receive the same price per share as the Offer Price, subject to applicable tax withholding. See Section 13—“The Merger Agreement; Other Agreements.”

Can holders of vested stock options participate in the tender offer?

The Offer is only for Shares and not for any options to acquire Shares. If you hold vested but unexercised stock options and you wish to participate in the Offer, you must exercise your stock options in accordance with the terms of the applicable stock option plan and tender the Shares received upon exercise into the Offer. See Section 3—“Procedure for Tendering Shares.” Each option that is outstanding and unexercised immediately before the effective time of the Merger will be canceled in exchange for a cash payment equal to the amount by which the Offer Price exceeds the per share exercise price of such option (except for options for which the exercise price is greater than or equal to the Offer Price, which will be canceled for no consideration), subject to applicable tax withholding. See Section 13—“The Merger Agreement; Other Agreements.”

If I accept the Offer, how will I get paid?

If the conditions are satisfied and we accept your validly tendered Shares for payment, payment will be made by deposit of the aggregate purchase price for the Shares accepted in the Offer with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from the Purchaser and transmitting such payments, subject to any withholding required by applicable law, to tendering shareholders whose Shares have been accepted for payment.

If you tender Employee Restricted Shares, payment for those Employee Restricted Shares will be transmitted to Buckeye. Buckeye will then distribute such funds through its payroll system, reduced by the amount of any applicable income and employment tax withholding due and not previously withheld with respect to the vesting of such Employee Restricted Shares. See Section 2—“Acceptance for Payment and Payment for Shares” and Section 3—“Procedure for Tendering Shares.”

How do I withdraw previously tendered Shares?

To withdraw your Shares, you must deliver a written notice of withdrawal, or a manually signed facsimile of one, with the required information to the Depositary while you still have the right to withdraw the Shares. See Section 4—“Withdrawal Rights.”

Until what time may I withdraw Shares that I have tendered?

If you tender your Shares, you may withdraw them at any time until the Offer has expired. In addition, if we have not agreed to accept your Shares for payment by July 6, 2013, you may withdraw them at any time until we accept them for payment. This right to withdraw will not apply to any subsequent offering period. See Section 1—“Terms of the Offer” and Section 4—“Withdrawal Rights.”

If the Offer is completed, will Buckeye continue as a public company?

If we purchase all of the Shares tendered in the Offer, there may be so few remaining shareholders and publicly-held Shares that the Shares may no longer be eligible to be traded through the NYSE or any other market or securities exchange and there may not be a public trading market for the Shares. In addition, Buckeye may cease making filings with the Securities and Exchange Commission (the “SEC”) or otherwise no longer be required to comply with the SEC rules relating to publicly-held companies. After completion of the Offer, Buckeye has agreed to elect “controlled company” status for purposes of the applicable rules in the NYSE Listed Company Manual (the “NYSE Rules”), which means that Buckeye would be exempt from the requirement that Buckeye’s board of directors be comprised of a majority of “independent directors” and the related rules covering the independence of directors serving on the Compensation Committee and the Nominating & Corporate Governance Committee of Buckeye’s board of directors. The controlled company exemption does not modify the independence requirements for the Audit Committee of Buckeye’s board of directors. After completion of the Merger that is expected to follow the Offer, the Purchaser and Georgia-Pacific will own all of the outstanding capital stock of Buckeye, and Buckeye will no longer be a public company. See Section 7—“Effect of the Offer on the Market for the Shares; New York Stock Exchange Listing and Controlled Company Status; Exchange Act Registration; Margin Regulations.”

Will the Offer be followed by a Merger if all Shares are not tendered in the Offer?

If we accept for payment and pay for Shares in the Offer, we are required to merge the Purchaser with and into Buckeye, subject to the terms and conditions of the Merger Agreement, the requirements of applicable law and Buckeye’s certificate of incorporation and bylaws, and a vote of Buckeye’s shareholders, if a vote is required. Buckeye will be the surviving corporation in the Merger and will become an indirect wholly-owned subsidiary of Georgia-Pacific. In the Merger, Buckeye shareholders who did not tender their Shares will receive the Offer Price in exchange for their Shares in the Merger, subject to any withholding of taxes required by applicable law (other than shareholders that are entitled to and properly exercise appraisal rights under the General Corporation Law of Delaware (which we refer to as the “DGCL”)). If we acquire at least 90% of the issued and outstanding Shares in the Offer, including in any “subsequent offering period” or, after completion of the Offer, upon exercise of the top-up option described below or through other means, such as open market purchases, we will effect the Merger without convening a meeting of the Buckeye shareholders. There are no appraisal rights available in connection with the Offer, but shareholders who have not sold their Shares in the Offer will have appraisal rights with respect to the Merger under the applicable provisions of the DGCL, if those rights are perfected. See the “Introduction” to this Offer to Purchase.

What is the top-up option and when could it be exercised?

If we do not acquire at least 90% of the issued and outstanding Shares in the Offer, we have the option to purchase from Buckeye additional Shares sufficient to cause us to own more than 90% of the Shares then outstanding, taking into account those Shares issued upon the exercise of the top-up option (which we refer to as the “Top-Up Option”). The purpose of the Top-Up Option is to permit us to complete the Merger without convening a meeting of Buckeye’s shareholders under the “short form” merger provisions of Delaware law. We expect to exercise (and Buckeye may require us to exercise) the Top-Up Option, subject to the limitations set forth in the Merger Agreement and Buckeye’s certificate of incorporation, if we acquire less than 90% of the issued and outstanding Shares in the Offer. See Section 13—“The Merger Agreement; Other Agreements” for a more detailed description of the Top-Up Option.

If you do not complete the Offer, will you nevertheless complete the Merger?

If Georgia-Pacific, the Purchaser or Buckeye receives a Second Request, the Purchaser may elect to terminate the Offer at the expiration of the Offer and seek to complete the Merger using a “long-form” merger structure without the prior completion of the Offer. In these circumstances, Buckeye will seek the affirmative vote of the holders of 75% of the outstanding Shares, voting together as a single class, to adopt the Merger Agreement and approve the Merger under the DGCL and the organizational documents of Buckeye. The completion of the Merger would be subject to conditions similar to the Offer conditions.

The Merger Agreement provides that, as promptly as practicable after April 23, 2013 (and in any event, within seven business days after the commencement of this Offer), Buckeye will prepare and file with the SEC a proxy statement in preliminary form pursuant to which Buckeye’s shareholders would be asked to adopt the Merger Agreement and approve the Merger. If the Offer is terminated following receipt of a Second Request, Georgia-Pacific, the Purchaser and Buckeye have agreed to seek to complete the Merger using a “long-form” merger structure and Buckeye has agreed to hold a special meeting of its shareholders to consider and vote on the adoption of the Merger Agreement. Buckeye will separately mail a proxy statement related to that special meeting to Buckeye’s shareholders of record as of the record date for the meeting. See Section 13—“The Merger Agreement; Other Agreements.”

If I decide not to tender, how will the Offer affect my Shares?

If you do not tender your Shares in the Offer and the Merger takes place, your Shares will be canceled. Unless you exercise appraisal rights under Delaware law, you will receive the same amount of cash per Share that you would have received had you tendered your Shares in the Offer. Accordingly, if the Merger takes place, the differences to you between tendering your Shares and not tendering your Shares in the Offer are that if you tender your Shares in the Offer, you will be paid earlier and you will not have appraisal rights under Delaware law. If the Merger does not close immediately after the Offer closes, the number of shareholders and number of Shares that are still in the hands of the public may be so small that there may no longer be a public trading market for the Shares. In addition, if the Shares no longer meet the guidelines for continued listing on the NYSE as a result of the purchase of Shares in the Offer, the listing of the Shares on the NYSE may be discontinued and the Shares may not be eligible for listing on any other market or securities exchange. In addition, Buckeye may also cease making filings with the SEC or otherwise no longer be required to comply with the SEC rules relating to publicly-held companies.

After completion of the Offer, Buckeye has agreed to elect “controlled company” status for purposes of the applicable NYSE Rules, which means that Buckeye would be exempt from the requirement that Buckeye’s board of directors be comprised of a majority of “independent directors” and the related rules covering the independence of directors serving on the Compensation Committee and the Nominating & Corporate Governance Committee of Buckeye’s board of directors. The controlled company exemption does not modify the independence requirements for the Audit Committee of Buckeye’s board of directors. See the “Introduction” to this Offer to Purchase and Section 7—“Effect of the Offer on the Market for Shares; New York Stock Exchange Listing and Controlled Company Status; Exchange Act Registration; Margin Regulation.”

Who can I talk to if I have questions about the Offer?

You may call MacKenzie Partners, Inc., the information agent for the Offer, at (800) 322-2885 (toll free). See the back cover of this Offer to Purchase for additional information on how to contact our information agent.

To the Holders of Buckeye Common Stock:

INTRODUCTION

GP Cellulose Group LLC, a Delaware limited liability company (the “Purchaser”) and an indirect wholly-owned subsidiary of Georgia-Pacific LLC, a Delaware limited liability company (“Georgia-Pacific”), is making an offer to purchase all issued and outstanding shares of common stock, par value $0.01 per share (collectively, the “Shares” and each, a “Share”), of Buckeye Technologies Inc., a Delaware corporation (“Buckeye”), at a price of $37.50 per Share, net to the seller in cash, without interest (the “Offer Price”), subject to any withholding of taxes required by applicable law, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letters of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). The Offer includes Shares that are subject to forfeiture restrictions, repurchase rights, or other restrictions under Buckeye’s equity plans (the “Restricted Shares”).

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of April 23, 2013 (the “Merger Agreement”), by and among Georgia-Pacific, the Purchaser and Buckeye. Under the Merger Agreement, after the completion of the Offer and the satisfaction or waiver of all of the conditions to the Merger (as defined below), including, if required, the affirmative vote of Buckeye’s shareholders, the Purchaser will be merged with and into Buckeye, with Buckeye surviving the Merger as an indirect wholly-owned subsidiary of Georgia-Pacific (the “Merger”). At the effective time of the Merger, each Share then outstanding (other than Shares owned by (i) Georgia-Pacific or its subsidiaries, including the Purchaser, (ii) Buckeye or its subsidiaries or (iii) Buckeye’s shareholders who are entitled to and properly exercise appraisal rights under Delaware law) will be converted into the right to receive the Offer Price, subject to any withholding of taxes required by applicable law. In certain circumstances, Buckeye, Georgia-Pacific and the Purchaser have agreed to complete the Merger without the prior completion of the Offer, by seeking the required affirmative vote of the holders of 75% of the outstanding Shares, voting together as a single class, to adopt the Merger Agreement and approve the Merger under the General Corporation Law of Delaware (the “DGCL”) and the organizational documents of Buckeye.

The board of directors of Buckeye unanimously: (i) determined that it is advisable, fair and in the best interests of Buckeye to enter into the Merger Agreement, (ii) determined that the terms of the Merger Agreement, including the Offer, the Top-Up Option (as defined below) and the Merger, are fair to, and in the best interests of, Buckeye and its shareholders, and are approved and declared advisable, (iii) authorized the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer, the Top-Up Option and the Merger, and (iv) recommended that the holders of Shares accept the Offer, tender their Shares to the Purchaser in the Offer and vote in favor of the adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, if required by applicable law.

There is no financing condition to the Offer. The Offer is conditioned on there being validly tendered in the Offer and not properly withdrawn before the expiration of the Offer, a number of Shares that, together with the Shares owned of record by Georgia-Pacific, the Purchaser or any of Georgia-Pacific’s wholly-owned subsidiaries or with respect to which Georgia-Pacific, the Purchaser or any of Georgia-Pacific’s wholly-owned subsidiaries has sole voting power, if any, represents at least seventy-five percent (75%) of the Shares outstanding at the expiration of the Offer, determined on a fully diluted basis (the “Minimum Condition”). Pursuant to the Merger Agreement, the satisfaction of the Minimum Condition will be determined without counting Shares tendered via guaranteed delivery procedures unless the Depositary has received all required items on account of such Shares at or prior to the expiration of the Offer. The Offer is also subject to the satisfaction of other conditions described in this Offer to Purchase, including (i) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Condition”), having expired or terminated, (ii) any Other Required Governmental Approvals (as defined in Section 14—“Conditions of the Offer”) having been obtained, any waiting period (or extension thereof) having lapsed and any mandated filing having been made, (iii) the absence of lawsuits or other proceedings by any governmental entity of competent jurisdiction (a) seeking to make illegal, restrain, prohibit or delay the making or completion of the Offer or the Merger, (b) seeking to make illegal, restrain or prohibit the ownership or operation of a material portion of Buckeye’s (or its subsidiaries’) or Georgia-Pacific’s (or any of its affiliates’) respective businesses or assets, (c) seeking to make illegal, restrain, prohibit or impose material limitations on the ability of Georgia-Pacific or the Purchaser effectively to acquire, hold or own Shares to be purchased in the Offer or Merger, or (d) that otherwise would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined in Section 13—“The Merger Agreement; Other Agreements”); (iv) the absence of any law, judgment, order or injunction (other than waiting periods applicable to the Offer or the Merger under the HSR Act or any Other Required Governmental Approvals) that would reasonably be expected, individually or in the aggregate, to result, directly or indirectly, in any of the consequences described in subclauses (a) through (d) in the immediately preceding clause (iii) or that otherwise enjoins, makes illegal or prohibits the making or completion of the Offer or the Merger; (v) the representations and warranties of Buckeye in the Merger Agreement being true and correct except as would not have a Company Material Adverse Effect, or in some cases, being true and correct in all material respects or all respects, as of the Expiration Date (as defined below); (vi) the material covenants of Buckeye contained in the Merger Agreement required to be performed or complied with by it prior to the Expiration Date are performed in all material respects (or cured prior to the Expiration Date), (vii) since April 23, 2013 and subject to certain prior disclosure by Buckeye, there being no facts, changes, events, developments or circumstances that have occurred, arisen or come into existence or first become known to Georgia-Pacific or the Purchaser (or any worsening thereof, only to the extent of such worsening) which has had, or would reasonably be expected to have, individually or in the aggregate with all such other facts, changes, events, developments or circumstances, a Company Material Adverse Effect, and (viii) satisfaction of other conditions described in this Offer to Purchase in Section 14—“Conditions of the Offer.”

Buckeye has informed the Purchaser that, as of the close of business on May 1, 2013, (i) 39,528,015 Shares were issued and outstanding, excluding 3,614,755 Shares held in treasury and including 640,425 Restricted Shares and (ii) 599,743 Shares were subject to outstanding Buckeye stock options. Based upon the foregoing and assuming the issuance of all Shares subject to outstanding Buckeye stock options, as of the close of business on May 1, 2013, the Minimum Condition would be satisfied if 30,095,819 Shares were validly tendered and not properly withdrawn in the Offer and for which the Depositary has received all required items. If the Minimum Condition is satisfied and the Purchaser accepts for payment and pays for the Shares tendered in the Offer, the Purchaser will be able to designate directors constituting at least a majority of Buckeye’s board of directors. See Section 12—“Purpose of the Offer; Plans for Buckeye; Other Matters” and Section 13—“The Merger Agreement; Other Agreements.”

Buckeye’s directors and executive officers have each entered into a letter agreement with Georgia-Pacific and the Purchaser, dated April 23, 2013, which requires, among other things, that such shareholder tender his or her Shares in the Offer. These shareholders may only withdraw their Shares from the Offer if the letter agreements are terminated in accordance with their terms, including following the termination of the Merger Agreement. The letter agreements also require that Buckeye’s directors and executive officers tender any Shares acquired after April 23, 2013, including upon the exercise of options. Pursuant to these letter agreements, Buckeye’s directors and executive officers collectively agreed to tender approximately 1.4 million Shares, or approximately 3.6% of the Shares outstanding on April 23, 2013, the date of the letter agreements. See Section 13—“The Merger Agreement; Other Agreements.”

Completion of the Merger is subject to certain conditions, including, if required by applicable law, the approval of the Merger Agreement by the holders of at least 75% of the outstanding Shares. This Offer to Purchase is not a solicitation of proxies and Buckeye’s shareholders are not being asked to vote with respect to the adoption of the Merger Agreement or approval of the Merger pursuant to this Offer to Purchase. If the Purchaser holds, in the aggregate, at least 90% of the outstanding Shares after completion of the Offer, including any “subsequent offering period,” and exercise of the Top-Up Option, the Purchaser will merge with and into Buckeye under the “short-form” merger provisions of the DGCL without prior notice to, or any action by, any other shareholder of Buckeye. See Section 12—“Purpose of the Offer; Plans for Buckeye; Other Matters.” Under the Merger Agreement, the Purchaser has the option (that Buckeye may require us to exercise), following the completion of the Offer, to purchase from Buckeye a number of additional Shares at a price per Share equal to the Offer Price sufficient to cause Georgia-Pacific and the Purchaser to collectively own more than 90% of the Shares then outstanding, taking into account those Shares issued upon the exercise of the option. This option is referred to in this Offer to Purchase as the “Top-Up Option.”

The exercise price for the Top-Up Option is to be paid by delivery of cash in an amount equal to the aggregate par value of the Shares purchased pursuant to the Top-Up Option and a promissory note for the balance, bearing interest at the rate of interest per year equal to the prime lending rate prevailing during the term of the promissory note as published in The Wall Street Journal, made by the Purchaser, guaranteed by Georgia-Pacific, due and payable on the first anniversary after the delivery of the promissory note and pre-payable without premium or penalty.

The Purchaser expects to exercise the Top-Up Option, subject to the limitations set forth in the Merger Agreement, if the Purchaser (together with Georgia-Pacific) owns less than 90% of the outstanding Shares following the completion of the Offer and any “subsequent offering period.” Georgia-Pacific and its subsidiaries, including the Purchaser, could also acquire additional Shares after completion of the Offer through other means, such as open market purchases. In any event, if, after the acceptance for payment of Shares in the Offer, the Purchaser owns, in the aggregate, at least 90% of the outstanding Shares entitled to vote on the adoption of the Merger Agreement, we will effect the Merger under the “short-form” merger provisions of the DGCL. Shareholders who have not sold their Shares in the Offer will have certain appraisal rights with respect to the Merger under the applicable provisions of the DGCL, if those rights are perfected. See Section 12—“Purpose of the Offer; Plans for Buckeye; Other Matters.” The Merger Agreement is described in Section 13—“The Merger Agreement; Other Agreements.”

Under certain circumstances, Buckeye, Georgia-Pacific and the Purchaser have agreed to complete the Merger without the prior completion of the Offer by seeking the required affirmative vote of the holders of 75% of the outstanding Shares, voting together as a single class, to adopt the Merger Agreement and approve the Merger under the DGCL and the organizational documents of Buckeye. In such event, the completion of the Merger would be subject to conditions similar to the Offer conditions.

Certain material U.S. federal income tax consequences of the sale of Shares (other than Restricted Shares) pursuant to the Offer and the Merger are described in Section 5—“Certain Material U.S. Federal Income Tax Consequences.” Holders of Restricted Shares should consult their tax advisors for advice with respect to potential income tax consequences to them in connection with the decision regarding tendering their Restricted Shares.

The Offer is made only for Shares and is not made for any options to acquire Shares. Holders of vested but unexercised options to purchase Shares may exercise such options in accordance with the terms of the applicable option plan and tender some or all of the Shares issued upon such exercise. The tax consequences to holders of options of exercising those securities are not described under Section 5—“Certain Material U.S. Federal Income Tax Consequences.” Holders of options should consult their tax advisors for advice with respect to potential income tax consequences to them in connection with the decision to exercise or not exercise their options.

Tendering shareholders whose Shares are registered in their own names and who tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal for Shares, transfer taxes on the sale of Shares in the Offer. The Purchaser will pay all fees and expenses incurred in connection with the Offer by American Stock Transfer & Trust Company, LLC, which is acting as the depositary for the Offer (the “Depositary”), and MacKenzie Partners, Inc., which is acting as the information agent for the Offer (the “Information Agent”). See Section 16—“Fees and Expenses.”

THIS OFFER TO PURCHASE AND THE RELATED LETTERS OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

THE OFFER

1. Terms of the Offer

Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay the Offer Price, subject to any withholding of taxes required by applicable law, for all Shares (including Restricted Shares) validly tendered before the Expiration Date and not properly withdrawn in accordance with Section 4—“Withdrawal Rights.” The term “Expiration Date” means 12:00 midnight, New York City time, on Tuesday, June 4, 2013, unless and until, in accordance with the terms of the Merger Agreement and applicable law, the Purchaser extends the period of time that the Offer is open, in which case the term “Expiration Date” means the latest time and date at which the Offer, as so extended by the Purchaser, expires.

Subject to the terms of the Merger Agreement and applicable law, the Purchaser may extend the Offer by giving oral or written notice of the extension to the Depositary and publicly announcing such extension by issuing a press release no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date. The Purchaser will extend the Offer:

•	to the extent required by applicable law or applicable rules, regulations interpretations or positions of the SEC or its staff;

•	for one or more periods of up to 20 business days each until, and including, July 22, 2013, if at the Expiration Date any of the conditions of the Offer have not been satisfied; and

•

for one or more periods of up to 20 business days each until, and including, February 24, 2014, if on the Expiration Date any of the conditions to the Offer have not been satisfied and on July 22, 2013, all of the conditions of the Offer (excluding the Minimum Condition and the conditions related to the existence of any lawsuit or proceeding by any governmental entity seeking to restrain or prohibit the making or completion of the Offer or the Merger under any competition law and the delivery of an officer’s certificate by Buckeye) have been satisfied, other than the HSR Condition or the Other Governmental Approvals Condition (as defined below in Section 14—“Conditions of the Offer”).

However, if on or prior to the expiration of the Offer, Georgia-Pacific, the Purchaser or Buckeye receives a formal request for additional information and documentary materials issued pursuant to the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”), from the relevant governmental entity or a “Phase II” or similar request from the relevant governmental entities in Germany, Spain, Ukraine, or any other governmental entity required under applicable law to complete the Offer and the Merger (a “Second Request”), we may elect not to extend the Offer. If we elect not to extend the Offer in these circumstances, we are obligated to terminate the Offer, the parties to the Merger Agreement have agreed to seek to complete the Merger using a “long-form” merger structure and Buckeye has agreed to hold a special meeting of its shareholders to consider and vote on the adoption of the Merger Agreement. Buckeye will separately mail a proxy statement related to that special meeting to Buckeye’s shareholders of record as of the record date for the meeting.

Under no circumstances will interest be paid on the Offer Price for tendered Shares, regardless of any extension of or amendment to the Offer or any delay in paying for the Shares.

If, at the Expiration Date, all of the conditions of the Offer have been satisfied or waived, we will accept for payment and promptly pay for Shares tendered to the Purchaser and not properly withdrawn in the Offer. After acceptance for payment of Shares in the Offer, if the Purchaser does not hold, in the aggregate and after giving effect to the “top-up option,” at least 90% of the outstanding Shares to permit the Purchaser to complete the Merger under the “short-form” merger provisions of the DGCL, then the Purchaser is permitted to, and if requested by Buckeye, must, provide a subsequent offering period (and one or more extensions thereof) of at least three, but no more than five, business days (a “Subsequent Offering Period”) in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Based on the current capitalization of Buckeye, Georgia-Pacific and the Purchaser expect that if the Minimum Condition is satisfied and the Offer is completed, Georgia-Pacific and the Purchaser are likely to be able to complete a “short-form” merger.

A Subsequent Offering Period would be an additional period of time following the Expiration Date during which shareholders could tender Shares not tendered in the Offer and receive the Offer Price, subject to any withholding of taxes required by applicable law. Unless requested by Buckeye, the Purchaser is not required to provide a Subsequent Offering Period if the Purchaser has exercised the Top-Up Option under the Merger Agreement. During a Subsequent Offering Period, if any, we will immediately accept for payment and promptly pay for Shares as they are tendered, and tendering shareholders will not have withdrawal rights. Additionally, during a Subsequent Offering Period, if any, for Shares to be validly tendered, the Depositary must receive the required documents and certificates as set forth in the applicable Letter of Transmittal. Shareholders will not be permitted to tender Shares by means of guaranteed delivery during a Subsequent Offering Period. We cannot provide a Subsequent Offering Period unless we announce the results of the Offer no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date and immediately begin a Subsequent Offering Period. Although the Purchaser reserves its right to provide a Subsequent Offering Period, the Purchaser does not currently intend to do so unless required to do so by the Merger Agreement.

There is no financing condition to the Offer. The Offer is conditioned on there being validly tendered in the Offer and not properly withdrawn before the expiration of the Offer, a number of Shares that, together with the Shares owned of record by Georgia-Pacific, the Purchaser or any of Georgia-Pacific’s wholly-owned subsidiaries or with respect to which Georgia-Pacific, the Purchaser or any of Georgia-Pacific’s wholly-owned subsidiaries has sole voting power, if any, represents at least seventy-five percent (75%) of the Shares outstanding at the expiration of the Offer, determined on a fully diluted basis. Pursuant to the Merger Agreement, the satisfaction of the Minimum Condition will be determined without counting Shares tendered via guaranteed delivery procedures, unless the Depositary has received all required items on account of such Shares at or prior to the expiration of the Offer. The Offer is also subject to the satisfaction of other conditions, including (i) the HSR Condition, (ii) any Other Required Governmental Approvals (as defined in Section 14—“Conditions of the Offer”) having been obtained, any waiting period (or extension thereof) having lapsed and any mandated filing having been made, (iii) the absence of lawsuits or other proceedings by any governmental entity of competent jurisdiction (a) seeking to make illegal, restrain, prohibit or delay the making or completion of the Offer or the Merger, (b) make illegal, restrain or prohibit the ownership or operation of a material portion of Buckeye’s (or its subsidiaries’) or Georgia-Pacific’s (or any of its affiliates’) respective businesses or assets, (c) seeking to make illegal, restrain, prohibit or impose material limitations on the ability of Georgia-Pacific or the Purchaser effectively to acquire, hold or own Shares to be purchased in the Offer or Merger, or (d) that otherwise would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined in Section 13—“The Merger Agreement; Other Agreements”), (iv) the absence of any law, judgment, order or injunction (other than waiting periods applicable to the Offer or the Merger under the HSR Act or any Other Required Governmental Approvals) that would reasonably be expected, individually or in the aggregate, to result, directly or indirectly, in any of the consequences described in subclauses (a) through (d) in the immediately preceding clause (iii) or that otherwise enjoins, makes illegal or prohibits the making or completion of the Offer or the Merger, (v) the representations and warranties of Buckeye in the Merger Agreement being true and correct except as would not have a Company Material Adverse Effect, or in some cases, being true and correct in all material respects or all respects, as of the Expiration Date, (vi) the material covenants of Buckeye contained in the Merger Agreement required to be performed by or complied with it prior to the Expiration Date are performed in all material respects (or cured prior to the Expiration Date), (vii) since April 23, 2013 and subject to certain prior disclosure by Buckeye, there being no facts, changes, events, developments or circumstances that have occurred, arisen or come into existence or first become known to Georgia-Pacific or the Purchaser (or any worsening thereof, only to the extent of such worsening) which has had, or would reasonably be expected to have, individually or in the aggregate with all such other facts, changes, events, developments or circumstances, a Company Material Adverse Effect, and (viii) satisfaction of other conditions as described in this Offer to Purchase in Section 14—“Conditions of the Offer.”

Subject to the terms of the Merger Agreement, we may, at any time and from time to time before the Expiration Date, increase the Offer Price or make any other changes to the terms and conditions of the Offer, or waive any condition to the Offer, except that, without the prior written consent of Buckeye, we may not:

•	decrease the Offer Price;

•	change the form of consideration payable in the Offer;

•	reduce the maximum number of Shares sought to be purchased in the Offer;

•	amend, modify or waive the Minimum Condition;

•	amend any of the conditions of the Offer described in Section 14—“Conditions of the Offer” in a manner adverse to Buckeye’s shareholders;

•	impose conditions of the Offer other than or in addition to the conditions described in Section 14—“Conditions of the Offer”;

•	except as permitted by the Merger Agreement, terminate, accelerate, extend or otherwise modify or amend the Expiration Date; or

•	otherwise modify or amend any of the other terms of the Offer in a manner adverse in any material respect to Buckeye’s shareholders.

Subject to the Purchaser’s obligation to extend the Offer as described above, if by the Expiration Date, any or all of the conditions of the Offer have not been satisfied or waived, the Purchaser may, subject to the terms of the Merger Agreement and the applicable rules, regulations interpretations or positions of the SEC or its staff:

•	terminate the Offer, not accept for payment or pay for any Shares and promptly return all tendered Shares to tendering shareholders;

•

waive any of the unsatisfied conditions of the Offer (other than the Minimum Condition) and, subject to complying with the rules, regulations interpretations or positions of the SEC or its staff applicable to the Offer, accept for payment and pay for all Shares validly tendered and not properly withdrawn before the Expiration Date;

•

extend the Offer and, subject to the right of shareholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is open or extended; or

•	amend certain provisions or make certain modifications to the Offer.

Notwithstanding the foregoing, if Buckeye, Georgia-Pacific or the Purchaser receives a Second Request prior to the expiration of the Offer then the Purchaser may elect not to extend the Offer. If the Purchaser elects not to extend the Offer in these circumstances, the Purchaser is obligated to terminate the Offer, the parties to the Merger Agreement have agreed to seek to complete the Merger using a “long-form” merger structure and Buckeye has agreed to hold a special meeting of its shareholders to consider and vote on the adoption of the Merger Agreement. Buckeye will separately mail a proxy statement related to that special meeting to Buckeye’s shareholders of record as of the record date for the meeting.

If the Purchaser extends the Offer, or if the Purchaser is delayed in its payment for Shares or is unable to pay for Shares in the Offer for any reason, then, without prejudice to the Purchaser’s rights under the Offer and subject to applicable law and the rules and regulations of the SEC, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in Section 4—“Withdrawal Rights.” The ability of the Purchaser to delay payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited promptly after the termination or withdrawal of the Offer.

Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement consistent with the requirements of the SEC. Any public announcement of an extension of the Offer will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes to the Offer be promptly disseminated to Buckeye’s shareholders). Without limiting the obligation of the Purchaser under these rules or the manner in which the Purchaser may choose to make any public announcement, the Purchaser currently intends to make announcements by issuing a press release via PR Newswire.

If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will file an amendment to the Tender Offer Statement filed with the SEC on Schedule TO with respect to the Offer, disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the materiality of the changed terms or information. We understand the SEC’s view is that an offer should remain open for a minimum of five business days from the date a material change is first published, sent or given to security holders. A change in price or a change in percentage of securities sought, or any material changes made with respect to information not materially less significant than the Offer Price or the number of shares being sought, generally requires that an offer remain open for a minimum of 10 business days from the date the change is first published, sent or given to security holders. The requirement to extend an offer does not apply to the extent that the number of business days remaining between the occurrence of the change and the then scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such change. As used in this Offer to Purchase, “business day” has the meaning set forth in Rule 14d-1(g)(3) under the Exchange Act.

Buckeye has agreed to provide the Purchaser with Buckeye’s shareholder lists and security position listings for the purpose of disseminating this Offer to Purchase (and related documents) to holders of Shares. This Offer to Purchase and the related Letters of Transmittal will be mailed by or on behalf of the Purchaser to record holders of Shares and will be furnished by or on behalf of the Purchaser to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder lists or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

A Letter of Transmittal for Employee Restricted Shares will be distributed to any current or former employee who holds Shares that are Restricted Shares on May 7, 2013 (such Shares being referred to herein as “Employee Restricted Shares”).

2. Acceptance for Payment and Payment for Shares

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and provided that the Offer has not been terminated as described in Section 1—“Terms of the Offer,” the Purchaser will accept for payment and promptly pay for all Shares validly tendered before the Expiration Date and not properly withdrawn in accordance with Section 4—“Withdrawal Rights.” If the Purchaser provides a Subsequent Offering Period, the Purchaser will immediately accept and promptly pay for Shares as they are tendered during the Subsequent Offering Period. See Section 1—“Terms of the Offer.” For a description of our rights and obligations to extend or terminate the Offer and not accept for payment or pay for Shares, or to delay acceptance for payment or payment for Shares, see Section 1—“Terms of the Offer.”

In all cases, payment for Shares (other than Restricted Shares) accepted for payment in the Offer will be made only after timely receipt by the Depositary of:

•	the certificates for the Shares, together with a Letter of Transmittal for Shares (or a manually signed facsimile), properly completed and duly executed, with any required signature guarantees; or

•

in the case of a transfer effected under the book-entry transfer procedures described in Section 3—“Procedure for Tendering Shares,” a Book-Entry Confirmation and either a Letter of Transmittal for Shares (or a manually signed facsimile), properly completed and duly executed, with any required signature guarantees, or an Agent’s Message as described in Section 3—“Procedure for Tendering Shares”; and

•	any other documents required by the Letter of Transmittal for Shares.

In all cases, payment for Restricted Shares held by shareholders who are not current or former employees of Buckeye (the “Non-Employee Restricted Shares”) accepted for payment in the Offer will be made only after timely receipt by the Depositary of:

•	a Letter of Transmittal for Shares (or manually signed facsimile), properly completed and duly executed; and

•	any other documents required by the Letter of Transmittal for Shares.

In all cases, payment for Employee Restricted Shares accepted for payment in the Offer will be made only after timely receipt by the Depositary of:

•	a Letter of Transmittal for Employee Restricted Shares (or manually signed facsimile), properly completed and duly executed, with any required signature guarantees; and

•	any other documents required (including, if issued, the certificates for such Shares) by the Letter of Transmittal for Employee Restricted Shares.

The Offer Price paid to any holder of Shares for Shares tendered in the Offer will be the highest per Share consideration paid to any other holder of Shares for Shares tendered in the Offer.

For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to the Purchaser and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser’s acceptance for payment of the Shares in the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment in the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering shareholders (other than shareholders tendering Employee Restricted Shares). Upon the deposit of funds with the Depositary for the purpose of making payments to tendering shareholders, the Purchaser’s obligation to make such payment shall be satisfied, and tendering shareholders (other than shareholders tendering Employee Restricted Shares) must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. If you tender Employee Restricted Shares, you will be required to complete a Letter of Transmittal for Employee Restricted Shares. The Letter of Transmittal for Employee Restricted Shares will instruct the Depositary to transmit the Offer Price payable in respect of Employee Restricted Shares tendered pursuant thereto to Buckeye. Upon transmittal of funds to Buckeye for the purpose of making payment to shareholders tendering Employee Restricted Shares, the Purchaser’s obligation to make such payments shall be satisfied, and such tendering shareholders must thereafter look solely to Buckeye for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. Buckeye will then distribute these funds through its payroll system, reduced by the amount of any applicable income and employment tax withholding due and not previously withheld with respect to these Shares. Under no circumstances will interest be paid on the Offer Price by the Purchaser for the Shares, regardless of any extension of the Offer or any delay in making payment.

If any tendered unrestricted Shares are not accepted for payment for any reason, certificates representing unpurchased Shares will be returned, without expense, to the tendering shareholder (or, in the case of Shares delivered by book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility, according to the procedures set forth in Section 3—“Procedure for Tendering Shares,” the Depositary will notify the Book-Entry Transfer Facility of the Purchaser’s decision not to accept the Shares and the Shares will be credited to an account maintained at the Book-Entry Transfer Facility), promptly after the expiration or termination of the Offer. If any Restricted Shares are not accepted for payment for any reason, the Depositary will notify Buckeye of the Purchaser’s decision not to accept the Restricted Shares, and (i) the Restricted Shares will be credited to the applicable account maintained at American Stock Transfer & Trust Company, LLC, Buckeye’s transfer agent, or (ii) certificates representing the unpurchased Restricted Shares will be returned, without expense, to the tendering shareholder.

If the Purchaser is delayed in its acceptance for payment or payment for Shares or is unable to accept for payment or pay for Shares in the Offer, then, without prejudice to the Purchaser’s rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act) the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and the Shares may not be withdrawn except to the extent tendering shareholders are entitled to do so as described in Section 4—“Withdrawal Rights.”

The Purchaser reserves the right to transfer or assign its rights and obligations under the Merger Agreement, including the right to purchase Shares tendered in the Offer, to one or more direct or indirect subsidiaries of Georgia-Pacific, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment in the Offer.

3. Procedure for Tendering Shares

Valid Tender of Unrestricted Shares. A shareholder must follow one of the following procedures to validly tender unrestricted Shares in the Offer:

•

for Shares held as physical certificates, the certificates for tendered Shares, a Letter of Transmittal for Shares (or a manually signed facsimile), properly completed and duly executed, with any required signature guarantees, and any other documents required by the Letter of Transmittal for Shares, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase before the Expiration Date (unless the tender is made during a Subsequent Offering Period, if one is provided, in which case the Shares, the Letter of Transmittal for Shares and other documents must be received before the expiration of the Subsequent Offering Period);

•

for Shares held in book-entry form, either a Letter of Transmittal for Shares (or a manually signed facsimile), properly completed and duly executed, with any required signature guarantees, or, if applicable, an Agent’s Message, and any other required documents, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase, and such Shares must be delivered according to the book-entry transfer procedures described below under “—Book-Entry Transfer of Unrestricted Shares Held Through the Book-Entry Transfer Facility” and a Book-Entry Confirmation (as defined below) must be received by the Depositary, in each case before the Expiration Date (unless the tender is made during a Subsequent Offering Period, if one is provided, in which case the Shares, the Letter of Transmittal for Shares or an Agent’s Message, and other documents must be received before the expiration of the Subsequent Offering Period); or

•	the tendering shareholder must comply with the guaranteed delivery procedures described below under “—Guaranteed Delivery for Unrestricted Shares” before the Expiration Date.

Book-Entry Transfer of Unrestricted Shares Held Through the Book-Entry Transfer Facility. The Depositary has agreed to establish an account or accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility’s systems may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer the Shares into the Depositary’s account in accordance with the Book-Entry Transfer Facility’s procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility, the properly completed and duly executed Letter of Transmittal for Shares (or a manually signed facsimile), with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal for Shares, and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Date (except with respect to a Subsequent Offering Period, if one is provided, in which case the Shares, the Letter of Transmittal for Shares or an Agent’s Message, and other documents must be received before the expiration of the Subsequent Offering Period), or the tendering shareholder must comply with the guaranteed delivery procedures described under “—Guaranteed Delivery for Unrestricted Shares” for a valid tender of Shares by book-entry transfer. The confirmation of a book-entry transfer of Shares into the Depositary’s account at the Book-Entry Transfer Facility as described above is referred to in this Offer to Purchase as a “Book-Entry Confirmation.”

The method of delivery of Shares, the Letter of Transmittal for Shares and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the election and risk of the tendering shareholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a Book-Entry Transfer, by Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

The term “Agent’s Message” means a message, transmitted through electronic means by the Book-Entry Transfer Facility in accordance with the normal procedures of the Book-Entry Transfer Facility and the Depositary to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant. The term “Agent’s Message” also includes any hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary’s office. For Shares to be validly tendered during any Subsequent Offering Period, the tendering shareholder must comply with the foregoing procedures, except that the required documents and certificates must be received before the expiration of the Subsequent Offering Period and no guaranteed delivery procedure will be available during a Subsequent Offering Period. Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures does not constitute delivery to the Depositary.

Signature Guarantees for Unrestricted Shares. With respect to unrestricted Shares, no signature guarantee is required on the Letter of Transmittal for Shares, if:

•

the Letter of Transmittal for Shares is signed by the registered holder(s) (which term, for purposes of this Section 3 includes any participant in the Book-Entry Transfer Facility’s systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal for Shares; or

•

Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agent Medallion Signature Program or other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an “Eligible Institution” and, collectively, “Eligible Institutions”).

In all other cases regarding unrestricted Shares, all signatures on the Letter of Transmittal for Shares must be guaranteed by an Eligible Institution. If a Share certificate is registered in the name of a person other than the signer of the Letter of Transmittal for Shares, or if payment is to be made, or a Share certificate not tendered or not accepted for payment is to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered Share certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders appear on the Share certificate, with the signature or signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal for Shares. See Instructions 1 and 5 to the Letter of Transmittal for Shares.

Guaranteed Delivery for Unrestricted Shares. If a shareholder desires to tender unrestricted Shares in the Offer and the Share certificates are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary before the Expiration Date, the shareholder’s tender may still be effected if all the following conditions are met:

•	the tender is made by or through an Eligible Institution;

•

a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary, as provided below, before the Expiration Date; and

•

the Share certificates (or a Book-Entry Confirmation), in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of a Letter of Transmittal), and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of execution of the Notice of Guaranteed Delivery. A “trading day” is any day on which quotations are available for shares listed on the NYSE.

The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail (or if sent by a Book-Entry Transfer Facility, a message transmitted through electronic means in accordance with the usual procedures of the Book-Entry Transfer Facility and the Depositary; provided, however, that if the notice is sent by a Book-Entry Transfer Facility through electronic means, it must state that the Book-Entry Transfer Facility has received an express acknowledgment from the participant on whose behalf the notice is given that the participant has received and agrees to become bound by the form of the notice) to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery made available by the Purchaser. During the Subsequent Offering Period, if any, for Shares to be validly tendered, the Depositary must receive the required documents and certificates as set forth in the related Letter of Transmittal for Shares—shareholders will not be permitted to tender Shares by means of guaranteed delivery during a Subsequent Offering Period.

Summary of Requirements for Unrestricted Shares. Payment for unrestricted Shares accepted for payment in the Offer will be made only after timely receipt by the Depositary of:

•	Share certificates (or a timely Book-Entry Confirmation);

•

a properly completed and duly executed Letter of Transmittal for Shares (or a manually signed facsimile), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of a Letter of Transmittal for Shares); and

•	any other documents required by the Letter of Transmittal for Shares.

Accordingly, tendering shareholders may be paid at different times depending upon when the proper documents are received by the Depositary. Under no circumstances will interest be paid on the Offer Price for the Shares, regardless of any extension of the Offer or any delay in making payment.

Valid Tender of Uncertificated Restricted Shares. Buckeye has advised the Purchaser that certain uncertificated Restricted Shares are held in registered form in a nominee account on the records of American Stock Transfer & Trust Company, LLC, Buckeye’s transfer agent. Holders that wish to tender their uncertificated Restricted Shares in the Offer must make a delivery of these Restricted Shares by returning a properly completed and duly executed Letter of Transmittal for Shares (or a manually signed facsimile), in the case of Non-Employee Restricted Shares, and a Letter of Transmittal for Employee Restricted Shares (or a manually signed facsimile), in the case of Employee Restricted Shares, with any other documents required by the Letter of Transmittal for Shares or the Letter of Transmittal for Employee Restricted Shares, as applicable, to the Depositary prior to the Expiration Date (unless the tender is made during a Subsequent Offering Period, if one is provided, in which case the Letter of Transmittal for Shares or Letter of Transmittal for Employee Restricted Shares, as applicable, and other documents required thereby must be received before the expiration of the Subsequent Offering Period). Uncertificated Restricted Shares may ONLY be tendered by these procedures.

The method of delivery of the Letter of Transmittal for Shares and Letter of Transmittal for Employee Restricted Shares, as applicable, and all other required documents is at the election and risk of the tendering shareholder. Sufficient time should be allowed to ensure timely delivery.

Valid Tender of Certificated Employee Restricted Shares. Holders who have been issued a certificate representing their Employee Restricted Shares must tender such Employee Restricted Shares by delivering the certificate for tendered Employee Restricted Shares, a properly completed and duly executed Letter of Transmittal for Employee Restricted Shares (or a manually signed facsimile), with any required signature guarantees, and any other documents required by the Letter of Transmittal for Employee Restricted Shares to the Depositary prior to the Expiration Date (unless the tender is made during a Subsequent Offering Period, if one is provided, in which case the Shares, the Letter of Transmittal for Employee Restricted Shares and other documents required thereby must be received before the expiration of the Subsequent Offering Period). Employee Restricted Shares held as physical certificates may ONLY be tendered by these procedures.

The method of delivery of Shares, the Letter of Transmittal for Employee Restricted Shares and all other required documents is at the election and risk of the tendering shareholder. Shares will be deemed delivered only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Signature Guarantees for Restricted Shares. With respect to uncertificated Employee Restricted Shares, no signature guarantee is required on the Letter of Transmittal for Employee Restricted Shares.

With respect to certificated Employee Restricted Shares, no signature guarantee is required on the Letter of Transmittal for Employee Restricted Shares, if the Letter of Transmittal for Employee Restricted Shares is signed by the registered holder(s) of such Employee Restricted Shares tendered therewith. Otherwise, all signatures on the Letter of Transmittal for Employee Restricted Shares must be guaranteed by an Eligible Institution. If a certificate for Employee Restricted Shares is registered in the name of a person other than the signer of the Letter of Transmittal for Employee Restricted Shares, then the tendered Employee Restricted Share certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on such Share certificate, with the signature or signatures on the certificates or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal for Employee Restricted Shares.

With respect to Non-Employee Restricted Shares, no signature guarantee is required on the Letter of Transmittal for Shares, if the Letter of Transmittal for Shares is signed by the holder(s) registered on the records of either Buckeye or American Stock Transfer & Trust Company, LLC, and such registered holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal for Shares. Otherwise, all signatures on the Letter of Transmittal for Shares must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal for Shares.

No Guaranteed Delivery for Restricted Shares. The procedures for guaranteed delivery may not be used to tender Restricted Shares.

Summary of Requirements for Restricted Shares. Payment for Restricted Shares accepted for payment in the Offer will be made only after timely receipt by the Depositary of:

•

a properly completed and duly executed (i) in the case of Non-Employee Restricted Shares, Letter of Transmittal for Shares (or a manually signed facsimile) or (ii) in the case of Employee Restricted Shares, Letter of Transmittal for Employee Restricted Shares (or a manually signed facsimile), in each case with any required signature guarantee; and

•	any other documents required by the Letter of Transmittal for Shares or the Letter of Transmittal for Employee Restricted Shares, as applicable.

Appointment as Proxy. By executing the applicable Letter of Transmittal (or a facsimile thereof or, in the case of a book-entry transfer, an Agent’s Message in lieu of a Letter of Transmittal), the tendering shareholder will irrevocably appoint the designees of the Purchaser as such shareholder’s agents and attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder’s rights with respect to the Shares tendered by such shareholder and accepted for payment by the Purchaser (and with respect to any and all other securities or rights issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such proxies will be considered coupled with an interest in the tendered Shares. This appointment is effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such shareholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such shareholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such shareholder (and, if given, will not be deemed effective). When the appointment of the proxy becomes effective, the designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any special meeting in connection with the Merger and, to the extent permitted by applicable law and Buckeye’s certificate of incorporation and bylaws, any other annual, special or adjourned meeting of Buckeye’s shareholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, for Shares to be deemed validly tendered, immediately upon the Purchaser’s acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of shareholders. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of Buckeye shareholders.

Options. The Offer is made only for Shares and is not made for any options to acquire Shares. Holders of vested but unexercised options to purchase Shares may participate in the Offer only if they first exercise their options in accordance with and subject to the terms of the applicable option plan and tender some or all of the Shares issued upon such exercise. Any such exercise should be completed sufficiently in advance of the Expiration Date to ensure that the holder will have sufficient time to comply with the procedures for tendering Shares described in this Section 3.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares, including questions as to the proper completion or execution of any Letter of Transmittal (or facsimile thereof), Notice of Guaranteed Delivery or other required documents and as to the proper form for transfer of any certificate of Shares, will be resolved by the Purchaser. The Purchaser reserves the right to reject any or all tenders determined by it not in proper or complete form or to waive any irregularities or conditions. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Georgia-Pacific, the Depositary, the Information Agent, Buckeye or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. No alternative, conditional or contingent tenders will be accepted and no fractional Shares will be purchased.

Backup Withholding. To avoid backup withholding of U.S. federal income tax on payments for Shares (other than Employee Restricted Shares) made in the Offer, each tendering U.S. holder should complete and return the IRS Form W-9 included in the Letter of Transmittal for Shares. Tendering non-U.S. holders should complete and submit the applicable IRS Form W-8, which can be obtained from the Depositary or at www.irs.gov. For an explanation of the terms “U.S. holder” and “non-U.S. holder” and a more detailed discussion of backup withholding, see Section 5—“Certain Material U.S. Federal Income Tax Consequences.”

Tender Constitutes Binding Agreement. The Purchaser’s acceptance for payment of Shares validly tendered according to any of the procedures described above and in the Instructions to the applicable Letter of Transmittal will constitute a binding agreement between the tendering shareholder and the Purchaser upon the terms and subject to the conditions of the Offer (and if the Offer is extended or amended, the terms and conditions of such extension or amendment).

4. Withdrawal Rights

Except as provided in this Section 4, or as provided by applicable law, tenders of Shares are irrevocable.

Shares tendered in the Offer may be withdrawn according to the procedures set forth below at any time before the Expiration Date. In addition, pursuant to Section 14(d)(5) of the Exchange Act, the Shares may be withdrawn at any time after July 6, 2013, which is the 60th day after the date of the Offer, unless prior to that date the Purchaser has accepted for payment the Shares validly tendered in the Offer.

For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn, the number and type of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates representing Shares have been delivered or otherwise identified to the Depositary, then, before the physical release of such certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates evidencing such Shares and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered according to the procedures for book-entry transfer of unrestricted Shares held through the Book-Entry Transfer Facility as set forth in Section 3—“Procedure for Tendering Shares,” any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility’s procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will no longer be considered validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 3—“Procedure for Tendering Shares” at any time before the Expiration Date.

If the Purchaser provides a Subsequent Offering Period under Rule 14d-11 of the Exchange Act, no withdrawal rights will apply during such Subsequent Offering Period with respect to Shares tendered in the Offer and previously accepted for payment or tendered in the Subsequent Offering Period. See Section 1—“Terms of the Offer.”

All questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal will be resolved by the Purchaser. The Purchaser reserves the right to reject all notices of withdrawal determined by it not to be in proper or complete form or to waive any irregularities or conditions. No notice of withdrawal will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Georgia-Pacific, the Depositary, the Information Agent, Buckeye or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

The method for delivery of any documents related to a withdrawal is at the election and risk of the withdrawing shareholder. Any documents related to a withdrawal will be deemed delivered only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

5. Certain Material U.S. Federal Income Tax Consequences

The following discussion summarizes certain material U.S. federal income tax consequences expected to result to the holders of Shares other than Restricted Shares (referred to in this Section 5 as “Unrestricted Shares”) whose Unrestricted Shares are sold in the Offer or converted to cash in the Merger. This discussion does not address the tax consequences of the Offer and the Merger to holders of Restricted Shares. Holders of Restricted Shares are urged to consult their tax advisors with respect to the U.S. federal tax consequences of the Offer and Merger, as well as any tax consequences arising under any state, local or foreign tax laws.

This discussion is not a complete analysis of all potential U.S. federal income tax consequences and does not address any tax consequences (i) arising under any state, local or foreign tax laws, (ii) with respect to the tax on net investment income imposed by Section 1411 of the Internal Revenue Code of 1986, as amended (the “Code”) or (iii) U.S. federal estate or gift tax laws. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), all as in effect as of the date of this Offer to Purchase. These authorities may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the Offer and the Merger or that any such contrary position would not be sustained by a court.

This discussion is limited to holders who hold Unrestricted Shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax considerations that may be relevant to a holder in light of the holder’s particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the U.S. federal income tax laws, including, without limitation, expatriates and certain former citizens or long-term residents of the United States, partnerships and other pass-through entities, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax, U.S. holders (as defined below) whose functional currency is not the U.S. dollar, financial institutions, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-exempt organizations, tax-qualified retirement plans, persons subject to the alternative minimum tax, and persons holding Unrestricted Shares as part of a hedge, straddle or other risk reduction strategy or as part of a hedging or conversion transaction or other integrated investment. This discussion also does not address the U.S. federal income tax consequence to holders of Restricted Shares, holders of Shares who acquired their Shares through stock option or stock purchase plan programs or in other compensatory arrangements, or those who exercise appraisal rights under the DGCL.

WE URGE YOU TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL TAX CONSEQUENCES OF THE OFFER AND THE MERGER IN RESPECT OF YOUR PARTICULAR CIRCUMSTANCES, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS.

As used in this discussion, a U.S. holder is any beneficial owner of Unrestricted Shares who is treated for U.S. federal income tax purposes as:

•	an individual citizen or resident of the United States;

•

a corporation (or other entity taxed as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust (i) the administration over which a U.S. court can exercise primary supervision and all of the substantial decisions of which one or more U.S. persons have the authority to control or (ii) that was in existence on August 20, 1996, was treated as a U.S. person for U.S. federal income tax purposes prior to such date, and has validly elected to continue to be so treated.

A non-U.S. holder is any beneficial owner of Unrestricted Shares who is not a U.S. holder for U.S. federal income tax purposes.

If a partnership (or other entity taxed as a partnership for U.S. federal income tax purposes) holds Unrestricted Shares, the tax treatment of a partner in the partnership generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold Unrestricted Shares and partners in such partnerships are urged to consult their tax advisors regarding the specific U.S. federal income tax consequences to them of the Offer and the Merger.

U.S. Holders

Effect of the Offer and the Merger. The receipt of cash in exchange for Unrestricted Shares in the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder who receives cash in exchange for Unrestricted Shares in the Offer or the Merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the Unrestricted Shares surrendered. Any such gain or loss would be long-term capital gain or loss if the holding period for the Unrestricted Shares exceeded one year. Long-term capital gains of noncorporate taxpayers are generally taxable at a reduced rate. The deductibility of capital losses is subject to limitations. Gain or loss must be calculated separately for each block of Unrestricted Shares (i.e., Unrestricted Shares acquired at the same cost in a single transaction) exchanged for cash in the Offer or the Merger.

Information Reporting and Backup Withholding. Payments made to U.S. holders in the Offer or the Merger generally will be subject to information reporting and may be subject to backup withholding (currently at a rate of 28%). To avoid backup withholding, U.S. holders that do not otherwise establish an exemption must provide the Depositary with its correct taxpayer identification number (“TIN”), certify that such TIN is correct and that it is not currently subject to backup withholding by completing and returning the IRS Form W-9 included in the Letter of Transmittal for Shares and otherwise comply with applicable requirements of the backup withholding rules. A U.S. holder that does not provide its correct TIN may be subject to penalties imposed by the IRS. Certain holders (including corporations) generally are not subject to backup withholding and reporting requirements. Backup withholding is not an additional tax. U.S. holders may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of any excess amounts withheld by timely filing a claim for refund with the IRS.

Non-U.S. Holders

Effect of the Offer and the Merger. A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized on the receipt of cash for Unrestricted Shares in the Offer or the Merger unless:

•	the holder is an individual who was present in the United States for 183 days or more during the taxable year of the disposition and certain other conditions are met;

•

the gain is effectively connected with the holder’s conduct of a trade or business in the United States, and, if required by an applicable tax treaty, attributable to a permanent establishment maintained by the holder in the United States; or

•

Buckeye is or has been a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition of the Unrestricted Shares or the period that the non-U.S. holder held Unrestricted Shares.

Gains described in the first bullet point above generally will be subject to U.S. federal income tax at a flat 30% rate, but may be offset by U.S. source capital losses. Unless a tax treaty provides otherwise, gain described in the second bullet point above will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a resident of the United States. Non-U.S. holders that are foreign corporations also may be subject to a 30% branch profits tax (or applicable lower treaty rate). Non-U.S. holders are urged to consult any applicable tax treaties that may provide for different rules.

With respect to the third bullet point, in general, a corporation is a USRPHC if the fair market value of its “United States real property interests” (as defined in the Code and applicable Treasury Regulations) equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. There can be no assurance that Buckeye does not currently constitute or will not become a USRPHC. However, since the Shares are regularly traded on an established securities market (within the meaning of applicable Treasury Regulations), in the event Buckeye constitutes a USRPHC, the Shares will be treated as U.S. real property interests only with respect to a non-U.S. Holder that owns (actually or constructively) more than five percent of the Shares. Non-U.S. Holders owning (actually or constructively) more than five percent of the Shares should consult their own tax advisors regarding the U.S. federal income tax consequences of the Offer and the Merger.

Information Reporting and Backup Withholding. Payments made to non-U.S. holders in the Offer and the Merger may be subject to information reporting and backup withholding (currently at a rate of 28%). Non-U.S. holders can avoid backup withholding by providing the Depositary with the applicable and properly executed IRS Form W-8 certifying the holder’s non-U.S. status or by otherwise establishing an exemption. Backup withholding is not an additional tax. Non-U.S. holders may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of any excess amounts withheld by timely filing a claim for refund with the IRS.

6. Price Range of the Shares; Dividends on the Shares

The Shares are listed and traded on the NYSE under the symbol “BKI.” The following table sets forth, for each of the periods indicated, the high and low reported sales price for the Shares on the NYSE, based on published financial sources.

	High	Low
Fiscal Year Ended June 30, 2011
First Quarter	$14.99	$9.32
Second Quarter	$23.25	$14.20
Third Quarter	$28.50	$19.94
Fourth Quarter	$28.62	$22.45
Fiscal Year Ended June 30, 2012
First Quarter	$29.45	$22.97
Second Quarter	$34.61	$23.21
Third Quarter	$38.50	$32.37
Fourth Quarter	$34.28	$24.08
Fiscal Year Ending June 30, 2013
First Quarter	$33.44	$28.02
Second Quarter	$32.50	$23.52
Third Quarter	$31.59	$26.50
Fourth Quarter through May 6, 2013	$37.93	$28.56

On April 23, 2013, the last full trading day before public announcement of the execution of the Merger Agreement, the closing price reported on the NYSE was $29.93 per share. On May 6, 2013, the last full trading day before the commencement of the Offer, the closing price reported on the NYSE was $37.62 per share. Shareholders are urged to obtain a current market quotation for the Shares.

The following table sets forth, for each of the periods indicated, the quarterly dividend paid by Buckeye on each Share then outstanding. According to Buckeye’s Annual Report on Form 10-K for the fiscal year ended June 30, 2012, each of Buckeye’s quarterly dividend payments is subject to review and approval by Buckeye’s board of directors, and Buckeye further evaluates the dividend payment amount on an annual basis at the end of its fiscal year. The amount Buckeye distributes as dividends depends on Buckeye’s financial results at the time of distribution.

Amount Per Share
Fiscal Year Ended June 30, 2012
First Quarter	$0.06
Second Quarter	$0.06
Third Quarter	$0.07
Fourth Quarter	$0.08
Fiscal Year Ending June 30, 2013
First Quarter	$0.08
Second Quarter	$0.09
Third Quarter	$0.09

The Merger Agreement provides that Buckeye may, but is not obligated to, declare a regular quarterly dividend in the ordinary course consistent with past practice in an amount not to exceed $0.09 per Share per quarter, subject to certain restrictions under Buckeye’s revolving credit facility. Otherwise, from April 23, 2013 until the earlier to occur of the termination of the Merger Agreement or the effective time of the Merger, Buckeye may not, without the Purchaser’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock or property) with respect to its capital stock, including the Shares. On April 30, 2013, Buckeye announced a quarterly dividend of $0.09 per Share. Buckeye is not expected to declare or pay cash dividends after completion of the Offer.

7. Effect of the Offer on the Market for the Shares; New York Stock Exchange Listing and Controlled Company Status; Exchange Act Registration; Margin Regulations

Market for the Shares. The purchase of Shares in the Offer will reduce the number of Shares that might otherwise trade publicly. As a result, the purchase of Shares in the Offer could adversely affect the liquidity and market value of the remaining Shares held by the public. Neither Georgia-Pacific nor the Purchaser can predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

New York Stock Exchange Listing and Controlled Company Status. Depending upon the number of Shares purchased in the Offer, the Shares may no longer meet the published guidelines for continued listing on the NYSE. According to the published guidelines, the Shares will only meet the criteria for continued listing on the NYSE if, among other things: (i) there are no fewer than 400 shareholders, (ii) there are no fewer than 1,200 shareholders and the average monthly trading volume is not less than 100,000 Shares over the most recent 12 months, and (iii) the number of publicly-held Shares (excluding Shares held by officers, directors, their immediate families and other concentrated holdings of 10% or more, such as held by the Purchaser upon completion of the Offer), is not less than 600,000.

If, as a result of the purchase of Shares in the Offer, the Shares no longer meet these standards, the listing of the Shares on the NYSE could be discontinued. If this occurs, the market for the Shares would likely be adversely affected. If the NYSE ceases to publish quotations for the Shares, it is possible that the Shares would continue to trade on another market or securities exchange or in the over-the-counter market and that price or other quotations would be reported by other sources. The extent of the public market for the Shares and the availability of other quotations would depend, however, upon factors including the number of shareholders, the aggregate market value of the publicly-held Shares at the relevant time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, as well as other factors.

After completion of the Offer, Buckeye will be eligible to elect “controlled company” status pursuant to Rule 303A.00 of the NYSE Rules, which means that Buckeye would be exempt from the requirement that Buckeye’s board of directors be comprised of a majority of “independent directors” and the related rules covering the independence of directors serving on the Compensation Committee and the Nominating & Corporate Governance Committee of Buckeye’s board of directors. The controlled company exemption does not modify the independence requirements for the Audit Committee of Buckeye’s board of directors. Buckeye has agreed, upon the Purchaser’s request, to elect “controlled company” status following completion of the Offer.

Exchange Act Registration. The Shares are currently registered under the Exchange Act. The purchase of the Shares in the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of Shares.

Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by Buckeye to its shareholders and would make certain provisions of the Exchange Act no longer applicable to Buckeye, such as the short-swing profit recovery provisions of Section 16(b), the requirement to furnish a proxy statement pursuant to Section 14(a) or 14(c) in connection with shareholders’ meetings and the related requirement to furnish an annual report to shareholders. Furthermore, the ability of “affiliates” of Buckeye and persons holding “restricted securities” of Buckeye to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended, could be impaired or eliminated. We expect Buckeye will apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

Margin Regulations. The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System, which regulations have the effect, among other things, of allowing brokers to extend credit on the collateral of Shares for the purpose of buying, carrying or trading in securities. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, after completion of the Offer, the Shares would no longer constitute “margin securities” for purposes of the margin regulations of the Board of Governors of the Federal Reserve System and therefore could no longer be used as collateral for loans made by brokers. In addition, if registration of the Shares under the Exchange Act is terminated, the Shares would no longer constitute “margin securities.”

8. Certain Information Concerning Buckeye

Buckeye. Buckeye Technologies Inc. is a Delaware corporation. According to its Quarterly Report on Form 10-Q for the quarter ended December 31, 2012, Buckeye is a manufacturer and distributor of value-added cellulose-based specialty products used in numerous applications, including disposable diapers, personal hygiene products, engine, air and oil filters, concrete reinforcing fibers, food casings, cigarette filters, rayon filaments, acetate plastics, thickeners and papers. Buckeye’s products are produced in the United States, Canada and Germany, and are sold in approximately 60 countries worldwide.

Buckeye’s legal name as specified in its certificate of incorporation is Buckeye Technologies Inc. Buckeye’s principal executive offices are located at 1001 Tillman Street, Memphis, Tennessee. The telephone number of Buckeye at that office is (901) 320-8100.

Available Information. Buckeye is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning Buckeye’s directors and officers, their remuneration, options, performance awards, deferred stock and restricted stock granted to them, the principal holders of Buckeye’s securities and any material interests of such persons in transactions with Buckeye is required to be disclosed in proxy statements distributed to Buckeye’s shareholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of such information should be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC’s principal office at 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains a website at www.sec.gov that contains reports, proxy statements and other information relating to Buckeye that has been filed via the EDGAR system.

None of Georgia-Pacific, the Purchaser, the Information Agent or the Depositary assumes responsibility for the accuracy or completeness of the information concerning Buckeye provided by Buckeye or contained in the periodic reports, documents and records referred to herein or for any failure by Buckeye to disclose events that may have occurred or may affect the significance or accuracy of any such information but which are unknown to us.

Certain Projections. To our knowledge, Buckeye does not as a matter of course make public forecasts or projections as to its future financial performance. However, before entering into the Merger Agreement, representatives of Georgia-Pacific and the Purchaser conducted a due diligence review of Buckeye, and in connection with this review Georgia-Pacific and the Purchaser received certain non-public forward-looking information concerning Buckeye’s anticipated operating performance for fiscal years ended June 30, 2013, 2014 and 2015 detailed in the following table. Buckeye has advised Georgia-Pacific and the Purchaser of certain assumptions, risks and limitations relating to these projections, as described below, and that Buckeye has not as a matter of course made public any projections as to future performance or earnings.

($ in millions)	Fiscal Year Ending June 30,
	2013	2014	2015
Sales	$810.0	$858.4	$899.5
Gross Profit	190.2	223.1	242.4
Adj. EBIT(1)	137.8	171.0	189.1
Adj. EBITDA(2)	189.8	226.4	246.6
Adj. Net Income(3)	90.2	112.8	124.8
Free Cash Flow(4)	53.1	116.6	115.6

(1)	Earnings before interest and taxes (adjusted for non-recurring charges).
(2)	Earnings before interest, taxes, depreciation and amortization (adjusted for non-recurring charges).
(3)	Net income adjusted for fuel tax credits and other non-recurring charges.
(4)	Net cash provided by operating activities less net cash used in investing activities (excluding purchases of short-term investments).

Although Georgia-Pacific and the Purchaser were provided with the projections summarized above, they did not base their analysis of Buckeye on these projections. Buckeye has advised Georgia-Pacific and the Purchaser that the projections were not prepared with a view to public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. Furthermore, the projections do not purport to present operations in accordance with U.S. generally accepted accounting principles, or “GAAP,” and Buckeye’s independent auditors have not examined, compiled or otherwise applied procedures to the projections and accordingly assume no responsibility for them. Buckeye has advised Georgia-Pacific and the Purchaser that its internal financial forecasts (upon which the projections provided to Georgia-Pacific and the Purchaser were based in part) are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and business developments. The projections may differ from publicized analyst estimates and forecasts and do not take into account any events or circumstances occurring after the date they were prepared, including the announcement of the Offer and the Merger.

The projections also reflect numerous assumptions made by the management of Buckeye, including assumptions with respect to industry performance, the market for Buckeye’s existing and new products and services, Buckeye’s ability to successfully negotiate acquisitions, general business, economic, market and financial conditions and other matters, all of which are difficult to predict, many of which are beyond Buckeye’s control and none of which were subject to approval by Georgia-Pacific or the Purchaser. These projections do not give effect to the Offer or the Merger, or any alterations that Buckeye’s management or board of directors may make to Buckeye’s operations or strategy after the completion of the Offer and the Merger. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate or that any of the projections will be realized. Since the projections cover multiple years, such information by its nature becomes less reliable with each successive year. Buckeye has advised Georgia-Pacific and the Purchaser that these financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments.

It is expected that there will be differences between actual and projected results, and actual results may be materially greater or less than those contained in the projections due to numerous risks and uncertainties, including, but not limited to, risks and uncertainties described in reports filed by Buckeye with the SEC under the Exchange Act, including, without limitation, under the heading “Risk Factors” in Buckeye’s Annual Report on Form 10-K for the fiscal year ended June 30, 2012.

All projections are forward-looking statements. These and other forward-looking statements are expressly qualified in their entirety by the risks and uncertainties identified above and the cautionary statements contained in Buckeye’s Annual Report on Form 10-K for the fiscal year ended June 30, 2012 and Quarterly Report on Form 10-Q for the quarters ended September 30, 2012 and December 31, 2012. Any provisions of the Private Securities Litigation Reform Act of 1995 that may be referenced in Buckeye’s Annual Report on Form 10-K for the fiscal year ended June 30, 2012 and Quarterly Report on Form 10-Q for the quarters ended September 30, 2012 and December 31, 2012 are not applicable to any forward looking statements made in connection with the Offer.

The inclusion of the projections in this Offer to Purchase should not be regarded as an indication that any of Georgia-Pacific, the Purchaser, Buckeye or their respective affiliates or representatives considered or consider the projections to be a reliable prediction of future events, and the projections should not be relied upon as such. None of Georgia-Pacific, the Purchaser, Buckeye or any of their respective affiliates or representatives has made or makes any representation to any person regarding the ultimate performance of Buckeye compared to the information contained in the projections, and none of them undertakes any obligation to update or otherwise revise or reconcile the projections to reflect circumstances existing after the date such projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error.

Shareholders are cautioned not to place undue reliance on the projections included in this Offer to Purchase.

9. Certain Information Concerning Georgia-Pacific and the Purchaser

Georgia-Pacific and the Purchaser. Georgia-Pacific LLC is a Delaware limited liability company. Georgia-Pacific is a one of the largest global diversified forest products companies and among the leading manufacturers of consumer tissue-based products, disposable tableware, containerboard, corrugated packaging and building products such as wood structural panels, lumber and other wood products, gypsum and chemicals. Georgia-Pacific is an indirect wholly-owned subsidiary of Koch Industries, Inc., a Kansas corporation.

Georgia-Pacific’s legal name as specified in its certificate of formation is Georgia-Pacific LLC. Georgia-Pacific’s principal executive offices are located at 133 Peachtree St. NE, Atlanta, Georgia 30303. The telephone number of Georgia-Pacific at that office is (404) 652-4000.

The Purchaser is a Delaware limited liability company that was formed in 2007 as a shell entity for the purpose of making acquisitions. Since its formation, the Purchaser has not completed any acquisitions or otherwise commenced business operations. If the Offer closes, the sole purpose of the Purchaser will be to effect the Offer and the Merger. The Purchaser is an indirect wholly-owned subsidiary of Georgia-Pacific. Until immediately before the time the Purchaser purchases Shares in the Offer, it is not anticipated that the Purchaser will have any significant assets or liabilities or engage in any activities other than those incidental to the Offer and the Merger. The Purchaser’s legal name as specified in its certificate of formation is GP Cellulose Group LLC. The Purchaser’s principal executive offices are located at 133 Peachtree St. NE, Atlanta, Georgia 30303. The telephone number of the Purchaser at that office is (404) 652-4000.

The name, citizenship, business address, current principal occupation or employment and five-year employment history of each of the directors, managers and executive officers of the Purchaser, Georgia-Pacific and Koch Industries, Inc. are set forth in Schedule I hereto.

Except as described in this Offer to Purchase, (i) neither Georgia-Pacific nor the Purchaser, nor any of the persons or entities listed in Schedule I or any associate or other majority-owned subsidiary of Georgia-Pacific or the Purchaser or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of Buckeye and (ii) neither Georgia-Pacific nor the Purchaser, nor any of the persons or entities referred to in clause (i) above has effected any transaction in the Shares or any other equity securities of Buckeye during the past 60 days.

Except as set forth in this Offer to Purchase, neither Georgia-Pacific nor the Purchaser, nor any of the persons or entities listed on Schedule I to this Offer to Purchase, has had any business relationship or transaction with Buckeye or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, during the past two years there have been no negotiations, transactions or material contacts between Georgia-Pacific or any of its subsidiaries (including the Purchaser) or any of the persons or entities listed in Schedule I to this Offer to Purchase, on the one hand, and Buckeye or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets. None of Georgia-Pacific or the Purchaser or the persons or entities listed in Schedule I has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of Georgia-Pacific or the Purchaser or the persons or entities listed in Schedule I has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Available Information. Pursuant to Rule 14d-3 under the Exchange Act, Georgia-Pacific and the Purchaser have filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto, as well as other information filed by Georgia-Pacific and the Purchaser with the SEC, may be inspected at the SEC’s public reference library at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of such information should be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC’s principal office at 100 F Street, N.E., Washington D.C. 20549. The SEC also maintains a website at www.sec.gov that contains the Schedule TO and the exhibits thereto and other information relating to Georgia-Pacific and the Purchaser that has been filed with the SEC via the EDGAR system.

10. Source and Amount of Funds

Completion of the Offer is not conditioned upon obtaining financing. Georgia-Pacific and the Purchaser estimate that the total funds required to complete the Offer and the Merger will be approximately $1.5 billion plus any related transaction fees and expenses. The Purchaser will receive these funds from Georgia-Pacific. Georgia-Pacific intends to obtain the funds to be provided to the Purchaser out of a combination of cash and cash equivalents on hand and net proceeds from the sale of commercial paper under Georgia-Pacific’s commercial paper program.

Under Georgia-Pacific’s commercial paper program, Georgia-Pacific is authorized to issue and sell up to a maximum aggregate amount of $1.0 billion of unsecured, short-term promissory notes with maturities of up to 270 days from the date of issuance, pursuant to an exemption from federal and state securities laws. The commercial paper notes are not redeemable prior to maturity and are not subject to voluntary prepayment. Georgia-Pacific expects the commercial paper notes to be issued either at a discount to the principal amount of the notes representing an interest factor, or, if the commercial paper notes are interest bearing, at the principal amount of the notes. Interest expense on the commercial paper notes is generally based on the prevailing market rates and may be measured by reference to either the certificate of deposit rate, money market yield, federal funds rate, London interbank offered rate, the prime rate, the treasury rate or other rate specified in the documents delivered in connection with the issuance of the commercial paper notes. Interest expense for Georgia-Pacific’s recently issued commercial paper has ranged from 0.25% per year to less than 0.30% per year. For each of the interest bearing commercial paper notes, interest is either calculated on a fixed or floating rate basis. Georgia-Pacific expects to issue commercial paper notes only to qualified institutional buyers.

The foregoing summary of Georgia-Pacific’s commercial paper program is qualified by reference to the form of Commercial Paper Dealer Agreement, which is incorporated herein by reference. Georgia-Pacific, as issuer, and each of J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC as dealers have entered into a Commercial Paper Dealer Agreement consistent with the form of Commercial Paper Dealer Agreement. The foregoing summary of Georgia-Pacific’s commercial paper program is also qualified by reference to the Issuing and Paying Agency Agreement, dated as of January 11, 2013, by and between Georgia-Pacific and JPMorgan Chase Bank, National Association, which is incorporated herein by reference. We have filed a copy of these agreements as exhibits to the Schedule TO. Shareholders and other interested parties should read these agreements for a more complete description of the provisions summarized above.

Any issuance of notes under Georgia-Pacific’s commercial paper program is expected to be repaid in the ordinary course of business from operating revenues of Georgia-Pacific and its subsidiaries.

Because the only consideration to be paid in the Offer and the Merger is cash, the Offer is to purchase all issued and outstanding Shares and there is no financing condition to the completion of the Offer, we do not believe the financial condition of the Purchaser and Georgia-Pacific is material to a decision by a holder of Shares whether to sell, hold or tender Shares in the Offer.

11. Background of the Offer; Past Contacts, Negotiations and Transactions

The following is a description of contacts between representatives of Georgia-Pacific and its affiliates and representatives of Buckeye and other persons that resulted in the execution of the Merger Agreement and commencement of the Offer. For a review of Buckeye’s activities relating to these contacts, please refer to Buckeye’s Schedule 14D-9 being mailed to its shareholders with this Offer to Purchase.

In the ordinary course of business, Georgia-Pacific regularly evaluates strategic opportunities for investment purposes and long-term growth potential.

On July 31, 2012, David G. Park, Senior Vice President of Strategy and Business Development of Georgia-Pacific and President of the Purchaser, invited John B. Crowe, Buckeye’s President and Chief Executive Officer, to attend the U.S. Open tennis tournament in New York. In early September 2012, Mr. Crowe and his wife were the guests of Mr. Park and Pat Boushka, President of Georgia-Pacific’s cellulose business, and their spouses at the U.S. Open. They did not have discussions regarding any possible transaction involving Georgia-Pacific or Buckeye.

In late November 2012, Mr. Crowe and Mr. Park met for dinner in Memphis, Tennessee. Although they did not have any discussions regarding any possible transaction including Georgia-Pacific or Buckeye, Mr. Park indicated that he would contact Mr. Crowe again in January.

On January 25, 2013, Mr. Park contacted Mr. Crowe and expressed Georgia-Pacific’s interest in a potential negotiated transaction with Buckeye. Mr. Park requested access to certain confidential information regarding Buckeye so that Georgia-Pacific might evaluate the terms of such potential transaction. On January 30, 2013, Buckeye and Georgia-Pacific entered into a confidentiality agreement and Buckeye subsequently provided the requested confidential information to Georgia-Pacific. The confidentiality agreement contained a standstill that generally prohibited Georgia-Pacific from making any proposal regarding a possible acquisition of Buckeye other than a proposal to Buckeye’s board of directors on a confidential basis and only to the extent such proposal would not require Buckeye to make a public announcement until such time as Buckeye announced a transaction with a third party.

On January 31, 2013, Mr. Park and other representatives of Georgia-Pacific participated in a telephonic discussion with Mr. Crowe, together with representatives of Barclays Capital Inc. (“Barclays”), Buckeye’s financial advisor, and Dechert LLP (“Dechert”), outside legal counsel to Buckeye, regarding Buckeye’s financial performance and outlook.

On February 21, 2013, Mr. Park and Mr. Boushka met with Mr. Crowe and made a non-binding indication of interest for Georgia-Pacific to acquire Buckeye for $35.00 per share, in cash. Mr. Crowe indicated that, in his view, $35.00 per share did not present a value that would be compelling to Buckeye’s board of directors, but indicated that Buckeye’s board of directors would likely be more receptive to a valuation closer to $40.00 per share.

On February 28, 2013, Mr. Park delivered to Mr. Crowe a non-binding indication of interest for Georgia-Pacific to acquire Buckeye for $37.50 per share, in cash, and requested the execution of a 45-day exclusivity agreement. The proposed transaction would be structured as an all cash tender offer, and Georgia-Pacific indicated that the absence of a financing condition would allow Georgia-Pacific to move quickly towards execution of definitive documentation. Mr. Crowe indicated that he would present the indication of interest to Buckeye’s board of directors and made Mr. Park aware that Buckeye was exploring a potential sale of its nonwovens business. Mr. Crowe did not provide to Mr. Park or Georgia-Pacific the identity of the potential buyer. Mr. Park indicated that Georgia-Pacific’s indication of interest was not conditioned on Buckeye’s termination of its discussions regarding the sale of the nonwovens business.

On March 8, 2013, representatives of Barclays contacted Mr. Park to inform him that Buckeye’s board of directors had authorized Buckeye’s management to provide Georgia-Pacific access to additional due diligence information, subject to the existing confidentiality agreement, but that Buckeye would not grant exclusivity. Mr. Park communicated to the representatives of Barclays the importance of exclusivity and that, while Georgia-Pacific at this time was prepared to proceed without exclusivity, Georgia-Pacific expected that Buckeye would be pursuing discussions only with Georgia-Pacific, that Georgia-Pacific would terminate discussions if Buckeye had pre-signing discussions with any other party and that Georgia-Pacific would likely revisit the need with Buckeye for a formal exclusivity arrangement at a later date if discussions proceeded. Subsequently, Mr. Crowe communicated to Mr. Park that Buckeye would not sign the exclusivity agreement but indicated that Buckeye was not currently engaged in discussions with other parties for a sale of Buckeye.

On March 13, 2013, Georgia-Pacific sent to Barclays a comprehensive due diligence request list, and Buckeye began population of an electronic dataroom. From this date through April 23, 2013, Georgia-Pacific and its advisors conducted due diligence on Buckeye.

On March 26, 2013, Georgia-Pacific and its financial advisor attended an all-day presentation in Memphis, Tennessee held by representatives of Buckeye, Barclays and Dechert focusing on Buckeye’s operations, financial performance and outlook.

On March 27 and 28, 2013, representatives of Georgia-Pacific participated in site visits at Buckeye’s Memphis, Tennessee and Perry, Florida plants.

On April 2, 2013, Latham & Watkins LLP (“Latham”), outside legal counsel to Georgia-Pacific, delivered to Dechert an initial draft of a two-step merger agreement for the proposed transaction. Among other things, the draft proposed a 5.0% termination fee, an evergreen matching right for Georgia-Pacific with respect to superior proposals, the ability for Georgia-Pacific to terminate the transaction if Buckeye had not affirmatively rejected a competing proposal within 20 days of receipt (a “fish-or-cut-bait provision”), reimbursement by Buckeye of Georgia-Pacific’s expenses in the event of a termination of the merger agreement under certain circumstances and the absence of any divestiture commitment, if necessary, in order to obtain antitrust clearance. The draft also contemplated all of Buckeye’s directors and officers would sign support agreements.

On April 8, 2013, Dechert delivered to Latham a revised draft of the proposed merger agreement, which draft included a termination fee of 2.5%, a one-time matching right for Georgia-Pacific, a rejection of the fish-or-cut-bait provision, a rejection of reimbursement by Buckeye of Georgia-Pacific’s expenses and a “hell-or-high-water” provision requiring Georgia-Pacific to take any and all actions necessary to obtain antitrust clearance.

On April 9, 2013, Latham provided to Dechert a business issues list, which was subsequently discussed with Buckeye senior management and representatives of Barclays. The business issues list proposed, among other things, that the termination fee should be meaningfully in excess of 3.0%, evergreen matching rights for Georgia-Pacific, reinsertion of the fish-or-cut-bait provision, no hell-or-high-water antitrust obligation and specific closing conditions related to compliance. Representatives of Georgia-Pacific, Latham and Dechert discussed and negotiated the issues raised in the business issues list.

On April 11 and 12, 2013, representatives of Buckeye, Georgia-Pacific, Dechert and Latham met in Memphis, Tennessee to discuss the transaction and advance negotiations of the merger agreement, with particular focus on the conditions to the Offer and the Merger, deal protection terms and the scope of representations, warranties and interim operating covenants proposed to be made by Buckeye. Also on April 11 and 12, 2013, representatives of Georgia-Pacific participated in a site visit at Buckeye’s Gaston, North Carolina plant.

On April 12, 2013, Mr. Park contacted Mr. Crowe to discuss Georgia-Pacific’s valuation of Buckeye based on its ongoing due diligence efforts. Mr. Park informed Mr. Crowe that Georgia-Pacific proposed to reduce its $37.50 price by at least $0.40 per share based on certain items identified in its due diligence review. Mr. Crowe informed Mr. Park that, in his view, Buckeye’s board of directors would not agree to any price reduction, following which Barclays contacted Georgia-Pacific’s financial advisor to communicate a similar message. Following these calls, Buckeye and its legal and financial advisors suspended negotiations with Georgia-Pacific and its advisors.

On April 13, 2013, representatives of UBS Securities LLC, Georgia-Pacific’s financial advisor, called representatives of Barclays and explained Georgia-Pacific’s proposed reduction in the per share purchase price based on Georgia-Pacific’s due diligence review. The representatives of Barclays indicated that any price reduction would likely be unacceptable to Buckeye.

On April 14, 2013, Latham circulated a business issues list that included a package proposal for resolution of the remaining business issues (other than price), which proposal included a termination fee of 3.4%, evergreen matching rights, a commitment to litigate until the extended outside date to obtain antitrust clearance but no divestiture commitment and a prohibition on Buckeye’s payment of any dividends (including its regular quarterly dividend) during the period between signing and closing of a transaction.

On April 15, 2013, Mr. Park called Mr. Crowe and reaffirmed a $37.50 price per share, following which Buckeye’s legal and financial advisors resumed discussions with Georgia-Pacific and its advisors regarding the transaction. Later that day, Dechert circulated to Latham a draft of the disclosure schedules to the merger agreement and Latham provided a revised draft of the merger agreement which reflected its package proposal that had been delivered to Dechert on April 14, 2013.

On April 16, 2013, the parties continued negotiation of the merger agreement. During such negotiations Georgia-Pacific indicated that it was prepared to agree to limited divestiture commitments, if necessary to obtain antitrust clearance, as part of the overall package previously provided by Latham on April 14, 2013 for resolution of the remaining business issues, provided that the transaction structure was changed to a dual-track structure.

On April 17, 2013, representatives of Barclays contacted Mr. Park to discuss whether Georgia-Pacific would be willing to increase its proposed valuation. Mr. Park stated that $37.50 per share represented Georgia-Pacific’s best and final offer.

Also, on April 17, 2013, Dechert circulated a business issues list that included Buckeye’s response to Georgia-Pacific’s April 14th package proposal, which response included a termination fee of 3.0% and evergreen matching rights except in connection with a superior proposal that exceeds the Offer Price by 5.0% or more.

Later in the evening on April 17, 2013, Latham circulated a revised draft of the merger agreement which did not address Buckeye’s package proposal but did include the proposed divestiture commitment. Among other things, the Latham draft also proposed a termination fee of 3.4%, an evergreen matching right and provided that Georgia-Pacific would have up to 13 months post-signing to obtain regulatory approval.

Between April 18 and 23, 2013, the parties continued to negotiate the terms of the proposed transaction, with particular focus on the dual track structure, the interim operating covenants, the scope and timing of the divestiture commitment, deal protection and deal certainty. Multiple drafts of the merger agreement and disclosure schedules were circulated among the parties. During this period Georgia-Pacific agreed to certain concessions on deal protection including the provision that would only provide one matching right in connection a superior proposal at a price of 10.0% or more than the Offer Price.

On April 23, 2013, Mr. Crowe and Mr. Park negotiated the final business issues, including the ability for Buckeye to continue to pay regular quarterly dividends during the period between signing and closing, a 10-month extended outside date for closing of the transaction and a 3.25% termination fee. Also on April 23, 2013, at the insistence of Georgia-Pacific, Buckeye and Barclays amended (i) Barclays’ engagement letter for the sale of Buckeye’s nonwovens business, and (ii) Barclays’ engagement letter for the potential acquisition by Buckeye of certain operations of a leading dissolving pulp producer outside the United States, in each case, effective only as of the completion of the proposed transaction, to terminate any rights that Barclays may have under such letters to any fee for any subsequent transaction, including any divestiture that may be required under the terms of the Merger Agreement to obtain antitrust clearance.

Later during the day of April 23rd, representatives of Dechert contacted Latham to indicate that Buckeye’s board of directors had adjourned its special meeting to seek additional clarity with respect to Georgia-Pacific’s divestiture obligations under the Merger Agreement. After further negotiation among representatives of the parties, Georgia-Pacific agreed to certain modifications to its divestiture commitment, and the representatives of Buckeye indicated that they would present the Merger Agreement as modified to Buckeye’s board of directors. Georgia-Pacific was subsequently advised that the board of directors of Buckeye unanimously: (i) determined that it is advisable, fair and in the best interests of Buckeye to enter into the Merger Agreement, (ii) determined that the terms of the Merger Agreement, including the Offer, the Top-Up Option and the Merger, are fair to, and in the best interests of, Buckeye and its shareholders, and are approved and declared advisable, (iii) authorized the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer, the Top-Up Option and the Merger, and (iv) recommended that the holders of Shares accept the Offer, tender their Shares to the Purchaser in the Offer and vote in favor of the adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, if required by applicable law.

On the evening of April 23, 2013, the parties entered into the Merger Agreement and the directors and senior executive officers of Buckeye entered into the Support Agreements (as defined in Section 13—“The Merger Agreement; Other Agreements—Letter Agreements”). The transaction was announced via a joint press release prior to the market opening on April 24, 2013.

12. Purpose of the Offer; Plans for Buckeye; Other Matters

Purpose of the Offer. The purpose of the Offer is to enable Georgia-Pacific and the Purchaser to acquire control of, and the entire equity interest in, Buckeye. The Offer is being made pursuant to the Merger Agreement and is intended to increase the likelihood that the Merger will be effected and reduce the time required for shareholders to receive the transaction consideration and Georgia-Pacific to complete the acquisition of Buckeye. The purpose of the Merger is to acquire all issued and outstanding Shares not purchased in the Offer. The transaction structure includes the Merger to ensure the acquisition of all issued and outstanding Shares.

If the Merger is completed, Georgia-Pacific will indirectly own 100% of the equity interests in Buckeye, and will be entitled to all of the benefits resulting from that interest. These benefits include complete control of Buckeye and entitlement to any increase in its value. Similarly, Georgia-Pacific would also bear the risk of any losses incurred in the operation of Buckeye and any decrease in the value of Buckeye.

Buckeye shareholders who sell their Shares in the Offer will cease to have any equity interest in Buckeye and to participate in any future growth in Buckeye. If the Merger is completed, the current shareholders of Buckeye will no longer have an equity interest in Buckeye and instead will have only the right to receive cash consideration according to the Merger Agreement or, to the extent shareholders are entitled to and properly exercise appraisal rights under the DGCL, the amounts to which such shareholders are entitled under the DGCL. See Section 13—“The Merger Agreement; Other Agreements.” Similarly, the current shareholders of Buckeye will not bear the risk of any decrease in the value of Buckeye after selling their Shares in the Offer or the Merger.

Plans for Buckeye. Except as disclosed in this Offer to Purchase, we do not have any present plan or proposal that would result in the acquisition by any person of additional securities of Buckeye, the disposition of securities of Buckeye, an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving Buckeye or its subsidiaries, or the sale or transfer of a material amount of assets of Buckeye or its subsidiaries. After the purchase of the Shares in the Offer, we will be entitled to appoint our representatives to the board of directors of Buckeye in proportion to our ownership of the outstanding Shares, as described below under the caption “Buckeye’s Board of Directors” in Section 13—“The Merger Agreement; Other Agreements.” After completion of the Offer and the Merger, Buckeye will be an indirect wholly-owned subsidiary of Georgia-Pacific. After completion of the Offer and the Merger, Georgia-Pacific expects to operate Buckeye’s facilities in the same manner it does other Georgia-Pacific facilities, using the best capabilities of Buckeye and Georgia-Pacific to optimize operations, including making investments where appropriate. Georgia-Pacific plans to continue Buckeye’s major projects currently underway at its facilities located in Perry, Florida and Memphis, Tennessee, among others. Beyond the projects currently underway, Georgia-Pacific cannot speculate on future activities and Georgia-Pacific and the Purchaser reserve the right to change their plans and intentions at any time, as they deem appropriate.

Pursuant to the Merger Agreement, under certain circumstances Georgia-Pacific and the Purchaser may be required to divest Buckeye’s facility in Gaston County, North Carolina, and in connection therewith, Georgia-Pacific may consider complementary dispositions. See Section 13—“The Merger Agreement; Other Agreements.”

After completion or termination of the Offer, we may seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon terms and at prices as we determine, which may be more or less than the price paid in the Offer. If we do not acquire sufficient Shares in the Offer, including any Subsequent Offering Period, to complete the Merger under the “short-form” merger provisions of the DGCL, we expect to acquire additional Shares by exercising the Top-Up Option, subject to the limitations set forth in the Merger Agreement.

Shareholder Approval. Under the DGCL and Buckeye’s organizational documents, the approval of the board of directors of Buckeye is required for the adoption of the Merger Agreement and the completion of the

Merger, and the affirmative vote of the holders of 75% of the outstanding Shares, voting together as a single class, is required to adopt and approve the Merger Agreement and the Merger, unless the “short-form” merger procedure described below is available. Buckeye has represented in the Merger Agreement that the execution and delivery of the Merger Agreement by Buckeye and the completion by Buckeye of the transactions contemplated by the Merger Agreement have been duly and validly authorized by all necessary corporate action on the part of Buckeye, subject to the adoption of the Merger Agreement by the affirmative vote of the holders of 75% of the outstanding Shares, if required in accordance with the DGCL and Buckeye’s organizational documents. Buckeye has further represented that the approval described in the preceding sentence is the only shareholder vote required to adopt the Merger Agreement and complete the Merger. After (i) the Purchaser accepts for payment Shares validly tendered in the Offer, and after the expiration of any Subsequent Offering Period, if the Purchaser owns less than 90% of the outstanding shares entitled to vote on the adoption of the Merger Agreement or (ii) an Offer Termination (as defined below) has occurred, Georgia-Pacific, the Purchaser and Buckeye have agreed to seek to complete the Merger using a “long-form” merger structure, and Buckeye has agreed, if necessary, to set a record date for, call and give notice of a special meeting of its shareholders to consider and take action upon the Merger Agreement and to convene and hold such meeting. The special meeting would be held as promptly as practicable thereafter. Georgia-Pacific has agreed to vote, or cause to be voted, all of the Shares then owned of record by Georgia-Pacific, the Purchaser or any of Georgia-Pacific’s other subsidiaries and affiliates, or with respect to which Georgia-Pacific or the Purchaser otherwise has sole voting power in favor of the adoption of the Merger Agreement.

Termination of the Offer in Certain Circumstances. Pursuant to the Merger Agreement, if on or prior to the expiration of the Offer, Georgia-Pacific, the Purchaser or Buckeye receives a Second Request, the Purchaser may elect to terminate the Offer at the next scheduled Expiration Date and Georgia-Pacific, the Purchaser and Buckeye have agreed to seek to complete the Merger using a “long-form” merger structure. If the Offer is so terminated, then the affirmative vote of the holders of 75% of the outstanding Shares, voting together as a single class, will be required to adopt the Merger Agreement and approve the Merger under the DGCL and the organizational documents of Buckeye. The Merger Agreement provides that, as promptly as reasonably practicable after April 23, 2013 (and in any event within seven business days after the commencement of this Offer), Buckeye will prepare and file with the SEC a proxy statement in preliminary form with respect to a special meeting of Buckeye’s shareholders to consider adoption of the Merger Agreement. If the Offer Termination occurs, Buckeye has agreed to, as promptly as practicable (and in any event within five business days following the later of (i) the Purchaser’s request and (ii) the date on which the SEC confirms that it has no further comments on the proxy statement), establish a record date (which will be as soon as permissible under applicable law and the rules of the NYSE) for and give notice of a special meeting of its shareholders to consider and vote on the adoption of the Merger Agreement and will separately mail a proxy statement related to that special meeting to Buckeye’s shareholders of record as of the record date for the meeting. See Section 13—“The Merger Agreement; Other Agreements.”

Short-Form Merger. Section 267 of the DGCL provides that, if a limited liability company owns at least 90% of the outstanding shares of each class and series of a subsidiary corporation, the parent limited liability company may merge the subsidiary corporation into itself or into another such subsidiary or merge itself into the subsidiary corporation, in each case, without the approval of the board of directors or the shareholders of the subsidiary corporation (such merger, a “Short-Form Merger”). In the event that the Purchaser holds in the aggregate, at least 90% of the outstanding shares of each class and series of capital stock of Buckeye following the Offer, and any Subsequent Offering Period (and including as a result of its exercise of the Top-Up Option), then the Purchaser will cause the Short-Form Merger to be effected without a meeting of the shareholders of Buckeye, subject to compliance with the provisions of Section 267 of the DGCL. If the Purchaser does not acquire sufficient Shares in the Offer, including any Subsequent Offering Period, to complete a Short-Form Merger, the Purchaser expects to exercise the Top-Up Option, subject to the limitations set forth in the Merger Agreement, to purchase additional Shares required to complete a Short-Form Merger, taking into account the Shares issued upon exercise of the Top-Up Option. Based on Buckeye’s current capitalization, we believe it is likely that we will be able to complete a Short-Form Merger if the Minimum Condition is satisfied and the Offer is completed. We could also seek to purchase additional Shares in the open market or otherwise to permit us to complete a Short-Form Merger. The Merger Agreement provides that Buckeye, Georgia-Pacific, and the Purchaser will take all actions necessary or appropriate to effect a Short-Form Merger if permitted to do so under the DGCL.

Going Private Transactions. The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain “going private” transactions and which may under certain circumstances be applicable to the Merger or other business combination following the purchase of Shares pursuant to the Offer in which the Purchaser seeks to acquire the remaining Shares not then held by it. The Purchaser believes that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one year following completion of the Offer and, in the Merger, shareholders will receive the same price per Share as paid in the Offer. Rule 13e-3 would otherwise require, among other things, that certain financial information concerning Buckeye and certain information relating to the fairness of the proposed transaction and the consideration offered to minority shareholders be filed with the SEC and disclosed to shareholders before completion of a transaction.

Appraisal Rights. Holders of the Shares do not have appraisal rights in connection with the Offer. However, if the Merger (including the Short-Form Merger) is completed, holders of the Shares immediately prior to the effective time of the Merger will have certain rights under the provisions of Section 262 of the DGCL, including the right to dissent from the Merger and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Dissenting Buckeye shareholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (excluding any appreciation or depreciation in anticipation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest thereon, if any. Any such judicial determination of the fair value of the Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of the Shares. Pursuant to the Merger Agreement, the exercise of the Top-Up Option and the issuance of Shares pursuant to the exercise of the Top-Up Option shall not be considered in connection with a judicial determination of fair value of the Shares. The value so determined could be more or less than the price per Share to be paid in the Merger.

The foregoing summary of the rights of shareholders seeking appraisal rights under the DGCL does not purport to be a complete statement of the procedures to be followed by shareholders desiring to exercise any appraisal rights available under the DGCL and is qualified in its entirety by reference to Section 262 of the DGCL. The perfection of appraisal rights requires strict adherence to the applicable provisions of the DGCL. If a shareholder withdraws or loses his right to appraisal, such holder will only be entitled to receive the price per Share to be paid in the Merger, without interest.

13. The Merger Agreement; Other Agreements

Merger Agreement

The following summary of certain provisions of the Merger Agreement is qualified by reference to the Merger Agreement itself, which is incorporated herein by reference. We have filed a copy of the Merger Agreement as an exhibit to the Schedule TO. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 9—“Certain Information Concerning Georgia-Pacific and the Purchaser.” Shareholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below. Capitalized terms used herein and not otherwise defined have the meanings set forth in the Merger Agreement.

The Offer. The Merger Agreement provides that the Purchaser will commence the Offer as promptly as practicable (and in any event within 10 business days) after the execution of the Merger Agreement, and that, subject to the satisfaction of the Minimum Condition and the other conditions that are described in Section 14—“Conditions of the Offer,” the Purchaser will accept for payment and pay for all Shares validly tendered and not properly withdrawn in the Offer as promptly as practicable (and in any event within three business days) after the Purchaser is legally permitted to do so.

Georgia-Pacific and the Purchaser expressly reserved the right to increase the Offer Price or to make any other changes in the terms and conditions of the Offer, except that without Buckeye’s prior written approval the Purchaser is not permitted to (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) reduce the maximum number of Shares sought to be purchased in the Offer, (iv) amend, modify or waive the Minimum Condition, (v) amend any of the other conditions of the Offer described in Section 14—“Conditions of the Offer” in a manner adverse to Buckeye’s shareholders, (vi) impose additional conditions of the Offer, (vii) except as permitted pursuant to the Merger Agreement, terminate, accelerate, extend or otherwise modify or amend the Expiration Date, or (viii) otherwise modify or amend any of the other terms of the Offer in a manner adverse in any material respect to Buckeye’s shareholders.

The Merger Agreement provides that the Purchaser will extend the Offer:

•	to the extent required by applicable law or applicable rules, regulations, interpretations or positions of the SEC or its staff;

•	for one or more periods of up to 20 business days each until, and including, July 22, 2013, if at any then scheduled Expiration Date any of the conditions of the Offer have not been satisfied; and

•

for one or more periods of up to 20 business days each until, and including, February 24, 2014, if at any then scheduled Expiration Date any of the conditions to the Offer have not been satisfied and on July 22, 2013, all of the conditions of the Offer (excluding the Minimum Condition, the condition related to the existence of any lawsuit by any governmental entity seeking to restrain or prohibit the completion of the Offer or the Merger under any competition law and the delivery of an officer’s certificate by Buckeye) have been satisfied or waived by the Purchaser, other than the HSR Condition and/or the Other Governmental Approvals Condition (as defined below in Section 14—“Conditions of the Offer”).

Notwithstanding these required extensions, if on or prior to the expiration of the Offer (as may be extended), Georgia-Pacific, the Purchaser or Buckeye receives a Second Request, the Purchaser may elect not to extend the Offer and to terminate the Offer (we refer to this as the “Offer Termination”). Promptly upon such Offer Termination (unless the Merger Agreement is likewise terminated), Buckeye has agreed to hold a special meeting of its shareholders to consider and vote on the adoption of the Merger Agreement and will separately mail a proxy statement related to that special meeting to Buckeye’s shareholders of record as of the record date for the meeting. Buckeye, Georgia-Pacific and the Purchaser agree that the Offer Termination will not give rise to a right to terminate the Merger Agreement, except to the extent expressly provided by the Merger Agreement, and that in the absence of any termination of the Merger Agreement, each party’s obligations under the Merger Agreement (other than those related exclusively to the Offer) will remain in effect.

After acceptance for payment of Shares in the Offer, and assuming full exercise of the Top-Up Option, if Georgia-Pacific, the Purchaser and their subsidiaries and affiliates do not hold, in the aggregate, at least 90% of the issued and outstanding Shares so as to permit the Purchaser to complete the Short-Form Merger, then the Purchaser may provide, and must provide if requested by Buckeye, a Subsequent Offering Period (and one or more extensions thereof) in accordance with Rule 14d-11 under the Exchange Act. The Purchaser is required to immediately accept for payment, and promptly pay for, all Shares validly tendered in any Subsequent Offering Period.

The Purchaser has agreed that it will not terminate the Offer prior to any scheduled Expiration Date without the written consent of Buckeye except if the Merger Agreement has been terminated pursuant to its terms. If the Merger Agreement is terminated pursuant to its terms, then the Purchaser is required to promptly, irrevocably and unconditionally terminate the Offer and cause the Depositary to return all Shares tendered in the Offer.

Buckeye’s Board of Directors. Under the Merger Agreement, after the Purchaser accepts for payment any Shares validly tendered in the Offer, subject to compliance with applicable laws and the NYSE rules and regulations, the Purchaser is entitled to elect or designate a number of directors, rounded up to the next whole number, to the board of directors of Buckeye that is equal to the total number of directors on Buckeye’s board of directors multiplied by the percentage that the Shares beneficially owned by Georgia-Pacific and its direct or indirect wholly-owned subsidiaries, including the Purchaser, in the aggregate, bears to the total number of Shares then outstanding. At the Purchaser’s request, Buckeye has agreed to promptly take such actions as are necessary to enable the Purchaser’s designees to be elected or designated to Buckeye’s board of directors, including filling vacancies or newly created directorships on Buckeye’s board of directors, increasing the size of Buckeye’s board of directors, and/or securing the resignations of its incumbent directors. After the Purchaser accepts for payment any Shares validly tendered in the Offer, Buckeye has also agreed to cause the Purchaser’s designees to serve on and constitute the same percentage of (i) each committee of Buckeye’s board of directors and (ii) each board of directors (or similar body) of Buckeye’s subsidiaries and each committee thereof, to the extent permitted by applicable law and the NYSE Rules. After the Purchaser accepts for payment any Shares validly tendered in the Offer, Buckeye has also agreed, at the Purchaser’s request, to elect to be treated as a “controlled company” as defined by NYSE Rule 303A.

After the Purchaser’s designees are elected to, and constitute a majority of, Buckeye’s board of directors, but prior to the effective time of the Merger, notwithstanding the above obligations with respect to Purchaser’s designees, Buckeye will cause three directors who are currently members of Buckeye’s board of directors to remain as directors. We refer to these remaining directors as the “Continuing Directors.” The Merger Agreement provides that:

•

each Continuing Director will be an “independent director” as defined by NYSE Rule 303A.02 and eligible to serve on the Audit Committee of Buckeye’s board of directors under the Exchange Act and NYSE Rules; and

•	at least one Continuing Director will be an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K and the instructions thereto.

If any Continuing Director is unable to serve due to death, disability or resignation, Buckeye will take necessary action so that the remaining Continuing Directors are entitled to elect or designate another person or persons that satisfy the foregoing independence requirements to fill the vacancy or vacancies, each of whom will be deemed to be a “Continuing Director.” After the Purchaser’s designees are elected to, and constitute a majority of, Buckeye’s board of directors, but prior to the effective time of the Merger, the approval of a majority of the Continuing Directors (in addition to the approval rights of the Buckeye board of directors or its shareholders as may be required) is required for Buckeye to:

•	amend or terminate the Merger Agreement;

•	exercise or waive any of Buckeye’s rights, benefits or remedies under the Merger Agreement;

•	amend Buckeye’s governing documents, including its certificate of incorporation or bylaws;

•	extend the time for performance of any of the obligations of Georgia-Pacific or the Purchaser under the Merger Agreement;

•	authorize any agreement between Buckeye (or any of its affiliates) and Georgia-Pacific or the Purchaser (or any of their affiliates); or

•	grant consent or take any other action of Buckeye with respect to the Offer or the Merger.

With respect to the items described in the third and the fifth bullet points above, the approval of a majority of the Continuing Directors is required only if the action would reasonably be expected to adversely affect Buckeye or its shareholders (other than Georgia-Pacific and the Purchaser) in any material respect.

If there are no Continuing Directors as a result of the directors’ deaths, disabilities or resignations, then the actions set forth in the bullet points above may be taken by majority vote of the entire Buckeye board of directors.

Until the effective time of the Merger the Continuing Directors will have the authority to retain independent advisors and counsel at the expense of Buckeye and to institute any legal action on behalf of Buckeye to enforce the terms of the Merger Agreement. Prior to effective time of the Merger, neither Georgia-Pacific nor the Purchaser will take any action to remove or request the resignation of any of the Continuing Directors, other than for cause or if required by applicable law or fiduciary duties.

The Merger. The Merger Agreement provides that, following completion of the Offer (if applicable) and subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the effective time of the Merger:

•	the Purchaser will be merged with and into Buckeye;

•	Buckeye will continue as the surviving corporation of the Merger (which we refer to as the “surviving corporation”); and

•

all property, rights, privileges, immunities, powers and franchises of Buckeye and the Purchaser will vest in the surviving corporation and continue unaffected by the Merger and all of their debts, liabilities and duties will become debts, liabilities and duties of the surviving corporation.

At the effective time of the Merger, the certificate of incorporation and bylaws of the surviving corporation will be amended to be in the forms attached to the Merger Agreement.

Conditions to Completion of the Merger. The respective obligations of Georgia-Pacific and the Purchaser, on the one hand, and Buckeye, on the other hand, to complete the Merger are subject to the satisfaction of the following conditions:

•	except if the Offer Termination has occurred, the Purchaser has accepted for payment all Shares validly tendered and not withdrawn in the Offer;

•	the Merger Agreement has been adopted and the Merger approved by the requisite vote of the Buckeye’s shareholders, if required by applicable law;

•

except if the Offer Termination has occurred, the completion of the Merger has not been restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling of any other governmental entity and there is not in effect any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any governmental entity which prevents the completion of the Merger;

•

solely if the Offer Termination has occurred, there is no law or order of a governmental entity of competent jurisdiction in effect or entered with respect to the Merger (other than applicable waiting periods under the HSR Act or similar waiting periods associated with Other Required Governmental Approvals) that has the effect of enjoining, making illegal or otherwise prohibiting the completion of the Merger; and

•

solely if the Offer Termination has occurred, any waiting period under the HSR Act applicable to the Merger has expired or terminated and any Other Required Governmental Approvals have been obtained and any waiting period or mandated filing will have lapsed or been made.

If the Offer Termination has occurred, the obligations of Georgia-Pacific and the Purchaser to complete the Merger also will be subject to the satisfaction or (to the extent permitted by applicable law) waiver of conditions similar to those applicable to the Offer (other than the Minimum Condition), such as conditions relating to representations, warranties, and covenants, and relating to a material adverse effect as described in Section 14—“Conditions of the Offer.”

If the Offer Termination has occurred, the obligations of Buckeye to complete the Merger will also be subject to the satisfaction or (to the extent permitted by applicable law) waiver of the following conditions:

•

the representations and warranties of Georgia-Pacific and the Purchaser must be true and correct in all material respects as of the closing date of the Merger, except (i) representations and warranties that related to specific date or time (which need only have been true as of such date or time), and (ii) as has not had and would not reasonably be expected to have, individually or in the aggregate with all other failures of such representations and warranties to be true or correct, any condition or effect that prevents or materially delays or would reasonably be expected to prevent or materially delay completion of the Offer or the Merger or any of the material obligations of Georgia-Pacific or the Purchaser under the Merger Agreement;

•	Georgia-Pacific and the Purchaser must have performed or complied in all material respects with their material obligations and covenants under the Merger Agreement; and

•	Georgia-Pacific must have delivered an officer’s certificate to the effect that the conditions in the two preceding bullet points have been satisfied.

Conversion of Capital Stock. At the effective time of the Merger, by virtue of the Merger and without any further action:

•

each Share issued and outstanding immediately prior to the effective time of the Merger (other than Shares to be canceled in accordance with the following bullet point, and other than Shares held by shareholders that are entitled to and properly exercise appraisal rights under Delaware law) will be converted into the right to receive the Offer Price, subject to any withholding of taxes required by applicable law;

•

all Shares owned by Buckeye or by Georgia-Pacific, the Purchaser or any of their respective subsidiaries will be canceled and will cease to exist, and no consideration will be delivered in exchange for those Shares; and

•

all outstanding equity interests of the Purchaser held immediately prior to the effective time of the Merger will be converted into and become 100 newly issued, fully paid and non-assessable shares of common stock of the surviving corporation.

After the effective time of the Merger, the Shares will no longer be outstanding and will cease to exist, and each holder of a certificate representing Shares will cease to have any rights with respect thereto, except the right to receive the Offer Price, subject to any withholding of taxes required by applicable law, upon the surrender of such certificate. At or prior to the effective time of the Merger, Georgia-Pacific or the Purchaser will deposit with the paying agent for the Merger the aggregate consideration to be paid to holders of Shares in the Merger.

Treatment of Options. Immediately prior to the effective time of the Merger, each unexpired and unexercised option to purchase Shares under any stock option or other equity or equity-based plan of Buckeye, whether or not then exercisable or vested, will be canceled and, in exchange for such option, the former holder of such canceled option will be entitled to receive a cash payment (subject to applicable withholding or other taxes required by applicable law) in an amount equal to the total number of Shares subject to the option multiplied by the amount by which the Offer Price exceeds the exercise price per share of the option. After the effective time of the Merger, each Buckeye stock option will no longer be exercisable and will only entitle the holder to the payment of the consideration described above.

Treatment of Stock Appreciation Rights. Immediately prior to the effective time of the Merger, each unexpired and unexercised stock appreciation right based on the value of Shares, whether or not then exercisable or vested, will be canceled and, in exchange therefor, the former holder will be entitled to receive a payment in cash (subject to any applicable withholding or other taxes required by applicable law) of an amount equal to the total number of Shares subject to such stock appreciation right multiplied by the amount by which the Offer Price exceeds the base price per Share subject to such stock appreciation right. After the effective time of the Merger, each Buckeye stock appreciation right will no longer be exercisable, but will only entitle the holder to the payment of the consideration described above, if any.

Treatment of Restricted Shares. In connection with the Offer, Buckeye will take all actions necessary to permit holders of such Restricted Shares to tender their Shares in the Offer, including granting any required waivers, consents, or approvals under the applicable Buckeye equity plan. For any Restricted Shares tendered to the Purchaser in the Offer, such Restricted Shares will vest in full and all restrictions otherwise applicable to such Restricted Shares will lapse upon the acceptance for payment of Restricted Shares in the Offer. Immediately prior to the effective time of the Merger, each Restricted Share that has not been tendered will vest in full and all restrictions otherwise applicable to such Share will lapse and such Share will be converted into the right to receive the Offer Price, subject to any withholding of taxes required by applicable law.

Termination of Buckeye Equity Plans. As of the effective time of the Merger, all Buckeye equity plans will be terminated and no further Shares, options, Restricted Shares, stock appreciation rights, or other rights with respect to Shares will be granted thereunder.

Top-Up Option. Pursuant to the Merger Agreement, Buckeye granted to the Purchaser an irrevocable Top-Up Option, exercisable only after the acceptance for payment of Shares in the Offer, to purchase, at a price per share equal to the Offer Price, additional Shares equal to the lowest number of Shares that, when added to the number of Shares owned, directly or indirectly, by the Purchaser or Georgia-Pacific, will constitute one Share more than 90% of the Shares then outstanding (after giving effect to the exercise of the Top-Up Option). The Top-Up Option is not exercisable for a number of Shares in excess of Buckeye’s total authorized and unissued Shares. The aggregate par value of the Shares issued pursuant to the Top-Up Option is to be paid in cash and the balance of the aggregate price is to be paid by delivery of a promissory note which will be full recourse against the Purchaser, guaranteed by Georgia-Pacific, bearing interest at the prime rate, and having a maturity of one year.

Shareholders’ Meeting; Merger Without a Meeting of Shareholders. Buckeye has agreed, acting through its board of directors, to:

•

as promptly as practicable (and in any event, within seven business days after the commencement of the Offer), file a preliminary proxy statement with the SEC and use commercially reasonable best efforts to respond as promptly as practicable to any comments from the SEC, and, if adoption of the Merger Agreement is required under applicable law to complete the Merger after the completion of the Offer or an Offer Termination, cause a definitive proxy statement relating to the Merger to be printed and mailed to Buckeye’s shareholders;

•

if adoption of the Merger Agreement by the Buckeye shareholders is required under applicable law, after the Purchaser accepts for payment Shares validly tendered in the Offer, or after the Offer Termination, as promptly as practicable, but in any event within five business days following the later of (i) the Purchaser’s request and (ii) the date on which the SEC confirms that it has no further comments on the proxy statement, duly set a record date for (which will be as early as permissible under the DGCL and the NYSE Rules), give notice of a special meeting of its shareholders (which we refer to as the “special meeting”) for the purpose of considering and taking action upon the Merger Agreement, mail the proxy statement to Buckeye’s shareholders and convene and hold the special meeting, which will occur no later than 35 days after the proxy statement is mailed;

•	use its commercially reasonable best efforts to solicit proxies from its shareholders in favor of the adoption of the Merger Agreement; and

•	if requested by the Purchaser (or if not requested by the Purchaser, Buckeye may), adjourn or postpone the special meeting for a period or periods not to exceed 45 days in the aggregate.

The proxy statement with respect to the special meeting must include (i) the recommendation of Buckeye’s board of directors that the Buckeye shareholders vote in favor of the adoption of the Merger Agreement and the approval of the Merger, and (ii) the fairness opinion delivered to Buckeye’s board of directors by Barclays, together with a summary thereof. The Merger Agreement provides that Georgia-Pacific and the Purchaser will vote, or cause to be voted, all of the Shares then owned by Georgia-Pacific or any of its wholly-owned subsidiaries in favor of the adoption of the Merger Agreement.

If, after the Purchaser accepts for payment all Shares validly tendered in the Offer and after any Subsequent Offering Period, the Purchaser owns, directly or indirectly, at least 90% of the outstanding shares of each class of stock of Buckeye that would otherwise be entitled to vote on the Merger, Georgia-Pacific, the Purchaser and Buckeye will cause the Merger to become effective as promptly as practicable without a meeting or vote of Buckeye’s shareholders pursuant to applicable law.

Representations and Warranties. The Merger Agreement contains representations and warranties made by Buckeye to Georgia-Pacific and the Purchaser and representations and warranties made by Georgia-Pacific and the Purchaser to Buckeye. The assertions embodied in the representations and warranties contained in the Merger Agreement were made only for the purposes of the Merger Agreement, were solely for the benefit of the parties to the Merger Agreement and may be subject to limitations agreed upon by the contracting parties not set forth in the Merger Agreement. The representations and warranties set forth in the Merger Agreement may also be subject to a contractual standard of materiality different from that generally applicable to investors under federal securities laws. For the foregoing reasons, you should not rely on the representations and warranties contained in the Merger Agreement as statements of factual information.

In the Merger Agreement, Buckeye has made customary representations and warranties to Georgia-Pacific and the Purchaser with respect to, among other things:

•	corporate matters related to Buckeye and its subsidiaries, such as organization, standing, power and authority;

•	its capitalization;

•	the validity of the Merger Agreement, including approval by Buckeye’s board of directors;

•	required consents and approvals, and no violations of laws, governance documents or agreements;

•	required filings, compliance with laws and permits;

•	financial statements and public SEC filings;

•	internal controls and compliance with the Sarbanes-Oxley Act of 2002;

•	books and records;

•	the absence of undisclosed liabilities;

•	conduct of business in all material respects in the ordinary course of business consistent with past practice and the absence of a Company Material Adverse Effect;

•	employee benefit plans, ERISA matters and certain related matters;

•	labor and other employment matters;

•	material contracts;

•	litigation;

•	environmental matters;

•	intellectual property;

•	taxes;

•	insurance;

•	title to properties and the absence of certain liens or encumbrances;

•	real property;

•	the opinion of its financial advisor;

•	the information included in this Offer to Purchase, the Solicitation/Recommendation Statement filed on Schedule 14D-9 and any proxy statement relating to a shareholder meeting concerning the Merger;

•	the vote required to adopt the Merger Agreement and approve the transactions contemplated thereby;

•	brokers’ fees and expenses;

•	related party transactions;

•	key customers and suppliers;

•	compliance with anti-corruption laws and export controls;

•	competition and antitrust compliance; and

•

certain contracts containing competition or pricing limitations, “most favored nation” rights, rebates or other loyalty provisions that would apply to the Purchaser or its affiliates after completion of the Merger.

Some of the representations and warranties in the Merger Agreement made by Buckeye are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the Merger Agreement, a “Company Material Adverse Effect” means any change, event, effect, occurrence, effect, state of facts or development that, individually or in the aggregate, (i) has had or would reasonably be expected to have a material adverse effect on the business, results of operations, assets, liabilities or condition (financial or otherwise) of Buckeye and its subsidiaries taken as a whole, or (ii) prevents or materially delays, or would reasonably be expected to prevent or materially delay, the completion of the Offer and the Merger. The definition of “Company Material Adverse Effect” excludes from clause (i) any change, event, effect, occurrence, state of facts or development resulting from, and only to the extent attributable to:

•	changes in general economic or political conditions or financial, credit or securities markets in general (including interest or exchange rates or energy prices generally);

•	changes in the industries in which Buckeye operates;

•	changes in laws applicable to Buckeye or any of its subsidiaries or any of their respective properties or assets or changes in GAAP;

•	any man-made or natural disasters, acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any acts of war, armed hostilities, sabotage or terrorism;

•

any changes in the market price or trading volume of the Shares or any failure to meet internal or published projections, forecasts or revenue or earnings predictions for any period; provided, however, that the underlying causes of such change or failure are not excluded by this bullet point;

•

the entry into and announcement of the Merger Agreement and the transactions contemplated by the Merger Agreement, including any loss of employees or customers, or any litigation arising from allegations of a breach of fiduciary duty related to the Merger Agreement or the transactions contemplated thereby;

•	any acts or omissions of Georgia-Pacific or the Purchaser prior to the effective time of the Merger;

•	any acts or omissions of Buckeye or its subsidiaries taken at the written request of Georgia-Pacific or the Purchaser or with their prior written consent; and

•

capital expenditures less than $100 million in the aggregate reasonably expected to be required in connection with the granting of certain permits related to the relocation of a wastewater discharge point into the Fenholloway River;

except, as to the first through fourth bullet points above, to the extent any such change, event, effect, occurrence, state of facts or development disproportionately affects Buckeye and its subsidiaries, when compared to other persons operating in the same industries in which Buckeye operates.

The definition of “Company Material Adverse Effect” includes any change, event, effect, occurrence, state of facts or development that occurs that, individually or in the aggregate, results, or would reasonably be expected to result, in a shutdown, idling or cessation for 60 consecutive days of any portion of operations at Buckeye’s manufacturing plant located in Perry, Florida, which portion of the operations has generated at least a majority of the total EBITDA attributable to the Perry facility during Buckeye’s fiscal year ended June 30, 2012, including, for the avoidance of doubt, any change, event, effect, occurrence, state of facts or development that would prevent Buckeye from relocating, or would reasonably be expected to cause Buckeye to be unable to relocate, its National Pollutant Discharge Elimination System wastewater discharge point to the Fenholloway River or its associated estuary, to the extent relocation is required to prevent such shutdown, idling or cessation. In this Offer to Purchase, Company Material Adverse Effect is sometimes referred to simply as “material adverse effect.”

In the Merger Agreement, Georgia-Pacific and the Purchaser have made customary representations and warranties to Buckeye with respect to, among other things:

•	corporate matters, such as organization, standing, power and authority;

•	the validity of the Merger Agreement, including approval by Georgia-Pacific’s and the Purchaser’s boards of directors;

•	required consents and approvals, and no violations of laws, governance documents or agreements;

•	litigation;

•	the information included in this Offer to Purchase, the solicitation/recommendation statement filed on Schedule 14D-9 and any prior statement relating to a shareholder meeting concerning the Merger;

•	ownership of Shares by Georgia-Pacific and the Purchaser;

•	sufficiency of funds;

•	ownership of the Purchaser by Georgia-Pacific;

•	the absence of management arrangements requiring disclosure under Item 1005(d) of Regulation M-A; and

•	broker’s fees and expenses.

None of the representations and warranties contained in the Merger Agreement or in any instrument delivered pursuant to the Merger Agreement survives the effective time of the Merger. This limit does not apply to any covenant or agreement of the parties which by its terms contemplates performance after the effective time of the Merger.

Conduct of Business of Buckeye Pending Closing. Except as required by applicable laws or the Merger Agreement, or as otherwise agreed by the parties, unless Georgia-Pacific has otherwise agreed in writing (such consent not to be unreasonably withheld, conditioned or delayed), from the date of the Merger Agreement until the effective time of the Merger, Buckeye has agreed that it will, and will cause its subsidiaries to:

•	conduct its operations in the ordinary course of business consistent with past practice in all material respects;

•	use commercially reasonable best efforts to keep available the services of the current officers, and other key employees of Buckeye and its subsidiaries;

•	use commercially reasonable best efforts to preserve substantially intact its present business organization; and

•

use commercially reasonable best efforts to preserve the goodwill and current relationships of Buckeye and its subsidiaries with material customers, suppliers and others having significant and material business relationships with Buckeye and its subsidiaries.

In addition, except as required by applicable law or as expressly contemplated by the Merger Agreement or as otherwise agreed by the parties, or otherwise consented to in writing by Georgia-Pacific (which consent may not be unreasonably withheld, conditioned or delayed), from the date of the Merger Agreement until the effective time of the Merger, Buckeye will not, and will not permit its subsidiaries not to, among other things and subject to certain exceptions set forth in the Merger Agreement:

•	amend its certificate of incorporation or bylaws;

•

issue, sell or pledge any shares of capital stock of, or other equity interests in, Buckeye or its subsidiaries, or any rights based on the value of any such equity interests, other than the issuance of Shares upon the exercise of outstanding stock options and transactions among Buckeye and its wholly-owned subsidiaries;

•

sell, pledge, lease, license, abandon, or permit to lapse (in the case of material intellectual property), or fail to maintain in the ordinary course of business consistent with past practice (subject, in the case of tangible property, to ordinary wear and tear) any property or assets (including intellectual property) of Buckeye or any of its subsidiaries, except (i) pursuant to existing contracts for the sale or purchase of goods or services in the ordinary course of business consistent with past practice, (ii) in the ordinary course of business consistent with past practice, dispositions of equipment and property no longer used in the operation of Buckeye’s business, (iii) dispositions of assets and inventory related to the Delta facility in Vancouver, Canada, (iv) sales of inventory in the ordinary course of business consistent with past practice, (v) pursuant to security interests granted to secure borrowings under Buckeye’s existing credit facility in the ordinary course of business, (vii) for property or assets with a fair market value of less than $500,000 individually, or (viii) for grants of easements on or licenses to access Buckeye’s real property in the ordinary course of business consistent with past practice that would not reasonably be expected to adversely impact in any material respect Buckeye’s operations as currently conducted;

•

except for regular quarterly cash dividends in the ordinary course consistent with past practice in an amount not to exceed $0.09 per Share per quarter, declare, make or pay any dividend or other distribution with respect to any of Buckeye’s capital stock or other equity interests (other than dividends paid by a wholly-owned Buckeye subsidiary organized in the United States to Buckeye or another wholly-owned subsidiary organized in the United States) or enter into any agreement with respect to the voting or registration of Buckeye’s capital stock or other equity interests;

•

reclassify, combine, split, subdivide or amend the terms of, or redeem or purchase, any of its capital stock, or other equity interests, except (i) the acquisition by Buckeye of Shares in connection with the surrender of Shares by holders of Buckeye stock options in order to pay the exercise price of the option in accordance with the terms of such options, (ii) the withholding or disposition of Shares to satisfy withholding tax obligations with respect to awards granted pursuant to any Buckeye equity plans in accordance with the terms of such awards, (iii) the acquisition by Buckeye in the ordinary course of business consistent with past practice in connection with terminated employees of awards and equity under any Buckeye equity plans in connection with the forfeiture of such awards and equity pursuant to the terms of the equity plans and in any event at a price per share not in excess of the fair market value of such award or the Offer Price and (iv) the acquisition by the trustee of Buckeye’s 401(k) plan of Shares in order to satisfy participant elections under the 401(k) plan;

•

merge or consolidate Buckeye or any of its subsidiaries with any entity or adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Buckeye or any of its subsidiaries (other than the Merger Agreement);

•

acquire (including by merger or acquisition of stock or assets) any interest in or assets of any other entity or any equity interest therein, other than acquisitions of goods and services in the ordinary course of business consistent with past practice;

•

incur indebtedness for borrowed money or issue debt securities or assume or guarantee the obligations of any person (other than with respect to a wholly-owned subsidiary of Buckeye organized in the United States or between subsidiaries of Buckeye organized in the United States) for borrowed money in excess of $5 million in the aggregate, except for borrowings under Buckeye’s existing credit facility not to exceed $100 million in the aggregate;

•

make any loans, advances or capital contributions to, or investments in, any other person (other than any wholly-owned subsidiaries of Buckeye), other than routine travel, relocation and business advances in the ordinary course of business to employees of Buckeye or any of its subsidiaries;

•

other than (i) entry into, renewal or renegotiation of customer and supplier contracts in the ordinary course of business consistent with past practice that are terminable by Buckeye or any of its subsidiaries within 12 months of the effective date of the contract (not including any transition, ramp down or phase out period of less than six months or less) without premium or penalty (except for cotton linter pulp contracts, that are terminable by Buckeye or any of its subsidiaries within three years of the effective date of the contract without premium or penalty); or (ii) the renewal or renegotiation of customer supplier contracts providing for a renewed or renegotiated term no longer than the original term of such contract (provided, that in no event will such renewed or renegotiated contract provide for a term of greater than three years (not including any transition, ramp down or phase out period of six months or less) or contain termination provisions less favorable to Buckeye or the Buckeye subsidiary than contained in the existing contract), (a) terminate, cancel, renew or agree to any material amendment of any material contract, (b) enter into any material contract, or (c) amend any existing contract such that it would become a material contract; provided that in no event will the permitted actions described in clauses (i) and (ii) of this bullet point permit Buckeye to enter into (x) any purchase contract with fluff pulp suppliers outside the ordinary course of business consistent with past practice or (y) (1) any joint venture or partnership agreements with third parties, (2) any agreement that limits the payment of dividends or other distributions by Buckeye or its subsidiaries, (3) any contract that grants a right of first refusal or that limits the ability of Buckeye or its subsidiaries to own, operate, sell, or, pledge any material assets or businesses, (4) any contract that limits the freedom of Buckeye or its subsidiaries to engage in any line of business, compete with any person or purchase, sell, supply or distribute any product or service, in each case, in any geographic area (other than with respect to distribution and sales agency contracts), (5) any contract with “take or pay,” “requirements” or other similar provisions obligating a person to provide the quantity of goods or services required by another person in excess of $5 million in the aggregate on or after April 23, 2013 or $1 million within any 12-month period following April 23, 2013 (other than with respect to cotton linter pulp customer contracts) or (6) certain contracts containing competition or pricing limitations, “most favored nation” rights, rebates or other loyalty provisions;

•

make or authorize any capital expenditure in excess of (i) for the fiscal year ending June 30, 2013, 120% of Buckeye’s existing capital expenditure budget and (ii) for the fiscal year ending June 30, 2014, 120% of the aggregate amount of Buckeye’s and its subsidiaries’ capital expenditures in fiscal year 2013;

•

subject to routine delays and other delays consistent with past practice, fail to make or authorize any currently scheduled capital expenditures, except for any such deficiency in capital expenditures that, in the aggregate, equal to payments of less than 20% of the total amount contemplated in the CapEx Budget;

•	except as required by law or to comply with any existing employee benefit plan or agreement;

•

increase the compensation or benefits of any current or former director, officer, employee or independent contractor of Buckeye or any of its subsidiaries (each a “Participant”) except for routine increases in base cash compensation to Participants (other than officers and directors) in the ordinary course of business consistent with past practice,

•

pay to any Participant any compensation or benefit not provided for under any employee benefit plan or agreement, other than the payment of base cash compensation in the ordinary course of business consistent with past practice and reimbursement of reasonable business expenses consistent with past practice,

•

grant any new severance, change of control, retention, termination or similar compensation or benefits to any Participant, except for the payment of severance or other termination benefits pursuant to Buckeye’s existing policies in the ordinary course of business consistent with past practice,

•	adopt, establish, enter into, amend, modify or terminate any employee benefit plan, collective bargaining or similar agreement,

•	enter into any trust, annuity or insurance contract or similar agreement or take any other action to fund or otherwise secure the payment of any compensation or benefit,

•	amend or modify the terms of any employee benefit plan to accelerate the time of vesting or payment of any compensation or benefit or

•

terminate without cause the employment of any employee other than in the ordinary course of business consistent with past practice; provided, in each case, that Buckeye and its subsidiaries may enter into and amend employment and consulting arrangements with Participants (other than officers and directors) in connection with promotions, new hires or engagements in the ordinary course of business consistent with past practice;

•	forgive any loans to directors, officers or employees;

•

pre-pay long-term debt or waive, pay, or satisfy any liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice and in accordance with the terms thereof; accelerate or delay collection of notes or accounts receivable; delay or accelerate in any material respect payment of any account payable; or vary inventory practices in any material respect;

•

make any change in accounting policies, practices, principles, methods or procedures, other than as required by GAAP, Regulation S-X promulgated under the Exchange Act, applicable law, or by a governmental entity;

•

compromise, settle or agree to settle any suit, action, claim, proceeding or investigation other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that do not involve the payment of monetary damages in excess of an agreed amount, and do not include any other obligation to be performed by, or limitation upon, Buckeye or its subsidiaries, Georgia-Pacific, the Purchaser or their affiliates that is material to any of them;

•

make, change or rescind any material tax election; amend any income or other material tax return or claim for refund except to the extent otherwise required by law; request any ruling or enter into any closing agreement with respect to taxes; make any change in any method of tax accounting or any annual tax accounting period; or file any tax return in a manner materially inconsistent with past practices except to the extent otherwise required by law;

•	write up, write down or write off the book value of any assets, except in accordance with GAAP consistently applied;

•	exempt or make any person (other than Georgia-Pacific and the Purchaser) not subject to the provisions of Section 203 of the DGCL or other similar state takeover laws;

•

convene any regular or special meeting (or any adjournment or postponement thereof) of the Buckeye shareholders other than (i) a shareholder meeting to adopt the Merger Agreement and approve the Merger (if such a meeting is required by applicable law) and (ii) a regularly scheduled annual meeting of shareholders for purposes of election of directors, ratification of Buckeye’s auditors and other routine matters;

•	fail to keep in force material insurance policies;

•

enter into, renew, modify or extend any contract reasonably expected to result in the violation of certain export control laws, to the extent performance under such contract could require performance after the expiration of the Offer or the effective time of the Merger, as applicable; and

•	authorize or enter into any contract or otherwise make any commitment to do any of the things described in the preceding bullet points.

Access to Information; Confidentiality. Until the earlier of the effective time of the Merger and the termination of the Merger Agreement in accordance with its terms, Buckeye agreed that it will and will cause each of its subsidiaries to: (i) provide to Georgia-Pacific and the Purchaser reasonable access during normal business hours upon prior notice to the officers, employees, agents, properties, offices and other facilities of Buckeye and its subsidiaries and to the books and records thereof (including tax returns and related workpapers) as Georgia-Pacific or the Purchaser may reasonably request, (ii) use commercially reasonable best efforts to furnish during normal business hours such information concerning Buckeye’s business, properties, offices and other properties, contracts, assets, liabilities, employees, officers and other aspects as Georgia-Pacific or the Purchaser may reasonably request, (iii) reasonably cooperate with our representatives to organize and facilitate meetings with Buckeye representatives to be located at Buckeye’s properties, offices or other facilities, (iv) if reasonably requested by Georgia-Pacific or the Purchaser, use commercially reasonable best efforts to furnish or produce information related to Buckeye’s financial or tax records and (v) reasonably cooperate with us with respect to communications to, and to organize and facilitate meetings with, Buckeye’s customers, suppliers and other key business relations; all subject to certain conditions and reasonableness limitations. Georgia-Pacific has agreed to comply with the terms of the Confidentiality Agreement dated January 30, 2013 with respect to information disclosed after April 23, 2013.

No Solicitation of Transactions. From the date of Merger Agreement until completion of the Merger or, if earlier, the termination of the Merger Agreement in accordance with its terms, Buckeye agreed that it will, and will cause its subsidiaries and Buckeye’s directors and executive officers to, and will use its commercially reasonably best efforts to cause their respective representatives to (i) cease and cause to be terminated any existing solicitation, discussion or negotiation with any third party that may be ongoing with respect to a Competing Proposal (as defined below), and (ii) request any such third party to promptly return or destroy (and confirm destruction of) all confidential information concerning Buckeye and its subsidiaries.

Subject to certain qualifications and exceptions outlined below, from the date of Merger Agreement until completion of the Merger or, if earlier, the termination of the Merger Agreement in accordance with its terms, Buckeye agreed that it will not, and will cause its subsidiaries and directors and executive officers not to, and will use its commercially reasonable best efforts to cause its representatives not to:

•	solicit, initiate, or knowingly facilitate or knowingly encourage any inquiry, discussion, offer or request that constitutes, or could reasonably be expected to lead to, a Competing Proposal;

•

enter into, continue or otherwise participate in any discussions or negotiations with, or furnish any non-public information relating to Buckeye or its subsidiaries to, or afford access to the books or records or officers of Buckeye or its subsidiaries to, any third party that, to Buckeye’s knowledge, is seeking to make, or could reasonably be expected to make, or has made, a Competing Proposal;

•

approve, endorse, recommend or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other definitive agreement (other than certain permitted confidentiality agreements) with respect to any Competing Proposal (an “Alternative Acquisition Agreement”);

•	take any action to make the provisions of any state anti-takeover statute inapplicable to any transactions contemplated by a Competing Proposal;

•

terminate, amend, release, modify or fail to enforce any provision of, or grant any permission, waiver or request under, any standstill, confidentiality or similar agreement entered into by Buckeye and a third party in respect of or in contemplation of a Competing Proposal (other than (x) upon such third party’s request, to allow such third party to make or amend a non-public Competing Proposal to Buckeye’s board of directors, or (y) to the extent the Buckeye board of directors determines in good faith, after consultation with its outside financial and legal advisors, that failure to take any of the actions described in this bullet point would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law); or

•	publicly propose to do any of the actions described in the preceding third, fourth, and fifth bullet points of this sentence.

Also subject to the qualifications and exceptions outlined below, neither Buckeye’s board of directors nor any committee thereof may:

•	withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to the Purchaser, the Company Board Recommendation (as defined below);

•	fail to include the Company Board Recommendation in the Schedule 14D-9 or the proxy statement filed in connection with the Merger, as applicable;

•

if a tender offer or exchange offer for shares of capital stock of Buckeye that constitutes a Competing Proposal is commenced, fail to recommend against acceptance by the Buckeye shareholders of such tender offer or exchange offer within 10 business days after commencement thereof pursuant to Rule 14d-2 under the Exchange Act;

•	approve or recommend, or publicly propose to approve or recommend, any Competing Proposal; or

•	cause or permit Buckeye to enter into any Alternative Acquisition Agreement.

Any of the actions described in the first through fourth bullet points in the immediately preceding sentence is referred to in the Merger Agreement as an “Adverse Recommendation Change.”

Notwithstanding the restrictions described above, at any time before the earlier of (i) the acceptance for payment of Shares in the Offer or (ii) the affirmative vote of the Buckeye shareholders required for adoption of the Merger Agreement, Buckeye may, subject to compliance with the provisions described in the immediately succeeding paragraph, furnish non-public information with respect to Buckeye and its subsidiaries to any third party that has submitted an unsolicited, bona fide written Competing Proposal, and engage in discussions or negotiations with such person with respect to the Competing Proposal, if:

•	such Competing Proposal was not received in violation of any of Buckeye’s obligations under the non-solicitation provisions of the Merger Agreement;

•

Buckeye’s board of directors determines in good faith, after consultation with its outside financial advisor and counsel, that the Competing Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal (as defined below);

•

after consultation with its outside counsel, Buckeye’s board of directors determines in good faith that the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties;

•

any information furnished to the third party making the Competing Proposal is covered by a confidentiality agreement containing terms no less favorable in the aggregate to Buckeye, including the “standstill” provisions, than the terms of the Confidentiality Agreement, dated January 30, 2013, between Georgia-Pacific and Buckeye (except that such confidentiality agreement need not prohibit non-public Competing Proposals); and

•	any non-public information provided to such third party, and not previously provided to the Purchaser, is provided to the Purchaser within 24 hours after it is provided to the third party.

The Merger Agreement requires that, prior to taking any of the actions referred to in the immediately preceding paragraph, Buckeye must notify the Purchaser orally and in writing that it proposes to furnish such non-public information and/or enter into such discussions. This notice must also include an unredacted copy of the Competing Proposal submitted by such third party (including any materials relating to such third party’s proposed debt financing, if any).

In addition, Buckeye has agreed to promptly, and in any event within 24 hours, notify the Purchaser in the event that Buckeye or its subsidiaries or any of their respective representatives has received a Competing Proposal or certain other informal indications of interest that would reasonably be expected to lead to a Competing Proposal. Such notification will include a copy of the written Competing Proposal or other indication (or, where no such copy is available, a reasonably detailed description of such Competing Proposal or other indication), and the identity of the person making the Competing Proposal or other indication. Buckeye is required to keep the Purchaser reasonably informed (orally and in writing) promptly (and in any event at the Purchaser’s request and otherwise no later than 24 hours after the occurrence of any material changes or developments) of the status of any Competing Proposal or other indication (including the terms and conditions thereof and of any modification thereto), including furnishing the Purchaser with copies of any material inquiries, material correspondence and draft documentation related thereto.

The Merger Agreement does not prohibit Buckeye or Buckeye’s board of directors, directly or indirectly through Buckeye’s representatives, from:

•	making any “stop, look and listen” communication to Buckeye’s shareholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act; or

•

complying with its disclosure obligations under applicable law with respect to a Competing Proposal, including taking and disclosing to shareholders a position with respect to a tender or exchange offer by a third party pursuant to Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act (other than communications described in the immediately preceding bullet point); provided, however, that any disclosure permitted under this bullet point will be deemed an Adverse Recommendation Change unless it includes either an express rejection of any applicable Competing Proposal or an express reaffirmation of the Buckeye board of directors’ recommendation in favor of the transactions contemplated by the Merger Agreement.

Buckeye Board Recommendation. Subject to the provisions described below, Buckeye’s board of directors agreed to recommend that the holders of the Shares accept the Offer, tender their Shares to the Purchaser in the Offer and, to the extent applicable, adopt the Merger Agreement and approve the Merger. This is referred to as the “Company Board Recommendation.” Buckeye’s board of directors also agreed to include the Company Board Recommendation in the Schedule 14D-9 and to permit the Purchaser to include the Company Board Recommendation in this Offer to Purchase and related Offer documents. The Merger Agreement provides that Buckeye’s board of directors will not affect an Adverse Recommendation Change except as described below.

Notwithstanding any of the restrictions described above, prior to the earlier of the acceptance of Shares for payment in the Offer and the affirmative vote of the Buckeye shareholders required for adoption of the Merger Agreement, Buckeye’s board of directors may effect an Adverse Recommendation Change with respect to a Superior Proposal, or otherwise terminate the Merger Agreement to enter into a definitive agreement with respect to a Superior Proposal, if:

•

Buckeye has received a bona fide written Competing Proposal that the Buckeye board of directors determines in good faith, after consultation with its outside financial and legal advisors, constitutes a Superior Proposal (after having complied with and giving effect to any modifications of the Merger Agreement proposed by the Purchaser in a binding written offer);

•

Buckeye’s board of directors determines in good faith, after consultation with its outside legal advisors, that the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law;

•	Buckeye has not breached the non-solicitation provisions of the Merger Agreement in any material respect with respect to the Superior Proposal;

•

Buckeye has provided to the Purchaser a written notice of its intention to take such action, which we refer to as a “notice of change of recommendation.” The notice of change of recommendation must include an unredacted copy of the Superior Proposal (including the identity of the person making the Superior Proposal and any debt financing materials related thereto, if any);

•

during the five calendar day period after the Purchaser’s receipt of the notice of change of recommendation, Buckeye has, and has used its commercially reasonable best efforts to cause its representatives to, negotiate with the Purchaser in good faith (if the Purchaser desires to negotiate) to make such adjustments in the terms and conditions of the Merger Agreement (which adjustments will only be taken into consideration to the extent proposed in a binding offer in writing by the Purchaser) so that such Superior Proposal ceases to constitute a Superior Proposal;

•

following the end of the five calendar day period, Buckeye’s board of directors has determined in good faith, after consultation with its outside financial and legal advisors, taking into account any changes to the Merger Agreement proposed in a binding offer in writing by the Purchaser, that the Superior Proposal continues to constitute a Superior Proposal; and

•

in the event Buckeye desires to terminate the Merger Agreement to enter into a definitive agreement with respect to a Superior Proposal, Buckeye has paid the Termination Fee (as defined below) in advance of or concurrently with the termination.

In addition, Buckeye’s board of directors may effect an Adverse Recommendation Change other than in connection with a Superior Proposal, if:

•

there is an Intervening Event (as defined below) as a result of which the Buckeye board of directors determines in good faith, after consultation with its outside financial and legal advisors, that the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law;

•	Buckeye has provided to the Purchaser a notice of change of recommendation, which notice included a summary, in all material respects, of the Intervening Event;

•

during the five calendar day period after the Purchaser’s receipt of the notice of change of recommendation, Buckeye has, and has used its commercially reasonable best efforts to cause its representatives to, negotiate with the Purchaser in good faith (if the Purchaser desires to negotiate) to make such adjustments in the terms and conditions of the Merger Agreement (which adjustments will only be taken into consideration to the extent proposed in a binding offer in writing by the Purchaser) as would permit the Buckeye board of directors (consistent with its fiduciary duties under applicable law) to not make an Adverse Recommendation Change; and

•

following the end of the five calendar day period, the Buckeye board of directors has determined in good faith, after consultation with its outside legal advisors, taking into account any changes to the Merger Agreement proposed in a binding offer in writing by the Purchaser, that a failure to make an Adverse Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties to Buckeye shareholders under applicable law.

The Merger Agreement provides that any material revisions to a Superior Proposal or any material change to the facts and circumstances relating to an Intervening Event, as applicable, will require Buckeye to deliver a new notice of change of recommendation and to provide a new negotiating period in accordance with the terms described above, except that for these purposes, the required period will be three calendar days and not five. Notwithstanding the requirement described in the preceding sentence, if Buckeye delivers to the Purchaser notice of a Superior Proposal that includes an aggregate purchase price per share in excess of 110% of the Offer Price, and Buckeye has complied with each of its obligations described above with respect to such Superior Proposal, then Buckeye will not thereafter be required to comply further with the requirements described in the fifth and sixth bullet points in the above paragraph regarding an Adverse Recommendation Change or termination of the Merger Agreement with respect to a Superior Proposal. Upon the Purchaser’s receipt of a notice of Superior Proposal that includes an aggregate purchase price per share in excess of 110% of the Offer Price, the standstill restrictions set forth in the confidentiality Agreement between Georgia-Pacific and Buckeye shall terminate and cease to apply to Georgia-Pacific and the Purchaser.

Buckeye has agreed that any breach by any representative of Buckeye of the restrictions described above relating to non-solicitation of Competing Proposals will be deemed to be a breach of the Merger Agreement by Buckeye.

For purposes of this Offer to Purchase and the Merger Agreement:

•	“Competing Proposal” means, any offer or proposal from a third party relating to:

•

any direct or indirect acquisition or purchase, in a single transaction or series of related transactions, of (i) fifteen percent (15%) or more of the assets of Buckeye and its subsidiaries, taken as a whole, or (ii) fifteen percent (15%) or more of the combined voting power of Buckeye;

•	any tender offer or exchange offer that if completed would result in any person or group beneficially owning fifteen percent (15%) or more of the combined voting power of Buckeye;

•	the issuance by Buckeye of fifteen percent (15%) or more of its voting securities; or

•

any merger, consolidation, business combination, recapitalization, liquidation, dissolution, share exchange or other transaction involving Buckeye or any of Buckeye’s subsidiaries in which a third party or its shareholders, if completed, would beneficially own, directly or indirectly, fifteen percent (15%) or more of the combined voting power of Buckeye or, if applicable, the surviving entity or the resulting direct or indirect parent of Buckeye or such surviving entity.

•

“Intervening Event” means any material event or development or material change in circumstances first occurring, arising or coming to the attention of board of directors of Buckeye after April 23, 2013 and prior to the earlier of the acceptance for payment of Shares in the Offer or the affirmative vote of the Buckeye shareholders required for adoption of the Merger Agreement, to the extent that such event, development or change in circumstances (i) is disproportionately more favorable to the recurring financial condition and results of operations of Buckeye and its subsidiaries, taken as a whole, when compared to other persons operating in the same industries and (ii) was not reasonably foreseeable as of or prior to the execution of the Merger Agreement; provided, however, that in no event will the following events, developments or changes in circumstances constitute an Intervening Event: (a) the receipt, existence or terms of a Competing Proposal or any matter relating thereto or consequence thereof, (b) any events, developments, changes in circumstances relating to Georgia-Pacific or the Purchaser or any of their affiliates or any competitor of Buckeye, (c) the actual or potential sale of

Buckeye’s nonwovens business, including the purchase price or other terms and conditions thereof, (d) changes in laws applicable to Buckeye or any of its subsidiaries, or (e) changes in the market price or trading volume of the Shares or the fact that Buckeye meets or exceeds internal or published projections, forecasts or revenue or earnings predictions for any period; provided, however, that the underlying causes of such change or fact are not excluded by this clause (e).

•

“Superior Proposal” means a bona fide written Competing Proposal (except the references in the definition of “Competing Proposal” to “15%” are replaced by “50%”) made by a third party which was not solicited or obtained in violation of the non-solicitation and related provisions of the Merger Agreement and which, in the good faith judgment of the Buckeye board of directors, and after consultation with its outside financial and legal advisors, taking into account the various legal, financial, regulatory and other aspects of such Competing Proposal, including the financing terms thereof, the expected timing and risk and likelihood of completion, and the third party making such Competing Proposal (i) if accepted, is reasonably likely to be completed in accordance with its terms and (ii) if completed, would result in a transaction that is more favorable to Buckeye’s shareholders from a financial point of view than the Offer and the Merger (after giving effect to all adjustments to the terms thereof which may be proposed in a binding offer in writing by the Purchaser).

Appropriate Action; Consents; Filings. Each of Buckeye, Georgia-Pacific and the Purchaser has agreed to use its commercially reasonable best efforts to:

•

take, or cause to be taken, all appropriate action and do, or cause to be done, and to assist and cooperate with the each other in doing, all things necessary, proper or advisable under applicable law to complete the transactions contemplated by the Merger Agreement as promptly as practicable;

•

take the actions required to cause, as promptly as possible after April 23, 2013, the expiration of the notice periods required by applicable competition laws for the completion of the transactions contemplated by the Merger Agreement;

•

obtain from any governmental entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained to complete the Merger no later than the second business day prior to February 24, 2014 and to avoid any action or proceeding by any governmental entity that would (i) prevent the closing of the Merger no later than two business days prior to February 24, 2014 or (ii) delay the closing beyond two business days prior to February 24, 2014, in connection with the authorization, execution and delivery of the Merger Agreement and the completion of the transactions contemplated thereby;

•

as promptly as reasonably practicable, and in any event within 10 business days after April 23, 2013, make all necessary filings and submissions, and pay any related fees, with respect to the Merger Agreement, the Offer, the Top-Up Option, and the Merger required under the Exchange Act and any other applicable securities laws and the HSR Act; and

•

as promptly as reasonably practicable after April 23, 2013, make all necessary filings and submissions, and pay any related fees, with respect to the Merger Agreement, the Offer, the Top-Up Option, and the Merger required under any other applicable law not referenced in the immediately preceding bullet point.

Buckeye and the Purchaser have agreed to cooperate with each other in connection with (i) preparing and filing any filings or documents related to the matters described in the immediately preceding bullet points or otherwise in connection with the transactions contemplated by the Merger Agreement, (ii) determining whether any action by, or filing with, any governmental entity is required in connection with the completion of the Offer, the exercise of the Top-Up Option or the Merger, (iii) seeking any actions, consents, approvals or waivers or making any such filings related to the matters described in the immediately preceding bullet points, (iv) resisting, contesting and defending against any lawsuit or other legal action that has been instituted or has threatened to be instituted challenging any transaction contemplated by the Merger Agreement as a violation of any competition law, (v) seeking to have vacated, lifted, reversed or overturned any judgment, injunction or other order that is in effect regarding any competition law that prohibits or restricts the completion of the transactions contemplated by the Merger Agreement and (vi) executing and delivering any additional instruments necessary to complete the transaction contemplated by the Merger Agreement.

Each of Buckeye and the Purchaser has agreed to give, or cause its subsidiaries to give, any notices to third parties and to use, and cause its subsidiaries to use, its commercially reasonable best efforts to obtain any third party consents identified by Buckeye or the Purchaser and that are reasonably believed to (i) be necessary, proper or advisable to complete the transactions contemplated by the Merger Agreement, (ii) required to be disclosed by Buckeye to the Purchaser, or vice versa, in connection with entering into the Merger Agreement, or (iii) required to prevent a Company Material Adverse Effect from occurring prior to or after the completion of the Merger. If either party fails to obtain any third party consent, that party will use its commercially reasonable best efforts, and will take any actions reasonably requested by the other party, to minimize any adverse effect upon Buckeye and Georgia-Pacific, their respective subsidiaries and their respective businesses resulting, or which could reasonably be expected to result, after the completion of the Offer or the Merger, from the failure to obtain such consent. The failure to obtain any third party consent pursuant to the provision of the Merger Agreement summarized in this paragraph will not by itself be considered a condition to the obligations of Georgia-Pacific and the Purchaser to complete the Offer or the Merger. Buckeye, its subsidiaries, Georgia-Pacific and the Purchaser are not required to, and Buckeye and its subsidiaries will not without the written consent of the Purchaser, make any payment to or commit to pay any third party or agree to incur any liability or other obligation, in order to obtain any approval or consent with respect to transactions contemplated by the Merger Agreement.

Buckeye, Georgia-Pacific and the Purchaser will promptly notify the others of the making or commencement of any request, inquiry, investigation, action or legal proceeding by or before any governmental entity with respect to any of the transactions contemplated by the Merger Agreement, keep each other reasonably informed as to the status of these requests, inquiries, investigations, actions or legal proceedings, and in accordance with the requirements described in the immediately following paragraph, promptly inform the others of any communication with any governmental entity regarding the transactions contemplated by the Merger Agreement.

In furtherance of the actions and obligations described in the immediately preceding paragraph, each of Buckeye and Georgia-Pacific has agreed to use its commercially reasonable best efforts to supply as promptly as practicable any additional information and documentation that is requested pursuant to applicable competition laws and to resolve any objections that are asserted by any governmental entity with respect to the transactions contemplated by the Merger Agreement under those competition laws. Each of Buckeye, Georgia-Pacific and the Purchaser have agreed to not participate in any substantive meeting or discussion with any governmental entity in respect of any inquiry related to the transactions contemplated by the Merger Agreement unless first consulting with each other in advance and, to the extent permitted by the applicable governmental entity, giving the other parties a reasonable opportunity to attend and participate in the meeting or discussion.

Except as described in the immediately following paragraph, the Merger Agreement provides that, in connection with the receipt of any necessary approvals or clearances of a governmental entity, neither Georgia-Pacific nor Buckeye (nor any of their respective subsidiaries or affiliates) is required to sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or agree to sell, hold separate or otherwise dispose of or conduct their business in a specified manner or enter into a voting trust arrangement, proxy arrangement, “hold separate” agreement or similar agreement, or permit the sale, holding separate or other disposition of, any assets of Georgia-Pacific, Buckeye or their respective subsidiaries or affiliates. In addition, nothing in the Merger Agreement prevents Georgia-Pacific or its affiliates from considering, negotiating or completing strategic transactions except that Georgia-Pacific and its affiliates agreed not to consider, negotiate or complete strategic transactions (other than those contemplated by the Merger Agreement) (i) involving in at least substantial part cotton liner pulp or nonwovens operations or (ii) with a company that has production capacity of greater than 500,000 metric tons per year of non-integrated bleached pulp capacity.

Georgia-Pacific and the Purchaser have agreed to divest the Specified Business (as defined below) on the terms described in this paragraph if (i) necessary to enable the closing of the transactions contemplated by the Merger Agreement to occur no later than two business days prior to February 24, 2014, (ii) Buckeye and its subsidiaries have complied in all material respects with their obligations to cooperate with the divestiture of the Specified Business described in the second following paragraph and (iii) Buckeye provides Georgia-Pacific and the Purchaser with certain required financial information regarding the Specified Business as promptly as reasonably practicable after April 23, 2013 (and, in any event, no later than 30 days after April 23, 2013). If all of the foregoing requirements occur, Georgia-Pacific and the Purchaser will commit to and effect by consent decree, “hold separate” orders or otherwise, the sale, divestiture or disposition of the Specified Business and create or terminate obligations of Buckeye and its subsidiaries related to the Specified Business, in each case, as may be required to obtain all authorizations, terminations of waiting periods, consents and approvals no later than two business days prior to February 24, 2014. Georgia-Pacific and the Purchaser have the absolute right to contest any challenges to the Merger Agreement by any governmental entity and to control all aspects of any litigation in connection with this right as long as (a) their actions do not prevent the closing of the transactions contemplated by the Merger Agreement from occurring no later than two business days prior to February 24, 2014 and (b) they provide Buckeye and its representatives with reasonable advance written notice of their actions, an opportunity to participate in all related litigation and consider in good faith Buckeye’s views and opinions.

For purposes of this Offer to Purchase and the Merger Agreement, “Specified Business” means the facility owned and operated by Buckeye in Gaston County, North Carolina. The Specified Business includes all tangible and intangible assets necessary to operate the Gaston County facility or used in or devoted to such facility. Georgia-Pacific and the Purchaser will not be required to offer to sell any asset, tangible or intangible, that is used by or for the benefit of Buckeye’s or its subsidiaries’ other businesses, except to the extent such assets are significant to the competitive viability of the Specified Business. If such shared assets are intellectual property assets (other than financial, marketing and business data, customer/supplier lists and information, pricing and cost information and business and marketing plans and proposals), Georgia-Pacific and the Purchaser would be required to offer a non-exclusive, worldwide, perpetual, irrevocable, non-terminable, fully paid-up and royalty-free license to use such assets in the nonwovens business. For all other shared assets, Georgia-Pacific and the Purchaser will not be required to offer to sell such shared assets unless the shared assets are significant to the competitive viability of the Specified Business. Finally, except for the previously described shared intellectual property assets, Georgia-Pacific and the Purchaser are not required to sell, hold separate, dispose of, grant any access or right to use Buckeye’s research and development facility located in Memphis, Tennessee, any portion of Buckeye’s facility in Perry, Florida and/or any assets used, maintained or developed at these facilities.

From April 23, 2013 until the earlier of the completion of the Merger or the termination of the Merger Agreement, at the request of the Purchaser, Buckeye is required to, and to cause its subsidiaries to, reasonably cooperate and assist the Purchaser and its representatives with the potential sale, divestiture or disposition of the Specified Business, including by:

•	providing the Purchaser and potential buyers and their representatives with financial and other diligence information regarding the Specified Business;

•

reasonably cooperating with the Purchaser in the preparation of a customary confidential information memorandum and other customary marketing materials regarding the Specified Business, and allowing the Purchaser to use Buckeye’s and its subsidiaries’ logos in these materials;

•	providing potential buyers and their representatives with customary due diligence materials in an electronic data room or other customary form;

•

causing the reasonable participation by officers and other management-level employees of Buckeye and its subsidiaries in the marketing efforts regarding the Specified Business, including attendance at management presentations and other meetings with potential buyers and their representatives;

•	providing reasonable access to the officers, employees and facilities of the Specified Business for due diligence purposes;

•

causing the reasonable participation by the executive officers of Buckeye in the negotiation, execution and delivery of definitive documentation related to the sale, divestiture or disposition of the Specified Business; and

•

taking actions reasonably requested by the Purchaser and the potential buyer to facility the timely satisfaction of all conditions to closing of the sale, divestiture or disposition of the Specified Business.

Buckeye’s obligations as described in the immediately preceding paragraph will not require Buckeye to (i) provide any information to a potential buyer until receipt of an executed confidentiality agreement in customary form reasonably acceptable Buckeye, (ii) provide cooperation or access if it would unreasonably interfere with the business or operations of the Specified Business, (iii) take any action or provide any information to the extent prohibited by applicable law or Buckeye’s organization documents, that would involve disclosure of commercially or competitively sensitive information, result in a waiver of any legal privilege or trade secret protection or result in a breach of an agreement by Buckeye or its subsidiaries and (iv) agree to any contractual obligation that is not conditioned upon the closing of the transactions contemplated by the Merger Agreement and that does not terminate without liability to Buckeye and its subsidiaries upon the termination of the Merger Agreement in accordance with its terms.

Georgia-Pacific will, at Buckeye’s request, promptly reimburse Buckeye for reasonable documented expenses and costs incurred in connection with its cooperation in the potential sale, divestiture or disposition of the Specified Business. Georgia-Pacific will also indemnify and hold harmless Buckeye, its subsidiaries and their respective representatives against all liabilities incurred in connection with the potential sale, divestiture or disposition of the Specified Business, except in instances of Buckeye’s, its subsidiaries’ or their respective representatives’ willful misconduct or gross negligence.

Public Announcements. Buckeye and Georgia-Pacific agreed to not release any press release or make any public statement with respect to the Offer, the Merger or the Merger Agreement without the prior written consent of the other (which consent may not be unreasonably withheld or delayed) and to consult with each other prior to issuing any press release or otherwise making any public statement with respect to the Offer or the Merger.

Indemnification of Buckeye Directors and Officers. All rights to indemnification and exculpation from liabilities for prior acts or omissions (including acts or omissions occurring in connection with the adoption and approval of the Merger Agreement and the transactions contemplated thereby) in favor of the past and present directors or officers of Buckeye or its subsidiaries as provided in Buckeye’s certificate of incorporation, bylaws or any indemnification agreements (as in effect on April 23, 2013) will be assumed by the surviving corporation in the Merger and will survive the Merger and continue in full force and effect in accordance with their terms.

For a period of six years after the completion of the Merger, Georgia-Pacific and the surviving corporation are required to indemnify and hold harmless all past and present directors or officers of Buckeye its subsidiaries, whom we refer to as “indemnified persons,” as provided by the terms of Buckeye’s existing certificate of incorporation, bylaws and indemnification agreements, arising out of such indemnified person’s acts or omissions in their capacity as a director or officer of Buckeye or its subsidiaries occurring at or prior to the completion of the Merger (including acts or omissions occurring in connection with the adoption and approval of the Merger Agreement and the completion of the transactions contemplated thereby), to the full extent permissible under the applicable provisions of the DGCL.

Georgia-Pacific and the surviving corporation are also required to advance expenses (including reasonable legal fees) incurred in the defense of any such claim, action, suit, proceeding or investigation in accordance with the procedures set forth in Buckeye’s existing certificate of incorporation, bylaws or indemnification agreements; provided, that any indemnified person to whom expenses are advanced must, prior to such advancement, undertake to repay such advanced expenses if a court ultimately determines in a final nonappealable judgment that such indemnified person is not entitled to indemnification.

For a period of six years after the completion of the Merger, the certificate of incorporation and bylaws of the surviving corporation must contain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses of indemnified persons for periods at or prior to the completion of the Merger than are currently set forth in Buckeye’s certificate of incorporation and bylaws. Existing indemnification agreements will continue in full force and effect.

For six years after the completion of the Merger, subject to certain limitations, the surviving corporation is required to maintain (and Georgia-Pacific will cause it to maintain) for the benefit of Buckeye’s directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the completion of the Merger that is substantially equivalent to, and no less favorable in the aggregate and with coverage amounts not less favorable than, Buckeye’s existing policy. The surviving corporation may satisfy this obligation by obtaining prepaid insurance policies that provide coverage for an aggregate of at least six years.

Employee Benefits. For the two-year period following completion of the Merger, Georgia-Pacific agreed, subject to the terms of any applicable collective bargaining agreement or employment agreement, to provide each employee of Buckeye and its subsidiaries who continues to be employed by Georgia-Pacific or the surviving corporation after the Merger is completed (whom we refer to as “continuing employees”) with compensation and benefits substantially equivalent, in the aggregate, to the compensation and benefits provided to other similarly situated employees of Georgia-Pacific and its subsidiaries. Georgia-Pacific and its subsidiaries will provide all continuing employees their accrued but unpaid bonuses in accordance with Buckeye’s “All Employee Bonus” and “At-Risk Compensation” programs, as reflected in Buckeye’s financial statements, for the period ending June 30, 2013. Further, if the Merger is completed after June 30, 2013, such continuing employees will receive the amount of the bonus earned for the applicable three-month period in which the Merger occurs, in accordance with Buckeye’s quarterly bonus program to be established in the ordinary course of business consistent with Buckeye’s current annual bonus program pursuant to its “All Employee Bonus” and “At-Risk Compensation” programs, except that the bonus amounts and performance targets will be determined on a quarterly basis rather than an annual basis. However, if a continuing employee’s employment is terminated prior to the date of payment of any such bonus without misconduct or other similar cause, such employee’s bonus will be prorated to the date of termination. In addition, Georgia-Pacific agreed that each continuing employee will be paid a base salary no less than his or her base salary prior to the completion of the Merger for a period of nine months thereafter if such continuing employee’s duties, responsibilities and authorities are the same as they were immediately prior to the effective time of the Merger.

Georgia-Pacific and the surviving corporation will recognize and give credit for service by continuing employees for vesting and eligibility purposes in any Georgia-Pacific employee benefit plan in which such employees may be eligible to participate after completion of the Merger.

Shareholder Litigation. The Merger Agreement provides that Buckeye will control, and will give the Purchaser the opportunity to participate in the defense of, any litigation brought by shareholders of Buckeye against Buckeye and/or members the board of directors of Buckeye relating to the transactions contemplated by the Merger Agreement, including the Offer and the Merger; provided, however, that Buckeye may not agree to compromise or settle any such litigation without the prior written consent of the Purchaser (not to be unreasonably withheld, conditioned or delayed).

Termination. The Merger Agreement may be terminated:

•	by mutual written consent of the Purchaser and Buckeye, at any time prior to the effective time of the Merger, whether before or after shareholder approval thereof; or

•	by either the Purchaser or Buckeye (which we refer to as “mutual termination rights”):

•

except if the Offer Termination has occurred, if the Offer expires as a result of the non-satisfaction of any condition to the Offer (see Section 14—“Conditions of the Offer”) in a circumstance where the Purchaser has no further obligation to extend the Offer pursuant to the terms of the Merger Agreement; provided, however, that this right to terminate the Merger Agreement is not available to any party whose breach of the Merger Agreement has been the primary cause of or resulted in the non-satisfaction of any condition to the Offer;

•	if the Offer Termination has occurred, if Buckeye’s shareholders fail to adopt the Merger Agreement at the special meeting called for such purpose (or any adjournment or postponement thereof);

•

if the Offer Termination has occurred, if the Merger has not been completed on or before July 22, 2013; provided, however, that if on July 22, 2013, the HSR Condition and/or the Other Governmental Approvals Condition have not been satisfied, and all of the other conditions to the Merger applicable following an Offer Termination have been satisfied (other than the requirement of delivery of closing certificates) or are reasonably capable of being satisfied or waived (other than (i) the condition that the Merger Agreement have been adopted and approved by the requisite vote of Buckeye’s shareholders, and (ii) the conditions related to pending suits or proceedings by governmental entities or related to any law, judgment, order or injunctions, in each, under any competition laws), then the right to terminate described in this bullet point will not be available until after February 24, 2014; provided, further, that the right to terminate described in this bullet point will not be available to any party whose breach of the Merger Agreement has been the primary cause of or resulted in the non-satisfaction of any condition to the Merger; or

•

if any court or other governmental entity of competent jurisdiction has issued an order, decree or ruling or taken any other action that (i) prior to the Purchaser’s acceptance of Shares tendered for payment in the Offer, permanently restrains, enjoins or otherwise prohibits the acceptance for payment of, or payment for, Shares in the Offer (except if the Offer Termination has occurred), or (ii) prior to the completion of the Merger, permanently restrains, enjoins or otherwise prohibits the Merger, and, in each case, such order, decree, ruling or other action has become final and nonappealable; provided that the right to terminate described in this bullet point will not be available to any party whose breach of the Merger Agreement has been the primary cause of or resulted in the issuance of or failure to lift such order, decree, ruling or other action; or

•	by the Purchaser (we refer to the below listed rights as the “Purchaser termination rights”):

•	at any time prior to the earlier of the acceptance for payment of Shares in the Offer or the affirmative vote of the Buckeye shareholders required for adoption of the Merger Agreement:

•	if any Adverse Recommendation Change occurs; or

•	if Buckeye has breached, in any material respect, its non-solicitation and related board recommendation obligations under the Merger Agreement;

•	at any time prior to the earlier of the acceptance for payment of Shares in the Offer and the completion of the Merger,

•

if (i) there is an inaccuracy in any representation or warranty of Buckeye contained in the Merger Agreement or a breach of any covenant of Buckeye contained in the Merger Agreement, and, in either case, as a result, (x) except if the Offer Termination has occurred, any of the conditions of the Offer would not, if such inaccuracy or breach continued on the Expiration Date, be satisfied, or (y) if the Offer Termination has occurred, any condition to the Purchaser’s obligation to effect the Merger based on the accuracy of Buckeye’s representations and warranties or Buckeye’s compliance with covenants would not, if such inaccuracy or breach continued, be satisfied; (ii) the Purchaser has delivered to Buckeye written notice of such inaccuracy or breach, and (iii) either such inaccuracy or breach is not capable of being cured prior to the applicable outside date or at least 30 calendar days have elapsed since the delivery of such written notice to Buckeye and such inaccuracy or breach has not been cured; provided, however, that the Purchaser is not permitted to terminate the Merger Agreement pursuant to this provision if there is an inaccuracy in any representation or warranty of Georgia-Pacific or the Purchaser contained in the Merger Agreement that has not then been cured or a breach of any covenant of Georgia-Pacific or the Purchaser contained in the Merger Agreement that, in either case, has or would reasonably be expected to prevent or materially delay completion of the Offer or the Merger or performance by Georgia-Pacific or the Purchaser of any of their material obligations under the Merger Agreement; or

•

subject to certain prior disclosure by Buckeye, if (i) following April 23, 2012, any fact(s), change(s), event(s), development(s) or circumstance(s) have occurred, arisen or come into existence or first become known to Georgia-Pacific or the Purchaser, or any worsening thereof (to the extent of such worsening), and which has had or would reasonably be expected to have, individually or in the aggregate with all other such fact(s), change(s), event(s), development(s) or circumstance(s), a Company Material Adverse Effect, (ii) the Purchaser has delivered to Buckeye written notice of such fact(s), change(s), event(s), development(s) or circumstance(s) and (iii) either such fact(s), change(s), event(s), development(s) or circumstance(s) is not capable of cure prior to the applicable outside date or at least 30 calendar days have elapsed since the date of delivery of such written notice to the Purchaser and such fact(s), change(s), event(s), development(s) or circumstance(s) have not been cured; or

•	by Buckeye (we refer to the below listed rights as the “Buckeye termination rights”):

•	at any time prior to the earlier of the acceptance for payment of Shares in the Offer or the affirmative vote of the Buckeye shareholders required for adoption of the Merger Agreement:

•

if Buckeye’s board of directors determines to enter into a definitive written Alternative Acquisition Agreement with respect to a Superior Proposal, but only if (i) Buckeye is permitted to terminate the Merger Agreement and accept such Superior Proposal pursuant to the non-solicitation provisions of the Merger Agreement, and (ii) simultaneously with the termination of the Merger Agreement, Buckeye enters into an Alternative Acquisition Agreement with respect to the Superior Proposal and pays the Termination Fee to Georgia-Pacific; or

•	at any time prior to the earlier of the acceptance for payment of Shares in the Offer or the completion of the Merger,

•

if (i) there is an inaccuracy in any representation or warranty of Georgia-Pacific or the Purchaser contained in the Merger Agreement or breach of any covenant of Georgia-Pacific or the Purchaser contained in the Merger Agreement that has or would reasonably be expected to prevent or materially delay completion of the Offer or the Merger or performance by Georgia-Pacific or the Purchaser of any of their material obligations under the Merger Agreement, (ii) Buckeye has delivered to the Purchaser written notice of such inaccuracy or breach, and (iii) either such inaccuracy or breach is not capable of being cured or at least 30 calendar days have elapsed since the delivery of such written notice to the Purchaser and such inaccuracy or breach has not been cured; provided, however, that Buckeye is not permitted to terminate the Merger Agreement pursuant to this provision if there is an inaccuracy in any representation or warranty of Buckeye contained in the Merger Agreement that has not been cured or a breach of any covenant of Buckeye contained in the Merger Agreement such that, in either case, any condition to the Offer or to the obligation of Georgia-Pacific and the Purchaser to effect the Merger based on the accuracy of Buckeye’s representations and warranties or Buckeye’s compliance with covenants would not be satisfied.

Effect of Termination. If the Merger Agreement is terminated in accordance with its terms by either Buckeye or the Purchaser, written notice thereof must be given to the other parties, specifying the provisions of the Merger Agreement being invoked and the basis for the termination under those provisions. The Merger Agreement will then become void and, except as specified in the Merger Agreement (including with respect to the payment of the Termination Fee as applicable), there will be no liability or obligation on the part of Georgia-Pacific, the Purchaser or Buckeye or their respective subsidiaries, officers, directors, or managers. No party is relieved of any liability or damages for a willful and material breach of the Merger Agreement.

Buckeye has agreed to pay the Purchaser a termination fee of $48.613 million in cash (the “Termination Fee”) if:

•	the Purchaser terminates the Merger Agreement pursuant to any Purchaser termination right set forth in the first bullet point under the definition of “Purchaser termination right” above; or

•

Buckeye terminates the Merger Agreement pursuant to the Buckeye termination right set forth in the first bullet point under the definition of “Buckeye termination right” above (in connection with the termination of the Merger Agreement to accept a Superior Proposal).

Buckeye is also required to pay the Termination Fee if:

•

the Purchaser or Buckeye terminates the Merger Agreement pursuant to the mutual termination right set forth in the first (under certain circumstances), second, or third (under certain circumstances) bullet points under the definition of “mutual termination right” above; or

•

the Purchaser terminates the Merger Agreement pursuant to any Purchaser termination right set forth in the first sub-bullet point under the second bullet point under the definition of “Purchaser termination right” above;

and, in each case:

•

prior to the termination of the Merger Agreement a Competing Proposal is made to Buckeye or the Buckeye board of directors and not publicly withdrawn prior to the event or breach forming the basis for the termination right, and

•

Buckeye shall complete a Competing Proposal or enter into an agreement with respect to a Competing Proposal, in either case within nine months after the termination of the Merger Agreement; provided that for purposes of this and the prior bullet point, references to 15% shall be deemed to be references to 40% in the definition of “Competing Proposal.”

The parties agreed that the payment of the Termination Fee after a valid termination of the Merger Agreement will be the exclusive remedy available to Georgia-Pacific and the Purchaser for any loss resulting from the failure of Merger to be completed. In no event will Buckeye be required to pay the Termination Fee more than once.

If Buckeye fails to pay the Termination Fee when due, and the Purchaser or Georgia-Pacific commences a suit which results in a final judgment against Buckeye for the Termination Fee, Buckeye is required to promptly pay the Termination Fee to Georgia-Pacific with interest from the date such payment was required to be made until the date of payment.

Fees and Expenses. If the Purchaser terminates the Merger Agreement pursuant to its terms, the Purchaser has agreed to reimburse Buckeye, upon request, for 50% of its reasonable documented fees incurred in connection with Buckeye’s engagement of its advisors to produce certain information requested by the Purchaser in accordance with the Merger Agreement. The Purchaser has further agreed to reimburse Buckeye for any reasonable documented expenses and costs incurred in connection with Buckeye’s efforts to arrange a potential disposition of the Specified Business if requested by the Purchaser as necessary in order to satisfy the conditions of the Offer or the Merger. Other than as required by the provisions described above, all costs and expenses incurred by the parties will be paid by the party incurring such costs and expenses.

Letter Agreements

In connection with the Merger Agreement, each of the shareholders identified in Schedule II hereto (the “Supporting Shareholders”) entered into a separate Letter Agreement, dated as of April 23, 2013, with Georgia-Pacific and the Purchaser, which we collectively refer to as the “Support Agreements.” The supporting Shareholders constitute all of the directors and executive officers of Buckeye. The following summary of certain provisions of the Support Agreements is qualified in its entirety by reference to the form of Support Agreement itself, which is incorporated herein by reference. We have filed a copy of the form of Support Agreement as an exhibit to the Schedule TO. Each of the Support Agreements entered into by the Supporting Shareholders is in substantially the same form as the form of Support Agreement. Shareholders and other interested parties should read the form of Support Agreement in its entirety for a more complete description of the provisions summarized below. Pursuant to the Support Agreements, Buckeye’s directors and executive officers collectively agreed to tender approximately 1.4 million Shares, or approximately 3.6% of the Shares outstanding on April 23, 2013, the date of the Support Agreements.

Pursuant to the Support Agreements, each of the Supporting Shareholders agreed to tender in the Offer any Shares he or she holds or acquires after April 23, 2013, free and clear of all liens or other encumbrances, promptly following the commencement of the Offer, and in any event no later than the 10th business day following the commencement of the Offer. Each of the Supporting Shareholders has also agreed not to withdraw his or her Shares from the Offer at any time.

Each of the Supporting Shareholders agreed, while the Support Agreement is effective, to appear, or otherwise cause any Shares he or she holds to be counted as present for purposes of calculating a quorum, at any meeting of the shareholders of Buckeye and to vote, or cause to be voted, all Shares he or she holds in favor of the adoption of the Merger Agreement and any other matters necessary for the completion of the transactions contemplated by the Merger Agreement at any meeting of the shareholders of Buckeye that is reasonably requested by Georgia-Pacific or the Purchaser.

In the Support Agreements, each of the Supporting Shareholders represented and warranted that he or she:

•

is the sole record and beneficial owner, and have good and marketable title to, the Shares he or she holds, free and clear of all adverse claims, liens, pledges, options, proxies, voting trusts or agreements, rights or arrangements or any other encumbrances on title, transfer or exercise of any of his or her rights as a holder of such Shares (other than an aggregate total of 301,528 shares that have been pledged as security by two of the Supporting Shareholders); and

•

has the sole right to vote, sole power of disposition and sole power to agree to all of the matters set forth in the applicable Support Agreement, in each case, except arising from the transfer restrictions under securities laws of any jurisdiction;

Nothing in the Support Agreements limits the Supporting Shareholders from fulfilling his or her duties and obligations as an officer or director of Buckeye.

The Support Agreements, and all rights and obligations of Georgia-Pacific, the Purchaser and the Supporting Shareholders under the Support Agreements, except for certain customary provisions that survive termination, will terminate on the earliest of:

•	the date the Merger Agreement is terminated in accordance with the terms of the Merger Agreement;

•	the effective time of the Merger pursuant to the Merger Agreement; and

•

the date of any modification to the Merger Agreement that reduces the amount or changes the form of the consideration currently contemplated in the Merger Agreement to be paid in the Offer or the Merger to the Supporting Shareholders.

Confidentiality Agreement

The following summary of certain provisions of the confidentiality agreement is qualified in its entirety by reference to the confidentiality agreement itself, which is incorporated herein by reference and a copy of which has been filed with the SEC as an exhibit to the Schedule TO. Shareholders and other interested parties should read the confidentiality agreement in its entirety for a more complete description of the provisions summarized below.

Georgia-Pacific and Buckeye entered into a confidentiality agreement, dated January 30, 2013, in connection with a potential negotiated transaction that resulted in the Offer. Pursuant to the confidentiality agreement, subject to certain customary exceptions, Georgia-Pacific agreed to keep confidential all non-public information furnished by Buckeye or its representatives to Georgia-Pacific or its representatives, and all analyses or documents prepared by Georgia-Pacific or its representatives based upon such non-public information. Georgia-Pacific also agreed that the non-public information furnished to Georgia-Pacific will be used solely for the purpose of evaluating the potential negotiated transaction that resulted in the Offer. If requested by Buckeye, Georgia-Pacific and its representatives are required, subject to certain customary exceptions, to destroy or erase the non-public information furnished to Georgia-Pacific and its representatives under the confidentiality agreement and to destroy or erase any analyses or documents prepared by Georgia-Pacific or its representatives based upon such non-public information. In addition, Georgia-Pacific and Buckeye agreed, subject to certain customary exceptions, to keep confidential the fact that discussions of a potential negotiated transaction were taking place and the existence of the confidentiality agreement.

The confidentiality agreement includes a standstill provision. Pursuant to this provision, Georgia-Pacific agreed that, among other things and for a period of 18 months after Buckeye last provided non-public information to Georgia-Pacific or its representatives, Georgia-Pacific will not, without Buckeye’s prior consent:

•

make any public announcement, proposal or offer with respect to (i) any extraordinary transaction involving Buckeye or its subsidiaries, (ii) any acquisition of Buckeye’s or its subsidiaries outstanding debt or equity or related securities, (iii) seeking representation on Buckeye’s board of directors or to otherwise control or influence the management, board of directors or policies of Buckeye, or (iv) requesting any waiver termination or amendment of the confidentiality agreement;

•	make or participate in any solicitation of proxies with respect to voting securities of Buckeye or seek to advise or influence any person with respect to voting such securities;

•	encourage any third party, or enter into any discussions or agreement with any third party, to do any of the items in the two immediately preceding bullet points;

•	take any action that would likely require Buckeye or its affiliates to make a public announcement regarding the items in the first two bullet points of this paragraph; or

•	acquire or propose or agree to acquire any loans, debt or equity securities or assets of Buckeye or its subsidiaries.

Upon the Purchaser’s receipt of a notice of Superior Proposal that includes an aggregate purchase price per share in excess of 110% of the Offer Price, the standstill restrictions set forth above shall terminate and cease to apply to Georgia-Pacific and the Purchaser.

The confidentiality agreement includes a no solicitation and no hire provision. Pursuant to this provision, Georgia-Pacific agreed that, among other things and for a period of 18 months from the date of the confidentiality agreement, neither Georgia-Pacific nor any of its controlled affiliates would solicit for employment or hire any employee of Buckeye or its subsidiaries with whom Georgia-Pacific initially came into contact in connection with the potential negotiated transaction that resulted in the Offer (“Subject Employees”). The no solicitation and no hire provision does not prohibit Georgia-Pacific or its controlled affiliates from:

•	making any general solicitation for employment that is not specifically directed at the Subject Employees;

•	soliciting any Subject Employee who left the employment of Buckeye or its subsidiaries at least six months prior to the solicitation;

•	hiring any person that is referred by a third party agency through a general search not targeted at employees of Buckeye or its subsidiaries; or

•

hiring any person who directly submits an application for employment to Georgia-Pacific or its controlled affiliates without any solicitation effort by Georgia-Pacific or its controlled affiliates in violation of the no solicitation and no hire provision.

14. Conditions of the Offer

Notwithstanding any other provisions of the Offer and subject to the provisions of the Merger Agreement and applicable law, the Purchaser will not be required to accept for payment and may delay the acceptance for payment of or, subject to the provisions of the Merger Agreement and any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act, the payment for, any validly tendered Shares if:

•	the Minimum Condition has not been satisfied at the Expiration Date;

•

any waiting period under the HSR Act applicable to the transactions contemplated by the Merger Agreement has not expired or terminated at or prior to the Expiration Date (which we refer to as the “HSR Condition”);

•

any other approval, waiver or consent of any Governmental Entity required under applicable law to complete the Offer and the Merger (“Other Required Governmental Approvals”) has not been obtained, any waiting period (or extension thereof) has not lapsed or any mandated filing has not been made at or prior to the Expiration Date (the “Other Governmental Approvals Condition”) (see Section 15—“Certain Legal Matters—Antitrust Matters”);

•

at the Expiration Date there is pending any suit, action or proceeding by any governmental entity of competent jurisdiction, or any governmental entity of competent jurisdiction has stated its intention (which has not subsequently been rescinded) to Georgia-Pacific, the Purchaser or Buckeye to commence any suit, action or proceeding, against Georgia-Pacific, the Purchaser, Buckeye or any of Buckeye’s subsidiaries, or otherwise in connection with the Offer or the Merger:

•	seeking to make illegal, restrain, prohibit or delay the making or completion of the Offer or the Merger;

•

seeking to make illegal, restrain or prohibit the ownership or operation by Georgia-Pacific, Buckeye or any of their respective subsidiaries or affiliates, of all or any material portion of the businesses or assets of Georgia-Pacific or any of its affiliates (other than businesses or assets that are de minimis to Georgia-Pacific and its affiliates taken as a whole), on the one hand, or Buckeye and its subsidiaries, taken as a whole, on the other hand, as a result of or in connection with the Offer or the Merger;

•

seeking to make illegal, restrain, prohibit or impose material limitations on the ability of Georgia-Pacific or the Purchaser effectively to acquire, hold or exercise full rights of ownership of Shares to be purchased in the Offer or Merger; or

•	which otherwise would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

•

at the Expiration Date, there is any law, judgment, order or injunction in effect, enacted, entered, enforced or promulgated by or on behalf of a governmental entity of competent jurisdiction with respect to the Offer or the Merger, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act or similar waiting periods with respect to the Other Required Governmental Approvals, that:

•

would reasonably be expected, individually or in the aggregate, to result, directly or indirectly, in any of the consequences referred to in any of the four sub-paragraphs of the immediately preceding bullet point; or

•	has the effect of enjoining, making illegal or otherwise prohibiting the making of the Offer, the completion of the Offer or the completion of the Merger;

•

any representation or warranty of Buckeye contained in Section 3.2(a) (relating to its capitalization), Section 3.2(b) (relating to equity securities subject to options and stock appreciation rights), Section 3.2(c)(D) (relating to the exercise price of Buckeye’s stock options), 3.2(c)(y) (relating to the base price of Buckeye’s stock appreciation rights), Section 3.2(e) (no undisclosed Buckeye equity interests), 3.2(f) (no restrictions on transfer of Buckeye’s equity interests or material assets), Section 3.3 (relating to authorization, validity and corporate action regarding the Merger Agreement) or Section 3.32 (relating to certain contracts that (i) purport to limit, or after the completion of the Merger would limit, Georgia-Pacific or its affiliates (other than Buckeye and its subsidiaries) from engaging in any line of business, competing with any person, or selling or distributing any product or service in any geographic area, or (ii) include pricing limitations, rebates, or discounts that would be applicable to Georgia-Pacific or its affiliates (other than Buckeye and its subsidiaries)) of the Merger Agreement fails to be true and correct in all material respects as of the Expiration Date with the same force and effect as if made on and as of the Expiration Date, except for representations and warranties that relate to a specific date or time, which need only be true and correct in all material respects as of such specific date or time;

•

for purposes of the immediately preceding bullet point, the representation and warranties of Buckeye contained in the first sentence of Section 3.2(a) (relating to its capitalization), the first and second sentences of Section 3.2(b) (relating to equity securities subject to options and stock appreciation rights), Section 3.2(c)(D) (relating to the exercise price of Buckeye’s stock options), Section 3.2(c)(y) (relating to the base price of Buckeye’s stock appreciation rights), or Section 3.2(e) (no undisclosed Buckeye equity interests) of the Merger Agreement, in each case, as of the close of business on April 22, 2013, will be deemed to fail to be true and correct in all material respects if the inaccuracies in the foregoing representations in the aggregate would cause the aggregate consideration required to be paid by Georgia-Pacific and the Purchaser to acquire or cancel Buckeye’s equity interests and stock appreciation rights in connection with the Offer and the Merger to exceed by more than a de minimis amount the aggregate consideration that would have been required to be paid by Georgia-Pacific and the Purchaser to acquire or cancel Buckeye’s equity interests and stock appreciation rights in connection with the Offer and the Merger if such representations and warranties had been true and correct in all respects as of such date;

•

any representation or warranty of Buckeye contained in Section 3.6(c) (relating to compliance with certain criminal laws) of the Merger Agreement fails to be true and correct in all respects as of the Expiration Date with the same force and effect as if made on and as of the Expiration Date, except where the violation, charge or investigation referenced in such representation and warranty has not resulted in or would not reasonably be expected to result in, a “Criminal Penalty” which, as defined in the Merger Agreement, involves a criminal violation of anti-corruption laws or laws relating to export controls or competition and antitrust matters, a fine of more than $1,000,000, a felony-criminal jail sentence for matters over which the United States has jurisdiction or a criminal jail sentence involving incarceration of more than one year for matters where jurisdiction is wholly outside the United States;

•

except as has not had and would not reasonably be expected to have, individually or in the aggregate with all other failures to be true or correct, a Company Material Adverse Effect, any representation or warranty of Buckeye contained in the Merger Agreement, other than representations and warranties referenced in the two immediately preceding bullet points (without giving effect to any references to any Company Material Adverse Effect or other materiality qualifications) fails to be true and correct in any respect as of the Expiration Date with the same force and effect as if made on and as of the Expiration Date, except for representations and warranties that relate to a specific date or time, which need only be true and correct as of such specific date or time;

•

Buckeye breached or failed, in any material respect, to perform or to comply with any material agreement or covenant to be performed or complied with by it under the Merger Agreement on or prior to the Expiration Date, and such breach or failure has not been cured;

•

since April 23, 2013, any fact(s), change(s), event(s), development(s) or circumstance(s) have occurred, arisen or come into existence or first become known to Georgia-Pacific or the Purchaser, or any worsening thereof (only to the extent of such worsening), and which has had or would reasonably be expected to have, individually or in the aggregate with all other such fact(s), change(s), event(s), development(s) or circumstance(s), a Company Material Adverse Effect; provided that information as and to the extent set forth (i) in any Buckeye SEC filing made after June 30, 2012 and publicly available prior to April 23, 2013 and only as and to the extent disclosed therein (other than disclosures in any exhibits or schedules thereto or in any documents incorporated by reference therein, and other than any forward looking disclosures set forth in any “risk factor” section and any disclosures in any section relating to “forward looking statements” to the extent they are primarily predictive or forward looking in nature) and (ii) in Buckeye’s disclosure schedule to the Merger Agreement, shall be deemed to have been known by Georgia-Pacific and the Purchaser as of April 23, 2013;

•

the Purchaser failed to receive a certificate of Buckeye, executed by Buckeye’s Chief Executive Officer or Chief Financial Officer, dated as of the Expiration Date, to the effect that the conditions set forth in the sixth, seventh, eighth, ninth and tenth first-level bullet points above have been satisfied; or

•	the Merger Agreement has been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of the Purchaser, and, except as restricted by the Merger Agreement, may be asserted by the Purchaser regardless of the circumstances giving rise to any such conditions, and may be waived by the Purchaser in whole or in part at any time and from time to time and in its sole discretion, in each case subject to the terms of the Merger Agreement. Any reference in the Offer to Purchase or the Merger Agreement to a condition or requirement being satisfied will be deemed to be satisfied if such condition or requirement is waived. The failure by the Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

15. Certain Legal Matters

Except as described in this Section 15, based on information provided by Buckeye, none of Buckeye, the Purchaser or Georgia-Pacific is aware of any license or regulatory permit that appears to be material to the business of Buckeye that might be adversely affected by the Purchaser’s acquisition of the Shares in the Offer or of any approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority that would be required for the acquisition and ownership of the Shares by the Purchaser in the Offer. Should any such approval or other action be required, we presently intend to seek such approval or other action, except as described below under “—Business Combination Statutes.” Except as otherwise described in this Offer to Purchase, although the Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered in the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in consequences adverse to Buckeye’s business or that certain parts of Buckeye’s business might not have to be disposed of or other substantial conditions complied with in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action.

Business Combination Statutes. Buckeye is incorporated under the laws of the State of Delaware and therefore is subject to the provisions of Section 203 of the DGCL (the “Business Combination Provisions”), which impose certain restrictions upon business combinations involving Buckeye. The following description is not complete and is qualified in its entirety by reference to the provisions of the Business Combination Provisions. In general, the Business Combination Provisions prevent a Delaware corporation from engaging in a “business combination” (which is defined to include a variety of transactions, including mergers) with an “interested stockholder” for a period of three years following the time such person became an interested stockholder unless:

•	prior to such time the board of directors of the corporation approved either the business combination or the transaction, which resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction, which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66  2/3% of the outstanding voting stock which is not owned by the interested stockholder.

For purposes of the Business Combination Provisions, the term “interested stockholder” generally means any person (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) that is (i) the owner of 15% or more of the outstanding voting stock of the corporation or (ii) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person.

A Delaware corporation may elect not to be covered by the Business Combination Provisions in its original certificate of incorporation or through an amendment to its certificate of incorporation or bylaws approved by its stockholders. An amendment electing not to be governed by the Business Combination Provisions is not effective until 12 months after the adoption of such amendment and does not apply to any business combination between a Delaware corporation and any person who became an interested stockholder of such corporation on or prior to such adoption.

Neither Buckeye’s certificate of incorporation nor bylaws excludes Buckeye from the coverage of the Business Combination Provisions. Upon completion of the Offer, Georgia-Pacific and the Purchaser could collectively be deemed to be an “interested stockholder” for purposes of the Business Combination Provisions and, absent prior approvals by Buckeye’s board of directors, the Business Combination Provisions could prohibit completion of the Merger for a period of three years following completion of the Offer. However, Buckeye’s board of directors approved the execution of the Merger Agreement and the transactions contemplated thereunder, including the Offer and the Merger. Accordingly, Georgia-Pacific and the Purchaser do not believe that the Business Combination Provisions, or any similar business combination laws or regulations of any other state will be an impediment to the completion of the Offer or the Merger.

A number of states have adopted laws and regulations that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or principal places of business in such states. In 1982, the Supreme Court of the United States, in Edgar v. MITE Corp., invalidated on constitutional grounds the Illinois Business Takeover Statute that, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquirer from voting shares of a target corporation without the prior approval of the remaining shareholders where, among other things, the corporation is incorporated in, and has a substantial number of shareholders in, the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal District Court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.

We have not attempted to comply with any state takeover statutes in connection with the Offer or the Merger, other than the Business Combination Provisions. We reserve the right to challenge the validity or applicability of any state law or regulation allegedly applicable to the Offer or the Merger, and nothing in this Offer to Purchase, nor any action that we take in connection with the Offer, is intended as a waiver of that right. In the event that it is asserted that one or more takeover or business combination statutes applies to the Offer or the Merger, and it is not determined by an appropriate court that the statutes in question do not apply or are invalid as applied to the Offer or the Merger, as applicable, we may be required to file certain documents with, or receive approvals from, the relevant state authorities, and if such a governmental authority sought or obtained an injunction seeking to prevent our purchase of Shares in the Offer, we might be unable to accept for payment or pay for Shares tendered in the Offer or be delayed in completing the Offer. In that case, we may not be obligated to accept for payment, or pay for, any Shares tendered.

Antitrust Matters

The United States. The Offer and the Merger are subject to the HSR Act, which provides that certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the “DOJ”) and the Federal Trade Commission (the “FTC”) and certain waiting period requirements have expired or been terminated.

Pursuant to the Merger Agreement, Georgia-Pacific, the Purchaser and Buckeye will use their commercially reasonable best efforts to, as promptly as reasonably practicable following the date of the Merger Agreement, and in any event no later than May 7, 2013, cause to be filed by each of Georgia-Pacific and Buckeye a Notification and Report Form for Certain Mergers and Acquisitions under the HSR Act in connection with the purchase of the Shares in the Offer and the Merger with the DOJ and the FTC. The filings will be subject to a 15-day initial waiting period, for which early termination may be requested. Under the provisions of the HSR Act applicable to the Offer and the Merger, the waiting period under the HSR Act applicable to the Offer and the Merger will expire at 11:59 p.m., New York City time, on the 15th day following such filings, unless early termination of the waiting period is granted. However, the DOJ or the FTC may extend the waiting period by requesting additional information or documentary material from Georgia-Pacific. If such a request is made, such waiting period will expire at 11:59 p.m., New York City time, on the 10th day after substantial compliance by Georgia-Pacific with such request. If the waiting periods noted above would expire on a Saturday, Sunday or legal public holiday, the waiting period will instead expire at 11:59 p.m., New York City time, on the next business day. Such waiting period may be extended only with the consent of Georgia-Pacific. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the DOJ or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay the transaction while such negotiations continue. The Purchaser is not required to accept for payment Shares tendered in the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have expired or been terminated. See Section 14—“Conditions of the Offer.”

The FTC and the DOJ scrutinize the legality under the Antitrust Laws (as defined below) of transactions such as the Purchaser’s acquisition of Shares in the Offer and the Merger. At any time before or after the Purchaser’s acquisition of Shares, either the DOJ or the FTC (whichever agency reviews the transaction) could take such action under the Antitrust Laws as it or they deem necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares in the Offer or, in the absence of an injunction, otherwise seeking divestiture of Shares acquired by the Purchaser or divestiture of substantial assets of Georgia-Pacific or its subsidiaries. Private parties, as well as state governments, may also bring legal action under the Antitrust Laws under certain circumstances. There can be no assurance that a challenge to the Offer or other acquisition of Shares by the Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. See Section 14—“Conditions of the Offer” for certain conditions of the Offer, including conditions with respect to litigation and certain government actions.

As used in this Offer to Purchase, “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

COMESA. Under the provisions of the Common Market for Eastern and Southern Africa’s (“COMESA”) Competition Regulations of December 2004, and implementing rules approved in November 2012, the acquisition of Shares pursuant to the Offer must be reported to COMESA’s Competition Commission (“CCC”). However, approval by the CCC or the expiration of any applicable waiting period is not a condition to the Purchaser’s obligation to accept for payment and pay for Shares tendered to the Purchaser in the Offer. See Section 14—“Conditions of the Offer.”

Germany. Under the provisions of the German Act against Restraints on Competition, the acquisition of Shares pursuant to the Offer may only be completed if the acquisition is approved by the German Federal Cartel Office (“FCO”), either by written approval or by expiration of a one-month waiting period commenced by the filing by Georgia-Pacific of a complete notification (the “German Notification”) with respect to the Offer, unless the FCO notifies Georgia-Pacific within the one-month waiting period of the initiation of an in-depth investigation. Pursuant to the Merger Agreement, Georgia-Pacific, the Purchaser and Buckeye will use their commercially reasonably best efforts to cause to be filed the German Notification as promptly as reasonably practicable following the date of the Merger Agreement. If the FCO initiates an in-depth investigation, the acquisition of Shares pursuant to the Offer may only be consummated if the acquisition is approved by the FCO, either by written approval or by expiration of a four-month waiting period commenced by the filing of the German Notification, unless the FCO notifies Georgia-Pacific within the four-month waiting period that the acquisition satisfies the conditions for a prohibition and may not be consummated. The written approval by the FCO or the expiration of any applicable waiting period is required under applicable law to complete the Offer and the Merger and, therefore, is a condition to the Purchaser’s obligation to accept for payment and pay for Shares tendered to the Purchaser in the Offer. See Section 14—“Conditions of the Offer.”

Pakistan. Under the provisions of the Competition Merger Regulations of 2007 and Competition Act of 2010, the acquisition of Shares pursuant to the Offer must be reported to the Competition Commission of Pakistan (“CCP”). However, approval by the CCP or the expiration of any applicable waiting period is not a condition to the Purchaser’s obligation to accept for payment and pay for Shares tendered to the Purchaser in the Offer. See Section 14—“Conditions of the Offer.”

Spain. Under the provisions of Spanish Act 15/2007, of 3 July, on the Defence of Competition (Ley de Defensa de la Competencia), the acquisition of Shares pursuant to the Offer may only be completed if the acquisition is approved by the Spanish Competition Authority (Comisión Nacional de la Competencia, “SCA”), either by written approval or by expiration of a one-month waiting period starting from the filing by Georgia-Pacific (the “Spanish Notification”) with respect to the Offer, unless the SCA notifies Georgia-Pacific within the one-month waiting period of the initiation of an in-depth (“Phase II”) investigation. Pursuant to the Merger Agreement, Georgia-Pacific, the Purchaser and Buckeye will use their commercially reasonably best efforts to cause to be filed the Spanish Notification as promptly as reasonably practicable following the date of the Merger Agreement. If the SCA initiates a Phase II investigation, the acquisition of Shares pursuant to the Offer may only be authorized on competition grounds if the acquisition is approved by the SCA, either by written approval or by expiration of a two-month waiting period, which starts when the Council (Consejo) of the SCA decides to initiate the Phase II investigation. The written approval by the SCA or the expiration of any applicable waiting period is required under applicable law to complete the Offer and the Merger and, therefore, is a condition to the Purchaser’s obligation to accept for payment and pay for Shares tendered to the Purchaser in the Offer. See Section 14—“Conditions of the Offer.”

Taiwan. Based on Buckeye’s limited activities relating to Taiwan, Georgia-Pacific intends to make a formal request to the Taiwan Fair Trade Commission (“Taiwan FTC”) that it decline to exercise jurisdiction over the Offer pursuant to the Principles for Handling Applications of Extraterritorial Combinations (the “Waiver”). If the request for the Waiver is not granted, under the provisions of the Fair Trade Law of 1991, the acquisition of Shares pursuant to the Offer may only be completed if the acquisition is approved by the Taiwan FTC, either by written approval or by expiration of a 30-day period that is commenced by the filing by Georgia-Pacific of a complete notification to the Taiwan FTC with respect to the Offer, unless the Taiwan FTC notifies Georgia-Pacific within the initial 30-day waiting period of an extension of the waiting period for an additional 30 days. The grant of the Waiver, written approval by the Taiwan FTC, or the expiration of any applicable waiting period without the issuance by the Taiwan FTC of an objection to the acquisition of Shares pursuant to the Offer is required under applicable law to complete the Offer and the Merger and, therefore, is a condition to the Purchaser’s obligation to accept for payment and pay for Shares tendered to the Purchaser in the Offer. See Section 14—“Conditions of the Offer.”

Ukraine. Under the provisions of the Protection of Economic Competition Act of 11 January 2001 (“Competition Act”), the acquisition of Shares pursuant to the Offer may only be completed if the acquisition is approved by the Anti-Monopoly Committee of Ukraine (“AMC”), either by written approval or by expiration of a 45-day waiting period that begins upon submission of a complete application for approval of the Offer by Georgia-Pacific. If the AMC opens an investigation, there is an additional waiting period of three months from the date when the AMC receives all additionally requested information. If after this three-month waiting period there is no decision from the AMC, and the investigation is not suspended by the AMC, under certain limited circumstances as provided for by the Competition Act, the concentration is deemed to be approved. Pursuant to the Merger Agreement, Georgia-Pacific, the Purchaser and Buckeye will use their commercially reasonably best efforts to cause the application for approval to be filed as promptly as reasonably practicable following the date of the Merger Agreement. Written approval by the AMC or the expiration of any applicable waiting period without suspension of the investigation by the AMC or the issuance by the AMC of an objection to the acquisition of Shares pursuant to the Offer is required under applicable law to complete the Offer and the Merger and, therefore, is a condition to the Purchaser’s obligation to accept for payment and pay for Shares tendered to the Purchaser in the Offer. See Section 14—“Conditions of the Offer.”

16. Fees and Expenses

Except as set forth below, we will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares in the Offer.

The Purchaser has retained American Stock Transfer & Trust Company, LLC to act as the Depositary in connection with the Offer. The Depositary will receive reasonable and customary compensation for its services. The Purchaser has also agreed to reimburse the Depositary for certain reasonable out of pocket expenses and to indemnify the Depositary against certain liabilities in connection with its services, including certain liabilities under the federal securities laws.

The Purchaser has retained MacKenzie Partners, Inc. to act as the Information Agent in connection with the Offer. The Information Agent will receive reasonable and customary compensation for its services. The Purchaser has also agreed to reimburse the Information Agent for certain reasonable out of pocket expenses and to indemnify the Information Agent against certain liabilities in connection with its services, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to any broker or dealer or other person for making solicitations or recommendations in connection with the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding material to their clients.

17. Legal Proceedings

On May 1, 2013, a putative shareholder class action complaint was filed in the Court of Chancery of the State of Delaware, captioned James Beckett, Jr. v. Buckeye Technologies Inc., et. al., Case No. 8519-CS. The complaint names as defendants Buckeye, each member of the Buckeye board of directors (the “Individual Defendants”), Georgia-Pacific and the Purchaser. The complaint generally alleges that the Individual Defendants breached their fiduciary duties and that Georgia-Pacific and the Purchaser aided and abetted these purported breaches of fiduciary duties. The complaint includes, among other allegations, that the Individual Defendants failed to act in good faith and with due care to maximize the value of Buckeye to its shareholders. The relief sought includes, among other things, an injunction prohibiting the completion of the proposed transaction, rescission (to the extent the proposed transaction has been completed), and the payment of plaintiff’s attorneys’ fees and costs. Georgia-Pacific and the Purchaser believe that the complaint is without merit and intend to vigorously defend the action.

18. Miscellaneous

We are making the Offer to all holders of Shares other than Buckeye. We are not aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If the Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, the Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, the Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction.

No person has been authorized to give any information or to make any representation on our behalf not contained in this Offer to Purchase or in the Letters of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

We have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with the exhibits thereto, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, Buckeye has filed a Solicitation/Recommendation Statement on Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits thereto, setting forth its recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, may be examined and copies may be obtained in the manner set forth in Section 8—“Certain Information Concerning Buckeye” and Section 9—“Certain Information Concerning Georgia-Pacific and the Purchaser.”

GP Cellulose Group LLC

May 7, 2013

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS

The names of the managers and executive officers of Georgia-Pacific LLC (“Georgia-Pacific”) and the executive officers of GP Cellulose Group LLC (the “Purchaser”) and their present principal occupations or employment and material employment history for the past five years are set forth below. The Purchaser is indirectly managed by Georgia-Pacific. Unless otherwise indicated, each manager or executive officer has been so employed or held such position for a period in excess of five years and is a citizen of the United States. The business address of each of the directors and executive officers of Georgia-Pacific is c/o Georgia-Pacific LLC, 133 Peachtree St. NE, Atlanta, Georgia 30303 and the business address of each of the directors and executive officers of the Purchaser is c/o GP Cellulose Group LLC, 133 Peachtree St. NE, Atlanta, Georgia 30303.

Georgia-Pacific Managers and Executive Officers
Name	Position
Adams, Michael E.	Senior Vice President, Sourcing
Brehm, Julie A.	Senior Vice President of Human Resources
Darland, Tye G.	Senior Vice President, General Counsel and Secretary
Dossman, Jr., Curley M.	President—Georgia-Pacific Foundation
Fischer, Christian	Executive Vice President, Packaging
Hannan, James B.	President, Chief Executive Officer, and Manager
Hilarides, Roger J.	Senior Vice President, Compliance, Ethics and EHS
Jones, Wesley	Executive Vice President, Operations Excellence and Compliance, and Manager
Luetters, Mark E.	Executive Vice President, Building Products
Park, David G.	Senior Vice President of Strategy and Business Development
Price, Gary L.	Vice President—Taxes
Robison, Randal K.	Senior Vice President—Chief Information Officer
Walters, Kathleen A.	Executive Vice President—Consumer Products Group
Weidman, Sheila M.	Senior Vice President—Communications, Government & Public Affairs
Woolson, Tyler L.	Senior Vice President and Chief Financial Officer, and Manager

Purchaser Executive Officers
Name	Position
Darland, Tye G.	Vice President
Park, David G.	President
Woolson, Tyler L.	Vice President and Chief Financial Officer

Georgia-Pacific’s ultimate controlling person is Koch Industries, Inc., a Kansas corporation (“KII”). The business address of KII is 4111 East 37th Street North, Wichita, Kansas 67220. The names of the directors and executive officers of KII and their present principal occupations or employment and material employment history for the past five years are set forth below. Unless otherwise indicated, each director or executive officer has been so employed or held such position for a period in excess of five years and is a citizen of the United States. Unless otherwise indicated, the business address of each of the directors and executive officers of Georgia-Pacific is c/o Koch Industries, Inc., 4111 East 37th Street North, Wichita, Kansas 67220.

KII Directors and Executive Officers
Name	Position
Bushman, Randall A.	Vice President—Pension Management
Feilmeier, Steven J.	Executive Vice President, Chief Financial Officer and Director
Fink, Richard H.	Executive Vice President—Public Sector and Director
Gentry, Jeffrey N.	Director

Name	Position
Gibbens, Dale W.	Vice President—Human Resources
Hannan, James B.	Director
Holden, Mark V.	Senior Vice President, General Counsel & Secretary
Humphrey, Mark E.	Senior Vice President—Tax
Koch, Charles G.	Chairman of the Board, Chief Executive Officer and Director
Koch, C. Chase	Director
Koch, David H.	Executive Vice President—Chemical Technology and Director
Mahoney, James L.	Executive Vice President—Operations and Compliance and Director
Marshall, Elaine T.	Director
Mawer, Stephen P.	Senior Vice President—Supply & Trading
Moeller, Joseph W.	Vice Chairman and Director
Packebush, Steven L.	Vice President—Nitrogen
Pittenger, John C.	Senior Vice President—Corporate Strategy
Razook, Bradley J.	Director
Robertson, David L.	President, Chief Operating Officer and Director
Tatum, Steven E.	Vice President—Minerals

Michael E. Adams became Senior Vice President of Sourcing of Georgia-Pacific in 2009 and continues to serve in that role. Previously, Mr. Adams was President of Containerboard and Kraft of Georgia-Pacific beginning in 2007.

Julie A. Brehm became Senior Vice President of Human Resources of Georgia-Pacific in 2006 and continues to serve in that role.

Randall A. Bushman became Vice President—Pension Management of KII in 2009 and continues to serve in that role. Previously, Mr. Bushman was Vice President—Financial Services of KII from 2003 to 2009.

Tye G. Darland became Senior Vice President, General Counsel and Secretary of Georgia-Pacific in 2006 and continues to serve in those roles. Mr. Darland became Vice President of the Purchaser upon its formation in 2007 and continues to serve in that role.

Curley M. Dossman, Jr. became President of Georgia-Pacific Foundation in 1994.

Steven J. Feilmeier became Executive Vice President and Chief Financial Officer of KII in 2005 and continues to serve in those roles. Mr. Feilmeier became a director of KII in 2005 and continues to serve in that role.

Richard H. Fink became Executive Vice President—Public Sector of KII in 1997 and continues to serve in that role. Dr. Fink became a director of KII in 1997 and continues to serve in that capacity.

Christian Fischer became Executive Vice President, Packaging of Georgia-Pacific in 2007 and continues to serve in that role. Mr. Fischer is a citizen of Germany and Brazil.

Jeffrey N. Gentry became a Director of KII in 2005 and continues to serve in that role.

Dale W. Gibbens became Vice President—Human Resources of KII in 2003 and continues to serve in that role.

James B. Hannan became President and Chief Executive Officer of Georgia-Pacific in 2007 and continues to serve in those roles. Mr. Hannan became a director of KII in 2013 and a manager of Georgia-Pacific in 2006 and continues to serve in those roles. Mr. Hannan’s business address is c/o Georgia-Pacific LLC, 133 Peachtree St. NE, Atlanta, Georgia 30303.

Roger J. Hilarides became Senior Vice President of Compliance, Ethics and EHS (Environmental, Health & Safety) of Georgia-Pacific in 2009 and continues to serve in that role. Previously, Mr. Hilarides was the Senior Director of Environmental Affairs of Georgia-Pacific beginning in 2008.

Mark V. Holden became Senior Vice President, General Counsel & Secretary of KII in 2006 and continues to serve in those roles.

Mark E. Humphrey became Senior Vice President—Tax of KII in 2006 and continues to serve in that role.

Wesley Jones became Executive Vice President, Operations Excellence and Compliance of Georgia-Pacific in 2011 and continues to serve in that role. Prior to that, Mr. Jones became Senior Vice President of Operations Excellence and Compliance of Georgia-Pacific in 2007. Mr. Jones became a manager of Georgia-Pacific in 2007 and continues to serve in that role.

Charles G. Koch became Chairman of the Board and Chief Executive Officer of KII in 1967 and continues to serve in those roles. Mr. Koch became a director of KII in 1962 and continues to serve in that role.

C. Chase Koch became Senior Vice President of Koch Agronomic Services, LLC, a KII subsidiary, in 2012 and continues to serve in that role. Previously, Mr. Koch held a number of positions with wholly-owned subsidiaries of KII since 2003. Mr. Koch was appointed as a Director of KII in 2013 and continues to serve in that role.

David H. Koch became Executive Vice President—Chemical Technology of KII in 1981 and continues to serve in that role. Mr. Koch became a Director of KII in 1967 and continues to serve in that role.

Mark E. Luetters became Executive Vice President, Building Products of Georgia-Pacific in 2013 and continues to serve in that role. Previously, Mr. Luetters was the President of Wood Products of Georgia-Pacific beginning in 2009.

James L. Mahoney became Executive Vice President—Operations and Compliance of KII in 2007 and continues to serve in that role. Mr. Mahoney became a director of KII in 2007 and continues to serve in that role.

Elaine T. Marshall became a Director of KII in 2006 and continues to serve in that role.

Stephen P. Mawer became Senior Vice President—Supply & Trading of KII in 2006 and continues to serve in that role.

Joseph W. Moeller became Vice Chairman of KII in 2007 and continues to serve in that role. Mr. Moeller became a Director of KII in 1987 and continues to serve in that role.

Steven L. Packebush became Vice President—Nitrogen of KII in 2006 and continues to serve in that role.

David G. Park became Senior Vice President—Strategy and Business Development of Georgia-Pacific in 2006 and continues to serve in that role. Mr. Park became President of the Purchaser as of the date of its formation in 2007 and continues to serve in that role.

John C. Pittenger became Senior Vice President—Corporate Strategy of KII in 2002 and continues to serve in that role.

Gary L. Price became Vice-President—Taxes of Georgia-Pacific in 2006 and continues to serve in that role.

Bradley J. Razook became President and Chief Executive Officer of Flint Hills Resources, LLC, a wholly-owned subsidiary of KII, in 2005 and continues to serve in that role. Mr. Razook became a director of KII in 2013 and continues to serve in that role.

David L. Robertson became President and Chief Operating Officer of KII in 2005 and continues to serve in those roles. Mr. Robertson became a director of KII in 2005 and continues to serve in that role.

Randal K. Robison became Senior Vice President—Chief Information Officer of Georgia-Pacific in 2006 and continues to serve in that role.

Steven E. Tatum became Vice President—Minerals of KII in 2009 and continues to serve in that role. Mr. Tatum became President of Koch Minerals, LLC, a wholly-owned subsidiary of KII, in 2008 and continues to serve in that role.

Kathleen A. Walters has been Executive Vice President—Consumer Products Group of Georgia-Pacific since 2012. Prior to that, Ms. Walters was Executive Vice President—Global Consumer Products of Georgia-Pacific beginning in 2007.

Sheila M. Weidman became Senior Vice President—Communications, Government & Public Affairs of Georgia-Pacific in 2009 and continues to serve in that role.

Tyler L. Woolson became Senior Vice President and Chief Financial Officer of Georgia-Pacific in 2006 and continues to serve in those roles. Mr. Woolson became a manager of Georgia-Pacific in December 2006 and continues to serve in that role. Mr. Woolson became Vice President and Chief Financial Officer of the Purchaser as of the date of its formation in 2007 and continues to serve in that role.

SCHEDULE II

SUPPORTING SHAREHOLDERS

In connection with the Merger Agreement, each of the shareholders set forth below entered into a separate Letter Agreement, dated as of April 23, 2013, with Georgia-Pacific and the Purchaser.

Name

Charles S. Aiken

Shannon A. Brown

George W. Bryan

R. Howard Cannon

Red Cavaney

John B. Crowe

Sheila Jordan Cunningham

Steven G. Dean

Douglas L. Dowdell

David B. Ferraro

Katherine Buckman Gibson

Lewis E. Holland

Paul N. Horne

Marko M. Rajamaa

Terrence M. Reed

Virginia B. Wetherell

Facsimile copies of the Letter of Transmittal for Shares and the Letter of Transmittal for Employee Restricted Shares, properly completed and duly signed, will be accepted. The Letters of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of Buckeye or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below.

If delivering by mail: American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042

If delivering by hand, express mail, courier

or any other expedited service:

American Stock Transfer & Trust Company, LLC

Operations Center

Attn: Reorganization Department

6201 15th Avenue

Brooklyn, New York 11219

For assistance call (877) 248-6417 or (718) 921-8317

Questions and requests for assistance or additional copies of this Offer to Purchase, the Letters of Transmittal, the Notice of Guaranteed Delivery and the Guidelines for Certification of Taxpayer Identification on Form W-9 may be directed to the Information Agent at the location and telephone number set forth below. Shareholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: tenderoffer@mackenziepartners.com